EXHIBIT 10.3

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

BY AND AMONG

GLOBAL POWER EQUIPMENT GROUP INC.,

KOONTZ-WAGNER HOLDINGS, LLC

AND

HIGH STREET CAPITAL III SBIC, L.P.

AS OF JULY 14, 2012

1

TABLE OF CONTENTS

1. PURCHASE AND SALE OF MEMBERSHIP INTERESTS.	1

The Membership Interests	1

Consideration	1

The Closing	2

Purchase Price Adjustment	3

2. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER.	5

Authorization	5

Title to Membership Interests	5

No Violation or Approval	5

Litigation	5

Voorde Facility	6

Brokers	7

3. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.	7

Organization	7

Capitalization	7

Subsidiaries	7

No Violation or Approval; Consents	7

Financial Statement and Undisclosed Liabilities	8

Absence of Changes; Operations in Ordinary Course	8

Taxes	9

Title to Properties	11

Operations in Conformity with Laws	12

Benefit Plans; Employees	12

Intellectual Property	15

Environmental Matters	16

Material Contracts	17

Transactions with Affiliates	19

Litigation	19

Insurance	19

Accounts Receivable	20

Inventory	20

Warranties	20

Union	20

i

Accounts Payable	20

Customers and Suppliers	20

Compliance Matters	21

Brokers	22

4. REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER.	22

Organization	22

Authorization	22

No Violation or Approval	22

Litigation	22

Investment Representation	23

Financing	23

Buyer’s Examination	23

Brokers	23

5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.	23

Representations and Warranties	23

Performance of Obligations	23

No Material Adverse Effect	23

Officer’s Certificate	24

Injunctions	24

Payoff Letters	24

Good Standing Certificates	24

Counterparts	24

Resignation of Directors and Officers	24

Secretary’s Certificate	24

FIRPTA Certificate	25

Required Consents	25

Continuation of Employment	25

General	25

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.	25

Representations and Warranties	25

Performance of Obligations	25

Officer’s Certificate	25

Injunctions	25

Secretary’s Certificate	26

Good Standing Certificates	26

Counterparts	26

General	26

7. COVENANTS OF THE PARTIES.	26

Access to Premises and Information	26

Conduct of Business Prior to Closing	26

Exclusivity	27

Preparation for Closing	27

Confidentiality and Announcements	27

Business Records	28

Regulatory and Other Authorizations and Consents	29

Further Assurances; Consents	29

Supplemental Schedules	29

Tax Matters and Tax Allocations	30

Directors and Officers Indemnification and Insurance	32

Non-Competition; Non-Solicitation	32

Remedies	35

Employee Matters	35

7.15. Certain Environmental Matters.	36

8. INDEMNIFICATION	36

Survival of Representations, Warranties, Covenants and Indemnities	36

Indemnity by the Seller	37

Indemnity by the Buyer	37

Limitations on Indemnity	38

Matters Involving Third Parties	39

Certain Other Indemnity Matters	40

Procedure for Resolving Disputes Involving Specified Product Claims	41

Miscellaneous	41

9. TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.	42

Termination	42

Effect of Termination	42

10. DEFINITIONS.	42

11. MISCELLANEOUS.	52

Notices	53

Expenses of Transaction	54

Entire Agreement	54

Severability	54

Amendment	54

Parties in Interest	55

Assignment	55

Governing Law	55

Consent to Jurisdiction	55

Waiver of Jury Trial	55

Reliance	56

Attorneys’ Fees	56

Specific Enforcement	56

No Waiver	56

Negotiation of Agreement	56

Construction	56

Headings	57

Counterparts	57

Exhibits and Disclosure Schedule

Exhibit 1.2(d) – Illustrative Initial Purchase Price Calculation

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Voorde Lease Agreement

Exhibit D – Intentionally Deleted

Exhibit E – Form of Intellectual Property License Agreement

Disclosure Schedules

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (this “Agreement”) is made as of this 14th day of July, 2012, by and among Global Power Equipment Group Inc., a Delaware corporation (the “Buyer”), Koontz-Wagner Holdings LLC, a Delaware limited liability company (“Seller”), and solely for the purpose of Sections 7.12(b)(2) and 7.12(c) hereof, High Street Capital III SBIC, L.P., a Delaware limited partnership (“High Street”). Certain capitalized undefined terms have the meanings ascribed to them either in the specific section of this Agreement or Article 10 hereof.

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of Koontz-Wagner Custom Controls Holdings LLC, an Indiana limited liability company (the “Company”); and

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the Membership Interests in exchange for the Purchase Price.

NOW, THEREFORE, in consideration of these premises, the respective covenants of the Buyer and the Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PURCHASE AND SALE OF MEMBERSHIP INTERESTS.

1.1 The Membership Interests. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer the Membership Interests, and the Buyer agrees to purchase from the Seller, at the Closing, the Membership Interests, for the consideration specified in Section 1.2.

1.2 Consideration. The aggregate consideration to be paid by the Buyer to the Seller for the Membership Interests shall equal (such amount, the “Purchase Price”): (i) the Initial Purchase Price, plus or minus (as determined by Section 1.4(f)) the (ii) Final Net Working Capital Adjustment.

(a) Initial Purchase Price. The purchase price to be paid by the Buyer to the Seller at the Closing for the Membership Interests will be in cash and will equal: (i) Thirty One Million Five Hundred Thousand Dollars ($31,500,000.00), (ii) minus the Estimated Net Debt (iii) plus the Positive Net Working Capital Adjustment or minus the Negative Net Working Capital Adjustment, (iv) minus any accrued Transaction Expenses as of the Closing which have not been paid by the Seller pursuant to Section 1.3(b) or which have not been paid prior to the Closing by the Company or accrued on the Estimated Net Working Capital Statement (such amounts in clauses (i) through (iv), the “Initial Purchase Price”). After the Closing, the Initial Purchase Price will be further adjusted as provided in Section 1.4(f).

(b) Net Debt. “Net Debt” means all Indebtedness of the Company less the amount of cash held by the Company (which cash amount shall include overdrafts and any outstanding checks and deposits and may be either a positive or negative number), in each case, immediately before the Closing, all determined on a book basis and in accordance with GAAP and consistent with past practice. Not more than five business days but not less than two business days prior to the Closing Date, the Seller will deliver to the Buyer a statement (the “Estimated Net Debt Statement”) reflecting the then good faith estimate of the Seller of the Net Debt as of the Closing Date (the “Estimated Net Debt”).

(c) Estimated Net Working Capital Adjustment. Not more than five business days but not less than two business days prior to the Closing Date, the Seller will deliver to the Buyer a statement (the “Estimated Net Working Capital Statement”) reflecting the then good faith estimate of the Seller of the Net Working Capital as of the Closing (the “Estimated Net Working Capital”). In the event that the Estimated Net Working Capital exceeds $2,500,000.00, the Initial Purchase Price shall be increased by the excess (the “Positive Net Working Capital Adjustment”. In the event that the Estimated Net Working Capital is less than $2,500,000.00, the Initial Purchase Price shall be decreased by the shortfall (the “Negative Net Working Capital Adjustment”).

(d) Example of Initial Purchase Price. For illustrative purposes, attached as Exhibit 1.2(d) is a hypothetical calculation of the Initial Purchase Price. However, the parties acknowledge that the actual Initial Purchase Price, as calculated in accordance with this Agreement, may vary substantially based on the actual Net Debt, Transaction Expenses and Closing Net Working Capital.

1.3 The Closing. Unless the Buyer and the Seller otherwise agree in writing, the closing (the “Closing”) will be held as soon as practicable, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles 5 and 6 other than the conditions that will be satisfied by delivery of documents at the Closing (the “Closing Date”). The Closing will be held at the offices of Gould & Ratner LLP, 222 N. LaSalle Street, Eighth Floor, Chicago, Illinois at 10:00 a.m. or at such other place as the Buyer and the Seller may mutually agree. Subject to the terms and conditions of this Agreement, at the Closing the following transactions will take place:

(a) The Seller will deliver to the Buyer an instrument of assignment transferring all Membership Interests (which are uncertificated) representing all of the Membership Interests, together with separate powers duly executed in blank.

(b) The Buyer will pay the Initial Purchase Price by wire transfer of immediately available funds as follows: (i) $5,000,000.00 (the “Escrow Funds”) to an account maintained pursuant to an agreement in the form set forth as Exhibit A (the “Escrow Agreement”) with Wells Fargo Bank, National Association (the “Escrow Agent”) to satisfy any indemnification claims made pursuant to Article 8, and (ii) the balance to an account or accounts designated by the Seller on behalf of the Seller, the Company and/or the Lenders.

(c) Seller will pay all of the Transaction Expenses incurred by the Seller and the Company in connection with the transactions contemplated by this Agreement that have not been paid prior to the Closing or otherwise accrued as a component of Closing Net Working Capital;

(d) The Buyer will, or will cause the Company to, pay in full all Indebtedness of the Company as of immediately prior to the Closing pursuant to the payoff letters delivered pursuant to Section 5.6; and

(e) Each party will deliver to the other such certificates, and other documents as are contemplated hereby or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

1.4 Purchase Price Adjustment. As soon as practicable and in any event not later than forty-five (45) days after the Closing Date, the Buyer will cause the Company’s senior management or outside accountants selected by Buyer, at the expense of the Company, to prepare and deliver to the Seller and the Buyer (i) a statement (the “NWC Statement”) setting forth in reasonable detail the determination of the Net Working Capital of the Company as of immediately prior to the Closing based on a balance sheet as of the Closing and without giving effect to any of the transactions contemplated by this Agreement (the “Closing Net Working Capital”) and (ii) a statement (the “ND Statement”) setting forth in reasonable detail the determination of the Net Debt of the Company as of immediately prior to the Closing (the “Closing Net Debt”). The NWC Statement and ND Statement will be prepared in accordance with GAAP and consistent with past practices. The ND Statement will be prepared based on the actual amount of Indebtedness. The Buyer will cause the Company to give the Seller and its authorized representatives reasonable access to all books, records, work papers, personnel, office and other facilities and property of the Company as the Seller may require in order to review the NWC Statement and the ND Statement.

(f) The NWC Statement and the ND Statement will be final, conclusive and binding on the parties unless the Seller provides the Buyer a written notice (a “Dispute Notice”) no later than the thirtieth (30th) day after delivery of the NWC Statement and the ND Statement (the “Review Period”) setting forth in reasonable detail (i) any item on the ND Statement which the Seller believes has not been properly calculated, and/or (ii) any item on the NWC Statement which the Seller believes has not been prepared in accordance with the definition of Net Working Capital. Any item or amount as to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

(g) If the Seller delivers a Dispute Notice to the Buyer within the 30-day period described above, the parties will use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Working Capital and/or the Closing Net Debt, as applicable.

(h) If after fifteen (15) days following delivery of the Dispute Notice, the Buyer and the Seller have not resolved the disputed items or amounts in order to determine the Closing Net Working Capital and/or the Closing Net Debt (as applicable), then within ten (10) days after the end of such 15-day period, either the Buyer or the Seller may provide written notice to the other that it elects to submit the disputed items to Crowe Horwath LLP or another recognized independent accounting firm chosen jointly by the

Buyer and Seller (the “Referee”). Each party will then, according to a timetable selected by the Referee, submit to the Referee its position as to the amount of the Closing Net Working Capital and/or the Closing Net Debt, as applicable. Based on the positions of the Buyer and the Seller, as submitted to the Referee, the Referee will then select one of the two positions as to the amount of the Closing Net Working Capital and/or Closing Net Debt. In selecting the position, the Referee will select the position that is closest to the correct amount of the Closing Net Working Capital and/or Closing Net Debt, as applicable, as determined by the Referee; provided, however, in the event that the Seller disputes both the Closing Net Working Capital and Closing Net Debt, the Referee will select the position of the party whose positions with respect to both Closing Net Working Capital and Closing Net Debt are in the aggregate closest to the Closing Net Working Capital and Closing Net Debt, as determined by the Referee. Seller shall pay a portion of the fees and expenses of the Referee equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount of disputed items submitted to the Referee that are resolved in favor of Buyer (that being the difference between the Referee’s determination and the Seller’s determination) and the denominator of which is the total amount of disputed items submitted to the Referee (that being the sum total by which Buyer’s determination and the Seller’s determination differ from the determination of the Referee). Buyer shall pay that portion of the fees and expenses of the Referee that Seller is not required to pay hereunder. Each of the Buyer and Seller agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than forty-five (45) days after the selection of the Referee. The decision of the Referee shall be final, conclusive and binding on the parties.

(i) “Final Net Debt” means the Closing Net Debt, as finally determined in accordance with this Section 1.4. “Final Net Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Net Debt minus the Estimated Net Debt.

(j) “Final Net Working Capital” means the Closing Net Working Capital, as finally determined in accordance with this Section 1.4. “Final Net Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Final Net Working Capital minus the Estimated Net Working Capital.

(k) The “Purchase Price Adjustment” will equal the sum of (i) the Final Net Working Capital Adjustment minus the Final Net Debt Adjustment plus (ii) interest on the amount described in clause (i) at the rate of 6% per annum (compounded on a 30 day-monthly basis) from and including the Closing Date through the date of payment under this Section 1.4. If the Purchase Price Adjustment is a positive number, the Buyer will pay to the Seller in cash an amount equal to the Purchase Price Adjustment within five business days after (i) the end of the Review Period pursuant to Section 1.4(a), if no Dispute Notice is delivered, or (ii) the determination of the Final Net Working Capital and/or Final Net Debt (as applicable) by the Referee in accordance with Section 1.4(c). If the Purchase Price Adjustment is a negative number, the Seller will pay to the Buyer in cash (i.e., not requiring the Buyer to seek recourse against the Escrow Funds) an amount equal to the absolute value of the Purchase Price Adjustment within five business days after (i) after the end of the Review Period pursuant to Section 1.4(a), if no Dispute Notice is delivered, or (ii) the determination of the Final Net Working Capital and/or Final Net Debt (as applicable) by the Referee in accordance with Section 1.4(c).

2. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date that, except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto (the “Disclosure Schedule”):

2.1. Authorization. Seller has the legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

2.2. Title to Membership Interests. Seller is the sole record and beneficial owner of, and has good and valid title to, the Membership Interests, free and clear of any Lien, except for restrictions on transfer (a) contained in the Operating Agreement and that will be satisfied on or before Closing, (b) imposed by applicable securities laws and (c) imposed by agreements with the Lenders, which will be satisfied in connection with the Closing. Seller is not party to any option, warrant, purchase right or other contract or commitment that requires Seller to sell, transfer or otherwise dispose of any membership interests of the Company, except for this Agreement.

2.3. No Violation or Approval. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any statute applicable to Seller, (b) any agreement to which Seller is a party or by which Seller or any of Seller’s Membership Interests or other assets is bound, or (c) any Order of any Governmental Authority having jurisdiction over Seller or any of Seller’s Membership Interests or other assets. No consent, approval, Order or authorization of, or filing with, any Governmental Authority or any other Person is required of Seller in connection with the execution and delivery by Seller of this Agreement or the consummation of any of the transactions contemplated hereby, except for any consent of its Lenders, which has been obtained prior to the Closing, or any consent where the failure of Seller to obtain such consent would not materially and adversely affect the Seller’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement or otherwise prevent Seller from performing in all material respects any of its obligations under this Agreement.

2.4. Litigation. As of the date hereof, there is no Action against, or to the knowledge of Seller threatened against or affecting, Seller or its properties, assets or business, before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

2.5. Voorde Facility. Subject to the exceptions set forth below, Seller owns fee simple title to the real property located at 3801 Voorde Drive, South Bend, Indiana, used in part for, and necessary for the conduct of, the business of the Company as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Voorde Facility”). Except as set forth in Schedule 2.5 of the Disclosure Schedules (the “Title Exceptions”):

(a) Seller has good and marketable fee simple title to the Voorde Facility, free and clear of all Liens, other than the Permitted Liens and Title Exceptions;

(b) there are no unrecorded outstanding options, rights of first offer, rights of first refusal to purchase or other contractual rights to purchase, acquire, sell, assign or dispose of the Voorde Facility or any portion thereof or interest therein;

(c) Seller has not received any written notice from any insurance company that has issued a policy with respect to the Voorde Facility requiring performance of any structural or other repairs or alterations to the Voorde Facility;

(d) no construction activities in excess of $25,000 have occurred with respect to the Voorde Facility within in the past nine (9) month period and all amounts owed with respect to any construction activities completed before such nine (9) month period have been paid in full; and

(e) to Seller’s Knowledge, the Voorde Facility is capable of being subdivided to separate the approximately 65,000 square feet of space used by the Company from the approximately 43,000 square feet of remaining space in the Voorde Facility building that will not be leased by the Company pursuant to the Voorde Lease Agreement; and, on or before 60 days after the Closing Date, subject to force majeure and other unexpected and unforeseen delays or subject to any required permitting or building code and inspection requirements, at Seller’s sole cost and expense (except for unknown or unexpected additional requests of Buyer, which are not identified in the Voorde Lease Agreement), the Voorde Facility will be subdivided and operational to allow the continued operation of the business of the Company as a separate functional unit within the Voorde Facility building, without material interruption or interference with the business of the Company, in substantially the same manner as existed prior to the Closing, it being understood and agreed Seller shall involve Buyer in all material aspects of the planning and implementation of the construction work associated with such subdivision provided that such involvement by Buyer shall not materially increase the planned cost or timing of the subdivision and shall not interfere with Seller’s other businesses.

(f) For the avoidance of doubt, nothing contained herein shall in any way prohibit Seller from selling the parcel subject to the Voorde Lease Agreement.

2.6. Brokers. All fees and expenses of any broker or finder engaged by Seller or the Company in connection with the transactions contemplated by this Agreement will be paid by the Company at, or prior to, the Closing or such fees will be Transaction Expenses. Except for those fees paid at, or prior to, the Closing, neither the Seller nor the Company has any liability for any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as of the date hereof that, except as set forth in the correspondingly numbered section of the Disclosure Schedule:

3.1. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana. The Company has full power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as could not be reasonably expected to have a Material Adverse Effect. The Company has made available to the Buyer a true, complete and correct copy of the Company’s organizational documents, each as in effect on the date hereof (collectively, the “Company Charter Documents”).

3.2. Capitalization. Seller is the sole owner of all of the Membership Interests. All of such issued and outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any Law or of the preemptive rights of any securityholder or member and are held of record by the Seller. There is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call, pledge or other obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any Membership Interests or other securities convertible into or exchangeable for capital ownership interests of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any unit appreciation or similar right.

3.3. Subsidiaries. The Company has no, and has never had any, subsidiary or ownership interest in any other entity.

3.4. No Violation or Approval; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any of the Company Charter Documents, (b) any statute applicable to the Company, (c) any material agreement to which the Company is a party or by which the Company or any of its respective assets are bound, or (d) any Order of any Governmental Authority having jurisdiction over the Company or any of its assets. No material notification, consent, waiver, approval, Order or authorization of, or filing with, any Governmental Authority or Person is required in connection with the execution and delivery by the Seller or the Company of this Agreement or the consummation by the Seller or the Company of the transactions contemplated hereby, except for any required consent of Lenders, which consent shall have been obtained prior to Closing.

3.5. Financial Statement and Undisclosed Liabilities.

(a)	The Seller has furnished the Buyer with copies of the following financial statements of the Company: (i) the unaudited internally prepared balance sheet of the Company for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 and the related statements of income for the fiscal years of the Company ended on each such date (the “Unaudited Financial Statements”), and (ii) the unaudited internally prepared balance sheet as of June 30, 2012 (the “Reference Balance Sheet Date”) and the related statements of income for the six month period ended on such date (the “Unaudited Monthly Financial Statement” and, collectively with the Unaudited Financial Statements, and the Reference Balance Sheet, the “Financial Statements”). The Financial Statements (i) present fairly the financial position of the Company and the results of operations of the Company as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) except as set forth in Schedule 3.5(a) of the Disclosure Schedule, were prepared in accordance with GAAP and on a consistent basis throughout the periods covered thereby, subject, in the case of the Reference Balance Sheet and the Unaudited Monthly Financial Statements, to the absence of footnotes and normal year-end adjustments.

(b)	Undisclosed Liabilities; Indebtedness. Except as set forth in Schedule 3.5(b) of the Disclosure Schedule, (i) as of the Closing Date, the Company does not have any existing liability (whether absolute, accrued or contingent) required to be disclosed on a balance sheet pursuant to GAAP, except for (w) liabilities reflected, reserved against, or disclosed in the Unaudited Monthly Financial Statement, (x) liabilities under Contracts, Permits and compliance with Law, in each case, for ordinary course performance of obligations thereunder and (y) liabilities incurred after the Reference Balance Sheet Date in the Ordinary Course of Business; and (ii) except for Indebtedness under the Credit Agreements, which will be paid off in full at Closing, there is no Indebtedness of the Company.

3.6. Absence of Changes; Operations in Ordinary Course

(c)	No Material Adverse Change. Since the Reference Balance Sheet Date: (i) the Company has not suffered any damage, destruction or loss (whether or not covered by insurance), other than such damages, destruction and loss as did not individually or in the aggregate have a Material Adverse Effect; and (ii) there has been no material change in the condition, assets or business of the Company other than in the Ordinary Course of Business.

(d)	Operations in Ordinary Course. Since the Reference Balance Sheet Date and except as set forth in Schedule 3.6(b) of the Disclosure Schedules, the Company has not committed to or agreed to do any of the following: (i) increased the compensation (including bonuses) payable on or after the date hereof, or to become payable on or after the date hereof, to any director or executive officer of the Company; (ii) declared or paid any distributions (excluding disclosed tax distributions) or dividends, issued, purchased or redeemed any membership interests of its equity capital or any convertible securities into or exchangeable for any of its equity securities, or made any other distributions to its member; (iii) granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity capital; (iv) incurred, assumed, or guaranteed any liabilities or Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business; (v) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, any material asset, (vi) amended the Company Charter Documents; (vii) sold, assigned or transferred any portion of its Intellectual Property, except in the Ordinary Course of Business, or (viii) sold, assigned or transferred any portion of its tangible assets outside the Ordinary Course of Business having a value in excess of $50,000.

(e)	Other than as set forth on Schedule 3.6(a) or Schedule 3.6(b) of the Disclosure Schedules, since the Reference Balance Sheet Date, the Company has not taken any material action with respect to its condition, assets or business other than in the Ordinary Course of Business.

3.7. Taxes.

(f)	Tax Returns. The Company (or Seller on behalf of the Company) has timely and properly filed with the appropriate Taxing Authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed. All Taxes of the Company required to be paid by the Company (or Seller on behalf of the Company) as of the date hereof, whether or not shown on any Tax Return, have been fully and timely paid unless contested in good faith with appropriate reserves and disclosed on Schedule 3.7(a) or as noted on the face of the NWC Statement, and all Taxes of the Company (or Seller on behalf of the Company) required to be paid by the Company (or Seller on behalf of the Company) through the Closing Date, whether or not shown on any Tax Return, will be paid prior to the Closing Date. No written claim has been made, or to Seller’s Knowledge, threatened to be made, by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company (or Seller on behalf of the Company) is or may be subject to Taxation by that jurisdiction. There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on the Membership Interests, or on any of the properties or assets of the Company.

(g)	Withholding. All Taxes that the Company (or Seller on behalf of the Company) was or is required to withhold or collect have been withheld and collected and have been paid over to the proper Taxing Authorities.

(h)	Disputes. Since July 25, 2008, the Seller and the Company have not received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Company (or Seller on behalf of the Company).

(i)	Waivers. Neither the Seller, nor the Company have current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or have agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. Neither the Seller, nor the Company are currently the beneficiary of any extension of time with which to file any Tax Return.

(j)	Affiliated Groups. The Company is not a party to any Tax allocation or sharing agreement of any kind whatsoever, including among members of an affiliated group filing a consolidated, combined, or entity Tax Return.

(k)	Section 280G. Except as set forth in Schedule 3.7(g) of the Disclosure Schedules, the Company is not a party to any Contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of the transactions contemplated by this Agreement pursuant to Section 280G of the Code, or be subject to Tax under Section 4999 of the Code and no benefit under any Company Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

(l)	Neither Seller nor the Company is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)

Since the formation of Company and through the Closing Date, (i) the Company has been treated as a disregarded entity for U.S. federal and applicable state and local income Tax purposes and neither Company or any other Person on such Company’s behalf has made an election to be treated as other than a disregarded entity pursuant to Treasury Regulation

Section 301.7701-3 (or any similar provision of applicable state or local Tax law); and (ii) the Company is not (nor has it ever been) a publicly traded partnership under Section 7704 of the Code.

(n)	To Seller’s Knowledge, none of the activities of Company give rise to the creation of permanent establishments in foreign countries for Tax purposes.

(o)	None of the representations contained in this Section 3.7 shall apply with respect to any Transaction Tax Benefit or any other transaction occurring after the Closing Date and each shall be interpreted as if there were no such Transaction Tax Benefits or other transaction.

3.8. Title to Properties

(a) The Company does not currently own, nor has the Company ever owned, any real property. The Leased Real Property consists of all of the real property that has ever been leased by the Company.

(b) Schedule 3.8(b) of the Disclosure Schedule sets forth a list of all leases of real property to which the Company is a party as of the date of this Agreement (the “Leases”). The Company has delivered to Buyer true and complete copies of the Leases. Each of the Leases is a legal, valid, binding and enforceable obligation of the Company and in full force and effect and the Company has paid all required rent and other charges under the Leases. No action has been taken or omitted by the Company and, to the Seller’s Knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease by any party. The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Ameritech Drive leased property set forth on Schedule 3.8(b) of the Disclosure Schedule and the portion of the Voorde Facility which will be leased to the Company at the Closing pursuant to the Voorde Lease Agreement (collectively, the “Leased Real Property”) or any portion thereof, nor has the Company pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property except to the Lender or as otherwise contemplated by the Lease. Neither Seller nor the Company has guaranteed (or assumed any guarantee of a prior tenant) any payment or performance obligations of the landlord(s) under any Lease, with respect to any financing related to or secured by the real property underlying such Lease. The Leased Real Property is to Seller’s Knowledge sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted by the Company prior to the Closing (in all such cases, assuming the same level of business activities). The Leased Real Property and buildings, fixtures and improvements thereon (i) are in normal operating condition without known and obvious material structural defects, and all material mechanical and other systems located thereon are in normal operating condition, and to Seller’s Knowledge no condition exists requiring material repairs, alterations or corrections, except for ordinary, routine maintenance and repairs that are not material in nature or cost and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. All building permits, certificates of occupancy, business licenses, and all other licenses and permits required in connection with the construction, use or occupancy of the Leased Real Property by Seller, except for any such permits pertaining to the Leased Real Property where obtaining and maintaining such permits are the responsibility of the owner of the Leased Real Property, have been obtained unless the failure to have such a permit will not require any material expenditure or require cessation of operations, are in effect and in good standing. Neither Seller nor the Company has received any written notice of and to the Seller’s Knowledge there are no (i) violations of building codes and/or zoning ordinances or other Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to have a Material Adverse Effect on the Company’s operations. To Seller’s Knowledge, neither the whole nor any material portion of any of the Leased Real Property has been damaged or destroyed by fire or other casualty. Buyer and its agents have inspected the Leased Real Property and this representation is qualified by their actual demonstrable knowledge of any misrepresentation.

(c) The Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by them on the Reference Balance Sheet, free and clear of all Liens (other than Permitted Liens and Liens in favor of the Lenders which will be extinguished at Closing). All material personal property shown to be owned or leased by the Company on the Reference Balance sheet (i) comprises all material personal property used in the conduct of the business as presently conducted and (ii) has been maintained in accordance with the Company’s normal practices and is in usable condition for the operation of the business substantially in the same manner it is now conducted, ordinary wear and tear excepted. The Company’s assets and personal property (x) are sufficient for the continued conduct of its business by the Buyer after the Closing in substantially the same manner as the Company’s business has been conducted prior to the Closing and (y) constitute in the aggregate substantially all of the rights, property and assets necessary to the conduct the Company’s business substantially in the same manner as currently conducted.

3.9. Operations in Conformity with Laws. The Company: (a) is not in violation of, or in default under, any of the Company Charter Documents and (b) is not in material violation of, or in default under, any Law or Order. All material governmental or regulatory licenses and permits, certifications, accreditations, or other authorizations or consents of a Governmental Authority necessary in connection with the operations of the Company are in full force and effect. Schedule 3.9 of the Disclosure Schedule sets forth all claims, investigations, lawsuits or administrative proceedings pending, or, to the Seller’s Knowledge, threatened against the Company.

3.10. Benefit Plans; Employees.

(a) Company Plans. Schedule 3.10(a) of the Disclosure Schedule sets forth a list of all employee benefit plans (other than the Multi-Employer Plans listed in Schedule 3.10(c) of the Disclosure Schedule) as defined in Section 3(3) of ERISA, and all other severance pay, salary continuation, bonus, incentive, option, retirement, pension, profit sharing or deferred compensation plans, of any kind (other than the Multi-Employer Plans listed in Schedule 3.10(c) of the Disclosure Schedule), to which the Seller or Company has any liability, and that are maintained by the Company or to which the Company contributes or is required to contribute, or with respect to which the Company has any liability for premiums or benefits and that benefit any employee or former employee of the Company (a “Company Plan”). Seller has delivered to Buyer true and correct copies of (i) all plan documents or summary plan descriptions for each Company Plan listed in Schedule 3.10(a) of the Disclosure Schedule, (ii) all rulings and determination letters or National Office Opinion Letters from the IRS with respect to any Company Plans, (iii) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Company Plan, (iv) the three (3) most recent annual returns on Form 5500 for each Company Plan for which such returns are required to be filed, including all attachments and audited financial statements, if any, and (v) all currently effective contracts relating to each Company Plan, including service provider agreements and record keeping agreements. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) was operated in good faith compliance with Section 409A of the Code and all applicable IRS guidance between January 1, 2005 and December 31, 2008, and has complied in all material respects in form and operation with the requirements of Section 409A of the Code since January 1, 2009.

(b) Plan Qualification; Plan Administration. (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a favorable determination letter from the IRS within the past six (6) years or is a prototype or volume submitter plan which has received a favorable opinion letter, or corrective action may be taken pursuant to Rev. Proc. 2008-50 to cure any qualification defect with respect to any such Company Plan without material liability to the Company; (ii) each Company Plan is in compliance in all material respects with applicable Law, and (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Company Plan that is a Welfare Plan subject to such provisions.

(c) All Contributions and Premiums Paid. To Seller’s Knowledge, all required contributions, assessments and premium payments on account of each Company Plan, and each of the Multi-Employer Plans listed in Schedule 3.10(c) of the Disclosure Schedule, have been timely paid or reserved for, and all monies withheld from employee paychecks with respect to such Company Plans and Multi-Employer Plans have been transferred to the appropriate plan within the time applicable regulations specify.

(d) Claims. With respect to each Company Plan and, to Seller’s Knowledge, with respect to the Multi-Employer Plans listed in Schedule 3.10(c) of the Disclosure Schedule insofar as they relate to employees presently or formerly assigned to the Company, there are no existing (or, to the Seller’s Knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

(e) No Liability. No Company Plan is subject to Title IV of ERISA and, to the Seller’s Knowledge, no event (including any action or any failure to take any action) has occurred within the immediately preceding six years with respect to any Company

Plan currently maintained by the Company or any corporation, trust, partnership or other entity (a “Related Entity”) that would be considered as a single employer with the Company under Sections 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code, that would subject the Company to any material liability under Title IV of ERISA or give rise to a material liability under ERISA.

(f) Multi-Employer Plans. Except as set forth in Schedule 3.10(f) of the Disclosure Schedule, with respect to current and former employees of the Company, none of the Company or any Related Entity contributes or, within the immediately preceding six years been required to contribute, to any Multi-Employer plan within the meaning of Section 3(37) of ERISA (a “Multi-Employer Plan”) or has any liability with respect to employees (including, but not limited to, withdrawal liability) under any Multi-Employer Plan. Seller has disclosed to Buyer all information in its possession concerning the Seller’s or the Company’s contributions to the Multi-Employer Plans listed in Schedule 3.10(c) of the Disclosure Schedule and any potential withdrawal liability of the Seller or the Company.

(g) Prohibited Transactions. Neither the Seller nor the Company, or any of their officers or employees has engaged in (i) any transaction or failed to act in a manner that violates in any material respect the fiduciary requirements of Section 404 of ERISA; or (ii) to Seller’s Knowledge any prohibited transaction as described in Section 406 of ERISA with respect to any Company Plans.

(h) Health Continuation Coverage. The Seller and/or the Company has complied in all material respects with the requirements of COBRA with respect to each Company Plan that is subject to the requirements of COBRA. Each Company Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act and Sections 9801 and 9802 of the Code, and all applicable regulations and guidance.

(i) Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment to former employees or beneficiaries or dependents. To the Seller’s Knowledge, nothing has occurred with respect to any Company Plan described in Section 4980B of the Code or Part 6 of Title I of ERISA that could subject the Company or any Related Entity to a Tax under Section 4980B of the Code.

(j) Severance. Except as set forth in Schedule 3.10(j) of the Disclosure Schedule, the transactions contemplated by this Agreement will not by themselves result in any payment of severance or other compensation to, or any acceleration, vesting or increase in benefits under any Company Plan for the benefit of any employee.

(k) Employees. Except as set forth in Schedule 3.10(k) of the Disclosure Schedule, the Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. The Company has not committed any material unfair labor practice.

3.11. Intellectual Property. Schedule 3.11 of the Disclosure Schedule sets forth a list of all applications, registrations, grants, material filings and other formal actions made or taken pursuant to Laws by the Company to perfect or protect its interests in the Company IP Rights, including all patents, trademarks, service marks and registered copyrights, and all applications for the foregoing.

(a) To the Seller’s Knowledge: (i) the Company owns or has the right to use, sell and license all of the Company IP Rights listed in Schedule 3.11 of the Disclosure Schedule, including the Company IP rights specifically identified in Schedule 3.11(a) of the Disclosure Schedule; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Rights, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any Company IP Rights, and will not otherwise impair the right of the Company to use, sell or license any Company IP Rights or any portion thereof; (iii) the conduct of the Company’s business as presently conducted does not violate any license or agreement between the Company and any other Person or infringe any Intellectual Property Right of any other Person in any respect; and (iv) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right, nor has the Company received any written notice asserting that any Company IP Right, or the proposed use, sale, license or disposition thereof, conflicts with or will conflict with the rights of any Person.

(b) Except as set forth in Schedule 3.11(b) of the Disclosure Schedule, (i) the Company IP Rights do not include any inventions of any of the Company’s officers, employees or consultants made or owned prior to their appointment or employment by the Company; (ii) all current or former employees who have or had developed Intellectual Property for the Company and consultants who have been engaged to develop Intellectual Property for the Company have assigned in writing all of their rights in such Intellectual Property to the Company, and the agreements by which such rights were assigned are listed and identified in Schedule 3.11(b) of the Disclosure Schedule or copies of the same have been provided to the Buyer; (iii) no current or former employee who has or had developed Intellectual Property for the Company or consultant who has been engaged to develop Intellectual Property for the Company owns or has claimed an interest in any Company IP Right or, to the Seller’s Knowledge, any other Intellectual Property directly or indirectly competitive with that related to the business; and (iv) the Company has paid in full all of its employees who have developed any Company IP Rights.

(c) Except as set forth in Schedule 3.11(c) of the Disclosure Schedule, the Company IP Rights have been validly transferred to the Company free of any adverse claims by any predecessor entity, or any stockholder, member, partner, limited partner, security holder or creditor of any such predecessor entity, and no such property rights remain in any such predecessor entity. Except as set forth in the agreements listed in Schedule 3.11(c) of the Disclosure Schedule, the Company is under no obligation to pay any other Person any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Company IP Rights.

3.12. Environmental Matters. Except as set forth in Schedule 3.12 of the Disclosure Schedule:

(a) The Company is and has been in material compliance with any Environmental Law applicable to the Company or to the conduct, ownership or operation of the business of the Company or the Leased Real Property.

(b) Neither the Seller nor the Company has received any administrative, civil or criminal claim, demand, Order, settlement agreement, notice, citation, complaint, summons, notice of violation or request for information by any Governmental Authority or any other Person relating to (i) noncompliance or pertaining to liability under any Environmental Laws, or (i) the handling, storage, use, transportation, treatment, recycling, disposal, Release or threatened Release of any Hazardous Substances.

(c) The Company holds all Permits necessary for the operation of the business of the Company or the Leased Real Property in material compliance with all Environmental Laws, and all such Permits are identified on Schedule 3.12(c) of the Disclosure Schedule, complete and correct copies of which have been furnished to the Buyer.

(d) Except in material compliance with Environmental Laws, no Hazardous Substances have been used, generated, manufactured, stored or treated, or disposed of, landfilled or Released, on, under or about the Voorde Facility or transported to or from any of the Voorde Facility by Seller, the Company or any of their respective Affiliates.

(e) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks currently or formerly located on the Leased Real Property and are identified on Schedule 3.12(e) of the Disclosure Schedule, (ii) there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or office space on the Leased Real Property in violation of any Environmental Laws, and (iii) no PCBs are stored or used in connection with the Company’s business or on the Leased Real Property or are used in maintaining any of the Leased Real Property, including any building, building component, structure, or office space thereof.

(f) The Seller has provided or made available to Buyer all copies of documentation in its possession or control or to which Seller has knowledge of regarding Hazardous Substances or concerning compliance with Environmental Laws, including documentation concerning any Permits, environmental reports, audits, storage and disposal of Hazardous Substances, agency reports and emergency response plans relating to the Company or to the conduct, ownership or operation of the Company’s business, the Leased Real Property or sites to which the Company has transported, treated, stored, used, handled, transferred, disposed or recycled Hazardous Substances. Schedule 3.12(f) of the Disclosure Schedule lists, to the best of Seller’s Knowledge, all of the sites in relation to which the Company may have liabilities under the Environmental Laws in respect of the transportation, treatment, storage, use, handling, transfer, disposal or recycling of Hazardous Substances.

(g) The Company has not stored, treated, recycled or disposed or arranged for storage, treatment, recycling, or disposal of Hazardous Substances to any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System or included on any similar listed maintained by any Governmental Authority.

(h) Neither Seller, nor the Company, has at any time (i) manufactured, assembled, sold or otherwise distributed any products or components containing asbestos or asbestos containing materials, (ii) acquired any assets or businesses (by stock acquisition, merger, consolidation or otherwise) which were involved in the manufacture, assembly, sale or other distribution of any products or components containing asbestos or asbestos containing materials or which were acquired from a seller or sellers who were otherwise involved in the manufacture, assembly, sale or other distribution of any products or components containing asbestos or asbestos containing materials, or (iii) agreed to indemnify any third party for liabilities or obligations for asbestos containing products, components, processes, equipment or facilities. Neither Seller nor any predecessor entity of Seller has been subject to any Action at law or in equity, arbitration, or administrative or other proceeding by or before any Governmental Authority or, to the Seller’s Knowledge, threatened with any such Action concerning any of the foregoing matters, regardless of the disposition thereof.

(i) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) that would interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the business of the Company; (ii) that would give rise to any material environmental liabilities at the Leased Real Property or (iii) that otherwise would form the basis of any successful proceeding, hearing, study or investigation relating to the operation of the business of the Company.

3.13. Material Contracts.

(a) Schedule 3.13(a) of the Disclosure Schedule contains a list of all Contracts of the types described below that are currently in effect and to which the Company is a party or which relate to the Company’s business as of the date of this Agreement, which are organized by type of agreement in accordance with the following:

(1) any Contracts relating to the grant, purchase, transfer, acquisition or sale of any equity or other ownership interests in the Company;

(2) any Contract entered into with an Affiliate of the Company, including, but not limited to, any tax sharing agreements;

(3) any Contracts evidencing the terms and conditions of any merger, acquisition, reorganization, divestiture of any business or product line or other major event;

(4) any loan or credit agreements, including letters of credit, factoring agreements, guarantees of indebtedness, notes, indentures (including industrial revenue bonds and mortgage bonds), debt instruments and promissory notes;

(5) any Contracts, bonds, surety contracts, performance undertakings, guarantees and indemnity undertakings entered into outside of the Ordinary Course of Business;

(6) any Contracts relating to committed capital or leases for capitalized equipment;

(7) any Contracts, mortgages, liens, pledges, security agreements or interests (including margin accounts), charges, financing statements or other encumbrances to which any of the Company’s properties (real or personal) or assets are subject;

(8) any employment agreement and consulting agreements;

(9) any non-competition, non-solicitation, non-disclosure and/or confidentiality agreements to which the Company’s officers, employees and consultants are bound;

(10) any Contracts regarding deferred compensation, a change in control of the Company, the payment of any transaction bonus or the indemnification of managers and officers of the Company;

(11) any benefit plans, including medical, health, “cafeteria,” life insurance, bonus, severance, vacation, dental, vision, disability (both short term and long term) and other fringe benefit plans;

(12) any performance bonus plans, profit sharing, Section 401(k), stock (or equivalent), pension, savings, retirement, incentive or deferred compensation and similar plans or arrangements;

(13) any Contracts by and between the Company and any Person with whom it is not dealing at arm’s length;

(14) any Contracts involving non-competition, non-solicitation, non-disclosure and/or confidentiality agreements to which the Company is bound;

(15) any partnership, joint venture, franchise and other similar Contracts;

(16) any management or service Contracts and Contracts with independent contractors and sub-contractors, other than those that arise in the Ordinary Course of Business and provide for the payment in any twelve (12) month period of $100,000 or less in the aggregate;

(17) any Contracts relating to foreign currency or agreements that restrict the Company’s business in any part of the world;

(18) any Contracts with finders, brokers, placement agents and underwriters relating to potential acquisitions or divestitures;

(19) any Contracts regarding information system software programs and equipment;

(20) any Contracts regarding transactions in which the Company is, or was within the past five (5) years, a party and in which any manager, officer, employee or equity holder has, or has had, an interest, whether directly or indirectly; and

(21) other than as described above, any Contracts (i) arising in the Ordinary Course of Business and providing for the payment in any twelve (12) month period of $250,000 or more, (ii) not arising in the Ordinary Course of Business and providing for the payment in any twelve (12) month period of $250,000 or more or (iii) having a term (including extensions) in excess of twelve (12) months and providing for the payment in excess of $250,000 or more in any twelve (12) month period.

(b) The Company has heretofore made available to the Buyer a true, complete and correct copy of each of the Contracts described above, each as in effect on the date hereof, and all amendments and supplements thereto and all waivers thereunder. Neither the Company nor, to the Seller’s Knowledge, any other party is in material default under, or in material breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by the Company under any Contract.

3.14. Transactions with Affiliates. Schedule 3.14 of the Disclosure Schedule sets forth a list of all transactions relating to the Company’s business between the Company or the Seller, on the one hand, and an Affiliate of the Company or the Seller, on the other hand. Following the Closing, except for any employment contracts with management employees described on Schedule 3.14 of the Disclosure Schedule, there will be no Contracts, leases or commitments between the Company, on the one hand, and any of the Company’s Affiliates, on the other hand, and there is no Indebtedness owing by any such Affiliate to the Company.

3.15. Litigation. Except as set forth in Schedule 3.15 of the Disclosure Schedule, there is no Action by or before any Governmental Authority pending, or, to the Seller’s Knowledge, threatened against the Company. The Company is not subject to any outstanding Order of any Governmental Authority.

3.16. Insurance. Schedule 3.16 of the Disclosure Schedule sets forth a list of all insurance maintained or in force as of the date of this Agreement by or for the benefit of the Company and/or any of its business, properties or assets. To the Seller’s Knowledge, all such policies are in full force and effect, all premiums due thereon have been paid and Seller or the Company has complied in all material respects with the provisions of such policies.

3.17. Accounts Receivable. All of the accounts receivable of the Company, including without limitation, all accounts receivable as shown on the Reference Balance Sheet, are valid receivables and were incurred in the Ordinary Course of Business, subject to reserves set forth in the Company’s books and records. No statement is made regarding collectability of such accounts receivable.

3.18. Inventory. All Inventory, including without limitation, all Inventory shown on the Reference Balance Sheet and all Inventory thereafter created or acquired by the Company prior to the Closing Date, has been created or acquired in the Ordinary Course of Business, subject to the reserves set forth on the Company’s books and records.

3.19. Warranties. Except as set forth in Schedule 3.19 of the Disclosure Schedule, (a) there are no outstanding material claims to the Company with respect to any warranties, (b) no returns of any single product of the business during each of the past three years preceding the date of this Agreement have exceeded 20% of the total shipments of any such product during such year, (c) there have been no product recalls relating to the products of the Company’s business, (d) there are no product liability actions, claims or proceedings against the Company and (e) to the Seller’s Knowledge, there are no threatened product liability actions, claims or proceedings with respect to the products of the business. All warranty obligations have been properly accrued for on the Reference Balance Sheet in accordance with GAAP and consistent with past practices but no guarantee is made regarding whether the accrual will be equal to the actual amount of warranty claims made or honored.

3.20. Union. Except as set forth in Schedule 3.20 of the Disclosure Schedule:

(a) There are no collective bargaining agreements, memoranda of understanding, side letters, letter agreements, or other agreements or obligations between the Company and any union or other entity representing or purporting to represent any employee or group of employees of the Company;

(b) To Seller’s Knowledge, there are no union organizing campaigns or card signing campaigns or other pro-union activities occurring at any plant, location or facility of the Company or the Seller;

(c) There are no unions or entities certified as the collective bargaining representative for any employee or group of employees of the Company or the Seller; and

(d) There are no outstanding petitions, complaints, appeals, or charges to the National Labor Relations Board or any other similar state or federal agency served on the Company and relating to unfair labor practices or representation of any employee or group of employees of the Company by a union or other entity.

3.21. Accounts Payable. The accounts payable and accrued expenses reflected on the Reference Balance Sheet have arisen in the Ordinary Course of Business and are not materially past due.

3.22. Customers and Suppliers.

(a) Schedule 3.22(a) of the Disclosure Schedules sets forth (i) each of the ten (10) largest customers of the Company (measured in terms of revenues) in each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of revenues generated by each Material Customer during such periods. The Company has not received any written notice, and, to Seller’s Knowledge, has no reason to believe, that any of the Material Customers for the fiscal year ended December 31, 2011, has ceased, or intends to cease after the Closing, to use the goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company; provided that it is understood that this statement does not contain any guarantee or prediction of any future level of business or orders or any duration of continuation of the same.

(b) Schedule 3.22(b) of the Disclosure Schedule sets forth (i) each of the ten (10) largest suppliers to the Company (measured in terms of purchases) in each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the dollar amount of purchases from each Material Supplier during such periods. The Company has not received any written notice, and, to Seller’s Knowledge, has no reason to believe, that any of the Material Suppliers for the fiscal year ended December 31, 2011, has ceased, or intends to cease, to supply goods or services to the Company’s business or to otherwise terminate or materially reduce its relationship with the Company; provided that it is understood that this statement does not contain any guarantee or prediction of any future level of business or orders or any duration of continuation of the same.

3.23. Compliance Matters.

(a) The Seller, the Company and to Seller’s Knowledge their respective officers, directors, agents, employees, consultants and contractors are, and at all times have been, in compliance with all applicable Anti-Bribery and U.S. Export Laws with respect to their activities on behalf of the Company.

(b) No enforcement Action by any Governmental Authority or other Person alleging any failure to comply with Anti-Bribery and U.S. Export Laws is pending against the Seller, the Company and, to Seller’s Knowledge, their respective officers, directors, agents, employees, consultants or contractors.

(c) The Seller, the Company and their respective officers, directors, agents, employees, consultants, and contractors are, and at all times have been, in material compliance with the Laws relating to U.S. import laws and regulations administered by the Department of Homeland Security, Customs and Border Protection.

(d) No enforcement Action by any Governmental Authority or other Person alleging any failure to comply with U.S. import laws and regulations administered by the Department of Homeland Security, Customs and Border Protection is pending against the Seller, the Company or, to Seller’s Knowledge, their respective officers, directors, agents, employees, consultants or contractors.

3.24. Brokers. Except for the engagement of Livingstone Partners LLC by the Seller, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against the Seller, the Company or the Buyer for any brokerage or finder’s commission, fee or similar compensation, except for those commissions or fees paid at, or prior to, the Closing.

4. REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER.

In order to induce the Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as of the date hereof, and as of the Closing Date, that:

4.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has made available to the Seller a true, complete and correct copy of each of the Buyer’s organizational documents, each as in effect on the date hereof (collectively, the “Buyer Charter Documents”).

4.2. Authorization. The Buyer has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3. No Violation or Approval. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any of the Buyer Charter Documents, (b) any statute applicable to the Buyer, (c) any material agreement to which the Buyer is a party or by which the Buyer or any of its assets is bound, or (d) any Order of any Governmental Authority having jurisdiction over the Buyer or any of its assets. No consent, approval, Order or authorization of, or filing with, any Governmental Authority or other Person is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

4.4. Litigation. As of the date hereof, there is no Action against, or to the knowledge of the Buyer threatened against or affecting, the Buyer or any Affiliate of the Buyer or any of their properties, assets or businesses, before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

4.5. Investment Representation. The Buyer is acquiring the Membership Interests for investment and not with a view to, or in connection with, any distribution or sale thereof in violation of the Securities Act.

4.6. Financing. The Buyer has sufficient cash or other sources of immediately available funds to pay the Initial Purchase Price and to consummate (and pay the fees and expenses of the Buyer relating to) the transactions contemplated by this Agreement. Upon the Closing, (i) Buyer (which for purposes of this Section 4.6 shall disregard any debts, liabilities or obligations of the Company) will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) Buyer will not be left with unreasonably small capital and (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature.

4.7. Buyer’s Examination. Buyer acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and that no representation or warranty is being made by Seller as to the future operations or prospects of the Company and Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Membership Interests and the assets and the business of the Company are being transferred on a “where is” and, as to condition, “as is” basis.

4.8. Brokers. Except for the engagement of TM Capital Corp. by the Buyer, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller, the Company or the Buyer for any brokerage or finder’s commission, fee or similar compensation.

5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

The obligation of the Buyer to purchase the Membership Interests and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

5.1. Representations and Warranties. The representations and warranties of the Seller in this Agreement will be true and correct in all material respects (except for those already qualified by materiality, each of which shall be true in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date and any such representations or warranties that were made as of a specific date, which representations and warranties will have been true in all material respects as of such date.

5.2. Performance of Obligations. The Seller will have performed and complied in all material respects with all agreements and conditions required by this Agreement or any other agreement related hereto to be performed or complied with by it or them at or prior to the Closing Date.

5.3. No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any change, event or effect that, individually or in the aggregate, has had a Material Adverse Effect.

5.4. Officer’s Certificate. The Company will have delivered to the Buyer a certificate signed by an officer of the Company to the effect that each of the conditions specified above in Sections 5.1 through 5.3 is satisfied in all respects.

5.5. Injunctions. No Action will have been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of such transactions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

5.6. Payoff Letters. The Company will have obtained payoff letters or other necessary documentation to provide satisfactory evidence to the Buyer that the Company will be released from all payments and other obligations in respect of the Indebtedness of the Company, including but not limited to evidence of arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of Liens securing such Indebtedness unless such Indebtedness is agreed to be assumed or retained hereunder.

5.7. Good Standing Certificates. The Buyer shall have received certificates of good standing of the Company dated within five (5) business days prior to the Closing issued by the respective Secretary of State of the applicable state of organization.

5.8. Counterparts. The Buyer shall have received counterpart signature pages (or faxed or pdf’d copies thereof with originals to be put in the overnight mail) to the: (a) Escrow Agreement, duly executed by the Escrow Agent and the Seller; (b) transition services agreement, duly executed by the Company and the Seller, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”); (c) lease agreement for the Voorde Facility, duly executed by the Company and Koontz-Wagner Indiana Real Estate Holdings LLC, substantially in the form attached hereto as Exhibit C (the “Voorde Lease Agreement”); (d) an intellectual property license agreement, duly executed by the Seller and the Company, substantially in the form attached hereto as Exhibit E (the “Intellectual Property License Agreement”), (e) the execution of the memorandum with the Union as contemplated in Section 7.14(a)(iii) and (f) an agreement providing for the termination and release of the obligations under that certain Management Services Agreement between the Seller and the Company.

5.9. Resignation of Directors and Officers. The Buyer shall have received resignation letters from all directors and officers of the Company whom Buyer has requested to resign as of the Closing.

5.10. Secretary’s Certificate. (a) The Seller will have delivered to the Buyer a certificate from the Secretary of the Seller dated as of the Closing Date, attaching correct and complete copies of all the consents and resolutions of the board of directors of the Seller relating to the transactions contemplated hereby and (b) the Company will have delivered to the Buyer a certificate from the Secretary of the Company dated as of the Closing Date, attaching correct and complete copies of (i) the Company Charter Documents and (ii) all of the consents and resolutions of the sole Manager and Member of the Company, in each case relating to the transactions contemplated hereby.

5.11. FIRPTA Certificate. A certificate from Seller prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iii) certifying that Seller is not a foreign person.

5.12. Required Consents. Seller shall have obtained, or shall have caused the Company to obtain, each of the consents that are set forth on Schedule 5.12 of the Disclosure Schedule, in each case, on terms and conditions that are reasonably satisfactory to Buyer.

5.13. Continuation of Employment Agreements. No executive employee of the Company who is, on the date of this Agreement, a party to an employment agreement with the Company shall have ceased to be so employed or shall have served or received notice of termination of employment.

5.14. General. All instruments and legal, corporate proceedings in connection with the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Buyer, and the Buyer will have received counterpart originals (or faxed or pdf’d copies thereof with originals to be put in the overnight mail), or certified or other copies, of all documents of the Company and other records of proceedings that it may reasonably request in connection therewith.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

The obligation of the Seller to effect the sale of the Membership Interests and to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

6.1. Representations and Warranties. The representations and warranties of the Buyer in this Agreement will be true and correct in all material respects (except for those already qualified by materiality, each of which shall be true in all respects) as of the Closing Date as if made on and as of the Closing Date and any such representations or warranties that were made as of a specific date, which representations and warranties will have been true in all material respects as of such date.

6.2. Performance of Obligations. The Buyer will have performed and complied in all material respects with all agreements and conditions required by this Agreement or any other agreement to be performed or complied with by it at or prior to the Closing Date.

6.3. Officer’s Certificate. The Buyer will have delivered to the Seller a certificate signed by an officer of the Buyer to the effect that each of the conditions specified above in Sections 6.1 through 6.2 are satisfied in all respects.

6.4. Injunctions. No Action will have been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of any such transactions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

6.5. Secretary’s Certificate. The Buyer will have delivered to the Seller a certificate from the Secretary of the Buyer dated as of the Closing Date, attaching correct and complete copies of all the consents and resolutions of the board of directors of the Buyer relating to the transactions contemplated hereby.

6.6. Good Standing Certificates. The Buyer will have delivered to the Seller certificates of good standing of the Buyer dated within five (5) business days prior to the Closing issued by the Secretary of State of the applicable state of organization.

6.7. Counterparts. The Buyer will have delivered to the Seller a counterpart signature page (or faxed or pdf’d copies thereof with originals to be put in the overnight mail) to the: (a) Escrow Agreement, duly executed by the Buyer and the Escrow Agent; (b) Transition Services Agreement, duly executed by the Buyer; and (c) the Intellectual Property License Agreement, duly executed by the Buyer.

6.8. General. All instruments and legal, corporate proceedings in connection with the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Seller, and the Seller will have received counterpart originals (or faxed or pdf’d copies thereof with originals to be put in the overnight mail), or certified or other copies, of all documents of the Buyer and other records of proceedings that it may reasonably request in connection therewith.

7. COVENANTS OF THE PARTIES.

7.1. Access to Premises and Information. Upon reasonable notice and subject to supervision by the Company or its agents and to the restrictions contained in confidentiality agreements to which such party is subject including the Confidentiality Agreement, on and prior to the Closing Date, the Seller will permit, and will cause the Company to permit, the Buyer and its authorized representatives to have reasonable access during normal operating hours and upon reasonable prior notice to the records and books of account of the Company (the “Records”) in possession of the Company or the Seller and the premises of the Company, for among other things, environmental analysis and investigation, during normal business hours that relate in any manner to the conduct or operations of the Company on or prior to the Closing Date.

7.2. Conduct of Business Prior to Closing. Prior to the Closing, except as otherwise contemplated by this Agreement, Seller will use its reasonable commercial efforts to cause the Company to conduct its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior consent of the Buyer and except as contemplated by this Agreement or as set forth in Schedule 7.2 of the Disclosure Schedule, neither the Seller nor the Company will: (a) increase the compensation (including bonuses) payable on or after the date hereof, or to become payable on or after the date hereof to any director or executive officer of the Company or alter or amend arrangements, establish or increase the benefits payable under any Company Plans or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for any employee, with any such persons other than arrangements entered into with Buyer or previously committed; (b) grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Membership Interests or membership interests in the Company; (c) incur, assume, or guaranty any liabilities or Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business; (d) declare or pay any dividends, issue, purchase or redeem any Membership Interests or any convertible securities into or exchangeable for any of its membership interests; (e) amend the Company Charter Documents; (f) amend any Company Plan or any arrangement concerning the Multi-Employer Plans which will affect the Company except to the extent contemplated or permitted in Section 7.14(c); (g) amend any Lease, except in the Ordinary Course of Business; (h) change any election in respect of Taxes with respect to the Company (or Seller on behalf of, or affecting, the Company), change any accounting method in respect of Taxes with respect to the Company, file any amendment to a Tax Return of the Company, settle any claim or assessment in respect of Taxes of the Company (or Seller on behalf of, or affecting, the Company), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes of the Company (or Seller on behalf of, or affecting, the Company); (i) mortgage, pledge, or subject to any Lien, any portion of Company’s assets, (j) sell, assign, or transfer any portion of Company’s Intellectual Property, or (k) sell, assign or transfer any portion of Company’s tangible assets having a value in excess of $50,000, except for sales or dispositions of assets in the Ordinary Course of Business. Other than as set forth on Schedule 7.2 of the Disclosure Schedules, after the date hereof and prior to the Closing Date, the Company will not take any material action with respect to its condition, assets or business other than in the Ordinary Course of Business or in contemplation of proceeding to Closing of this Agreement.

7.3. Exclusivity. Until the earlier of the termination of this Agreement or the consummation of the Closing, none of the Company, the Seller or any of their respective directors, officers, employees, advisors or agents will (a) solicit or initiate any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the Membership Interests or any newly issued membership interests of the Company, or any substantial portion of the assets, of the Company (other than sales of inventory or equipment in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation or share exchange or any similar transaction; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

7.4. Preparation for Closing. The Company and the Buyer each agrees to use all commercially reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement.

7.5. Confidentiality and Announcements.

(a) Confidentiality Agreement. The provisions of that certain confidentiality letter agreement executed by the Buyer, dated February 20, 2012 (the “Confidentiality Agreement”), to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein.

(b) Announcements. Any announcements by any party hereto of the transactions contemplated hereby must be approved in advance by each of the Buyer, the Seller and the Company, which approval will not be unreasonably withheld, conditioned or delayed.

(c) Permitted Disclosures. No provision of this Section 7.5 or of the Confidentiality Agreement will be construed to prohibit: (i) disclosures to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting or other reporting purposes, including as contemplated under Section 7.5(d) below; (ii) disclosures to employees or independent contractors concerning changes in their status and/or benefits; (iii) disclosures to suppliers, customers, employees, agents and independent contractors of the Company to the extent reasonably necessary, in the Seller’s judgment, to preserve the business of the Company or to facilitate the transactions contemplated hereby; (iv) confidential disclosures to legal counsel, independent accountants and lenders and their legal counsel; (v) disclosures to Lenders; (vi) disclosures pursuant to the terms of an Order of a Governmental Authority of competent jurisdiction; (vii) disclosures required in connection with legal proceedings; (viii) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof; or (ix) disclosures to the Seller’s or its affiliates’ limited partners, members, and employees.

(d) Tax Structure, etc. Disclosure. Notwithstanding anything to the contrary this Agreement or in the Confidentiality Agreement, each party (and each employee, representative, or other agent of such party) may, to the extent required by applicable Law, disclose to any Person the tax treatment and tax structure of the transactions contemplated herein and all tax strategies relating to the transactions, as well as all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment, tax structure and tax strategies; provided, however, that this Section 7.5(d) does not authorize the disclosure of the identities of parties hereto.

(e) Return of Confidential Information. In the event that the parties do not close the transactions contemplated hereby, the Buyer agrees, in addition to (and not instead of) any obligations set forth in the Confidentiality Agreement: (i) within five business days of receipt of such request to return or destroy all confidential information that was provided by the Company in contemplation of the transactions hereunder, and provide written certification of such destruction to the Company; (ii) to refrain from using such confidential information; and (iii) to keep such confidential information strictly confidential.

7.6. Business Records. The Buyer acknowledges that the Seller may from time to time from and after the Closing require access to copies of certain of the Records (including in connection with any indemnification obligation of the Seller under Section 8.2), and agrees that upon reasonable prior notice of the time and the actual Records sought, it will, and will ensure that the Company will, during normal business hours, provide the Seller with either access to or copies of the Records at the Seller’s sole cost and expense. The Seller acknowledges that the transactions contemplated by this Agreement represent a “carveout” of the Company from the Seller’s group of companies and that the Buyer or the Company may from time to time, from and after the Closing, require access to copies of certain books and records relating to the Company, its business and assets which are retained or co-mingled with books and records of the Seller (including in connection with any indemnification obligation of the Buyer), and the Seller agrees that upon reasonable prior notice, it will, during normal business hours, provide the Buyer or the Company with either access to or copies of such books and records relating to the Company, its business and assets, at the Buyer’s or the Company’s sole cost and expense. This obligation will cease upon the first to occur of: (a) the sale of all or substantially all of the operating businesses of Seller provided that, at the closing thereof, the transfer of all such Records to Buyer or the Company occurs and (b) 7 years from the date hereof. Prior to the Closing, the Seller will deliver to the Buyer the contents of the data room for Project Snowdon as maintained by BMC Group in electronic format.

7.7. Regulatory and Other Authorizations and Consents.

(a) Authorizations and Consents. Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, Orders and approvals of all federal, state, local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Buyer will cooperate fully with the Seller and the Company in promptly seeking to obtain all such authorizations, consents, Orders and approvals. The parties will cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or expiration of required waiting periods.

(b) Cooperation. Each party hereto agrees to use commercially reasonable efforts to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.

7.8. Further Assurances; Consents. From time to time after the Closing, at the request of the Buyer, the Seller will execute and deliver any further instruments and take such other action as the Buyer may reasonably request to carry out the transactions contemplated hereby. To the extent that all requisite consents, waivers, authorizations and approvals are not received prior to the Closing Date, the Seller shall continue to use all commercially reasonable efforts to obtain any such consent, waiver, authorization or approval after the Closing.

7.9. Supplemental Schedules. From time to time commencing on the date of this Agreement and until the Closing Date, the Seller and the Company shall promptly deliver to the Buyer written notice of any event or development that would render any representation or warranty of the Seller or the Company in this Agreement (including in the Disclosure Schedules) inaccurate or incomplete due to events or circumstances occurring after the date hereof (each, an “Update”); provided, however, that no such Update shall (a) affect the Buyer’s or Seller’s right to terminate this Agreement in accordance with Article 9, (b) be given effect for purposes of determining whether the conditions set forth in Section 5.1 through 5.3 have been satisfied or (c) be given effect for the purposes of determining whether the Buyer is entitled to indemnification in respect of such Update pursuant to Section 8.

7.10. Tax Matters and Tax Allocations.

(a) Tax Returns.

(1) With respect to the Company, the Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns for any Pre-Closing Tax Period for which Tax Returns are not yet due as of the Closing Date and all Straddle Period Tax Returns that are required by Law to be filed by the Seller after the Closing Date. All Straddle Period Tax Returns with respect to the Company that are not described in the immediately preceding sentence shall be prepared and filed by the Buyer. The party responsible for the preparation of any Straddle Period Tax Return shall provide to the other party for its review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed) a draft of each such Tax Return at least fifteen (15) days before the due date of any such Tax Return. The Seller or the Buyer, as the case may be, shall reimburse the other party for the Straddle Period Taxes that the first party is responsible for pursuant to Section 7.10(a)(3) within five (5) business days before the respective Straddle Period Tax Returns are filed.

(2) The Buyer and the Seller shall, and shall each cause their respective Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund of Tax, determining liability for Taxes or a right to refund of Taxes, or in participating in any administrative proceeding or court proceeding with respect to any Tax. Such cooperation and information shall include providing powers of attorney, copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company for the first Post-Closing Tax Period ending after the Closing Date, for a Straddle Period and for all Pre-Closing Tax Periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that (i) such party shall give to the other party written notice prior to doing so, and (ii) such party shall deliver such documents to the other party in lieu of disposal if the other party so requests. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. In no event shall Buyer or Seller amend any Tax return which would have the effect of imposing liability on the Company or other party without the prior written consent of the non-amending party, which consent shall not be unreasonably withheld or delayed.

(3) Except as provided in Section 7.10(a)(6) below, the Seller shall be responsible for all Pre-Closing Period Taxes and Pre-Closing Straddle Period Taxes, if any, in excess of the amount of such Taxes reflected in the calculation of Closing Net Working Capital. The Buyer shall be responsible for all Post-Closing Period Taxes and Post-Closing Straddle Period Taxes.

(4) After the Closing, the Buyer shall promptly notify the Seller in writing upon the commencement of any Tax Action (each a “Tax Contest”) concerning the Company with respect to a Pre-Closing Tax Period or a Straddle Period. The Seller shall have control over Tax Contests with respect to Pre-Closing Period Taxes and to Taxes relating to Straddle Period Tax Returns that have been filed by the Seller, and the Buyer shall have control over Tax Contests with respect to Post-Closing Period Taxes and to Taxes relating to Straddle Period Tax Returns that have been filed by the Buyer, which control shall (in each case) include the right to settle, compromise and/or concede any such Tax Contest and the right to employ counsel of its choice at its expense; provided, however, that in the case of a Tax Contest that relates to a Straddle Period, the party not controlling the Tax Contest shall have the right to participate in such Tax Contest at its own expense and the party controlling the Tax Contest shall not settle, compromise and/or concede such Tax Contest without the other party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(5) Any refunds or credits of Taxes (and any interest thereon) attributable to the Company that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period and that are received by the Buyer, shall be paid over to the Seller within five (5) business days of receipt; provided, however, that any such refund or credit is not included in the calculation of Closing Net Working Capital.

(6) All transfer, documentary, deed, sales, use, stamp, registration, excise, recording, conveyance, value added and other similar Taxes and fees resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by the Seller and the Buyer. The party responsible under applicable Law for the filing of any Tax Return or other documents with respect to any Transfer Tax shall prepare and file such Tax Return at its sole expense (and the other party shall promptly remit payment for fifty percent (50%) of such Transfer Taxes).

(7) The Buyer and the Seller agree that the sum of the Purchase Price and the liabilities of the Company as of the Closing Date that are assumed by the Buyer (collectively, the “Asset Sale Purchase Price”) shall be allocated between and among the assets. Within sixty (60) days after the Closing Date, the Buyer shall provide the Seller with a schedule (the “Allocation Schedule”) setting forth the Buyer’s allocation of the Asset Sale Purchase Price for the purpose of, and in accordance with, Section 1060 of the Code and the applicable Treasury Regulations and any applicable provision of state, local or foreign law, among the various class of assets listed on IRS Form 8594. Such allocation shall be deemed final unless the Seller notifies the Buyer in writing of any disagreement with the Allocation Schedule within thirty (30) days of receipt of such schedule. The Buyer and the Seller shall cooperate in good faith in order to reach agreement as to the allocation within sixty (60) days of receipt by the Buyer of notice from the Seller of its disagreement with the Allocation Schedule. If the allocation is deemed final or the Buyer and the Seller reach such agreement, the Buyer and the Seller shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 7.10(a)(7). If the Buyer and the Seller are unable to agree as to the allocation with such sixty (60) day period, then the Buyer and the Seller may each prepare their own allocation and each of the Buyer and the Seller will have no liability to the other for any additional Taxes that may be imposed by any Taxing Authority as a result of the inconsistencies between the respective allocations of the Asset Sale Purchase Price by the Buyer and the Seller.

(8) In the event that Seller filed Federal Employment Tax Returns on behalf of the Company, or on behalf of the Transferred Employees, with respect to the preparation and filing of Federal Employment Tax Returns, the Seller and the Buyer shall follow the Standard Procedure specified in Rev. Proc. 2004-53, 2004-2 C.B. 320, Sec. 4, whereby, among other things, the Seller shall be responsible for and perform all Federal Employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Seller to the Transferred Employees in connection with the operation of the business on or prior to the Closing Date; and the Buyer shall be responsible for and perform all Federal Employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Buyer to the Transferred Employees in connection with the operation of the business after the Closing Date.

(9) With respect to the Pre-Closing Straddle Period, the Seller shall make no election to be classified as an association taxable as a corporation for purposes of federal Tax Law or for purposes of any state or local Tax Law with business entity classification provisions similar to those of federal Tax Law.

7.11. Directors and Officers Indemnification and Insurance. If requested by the Seller, the Company shall, on the Closing Date, purchase and pay all the premium for directors and officers liability insurance covering the current and former directors and officers of the Company and covering the period commencing on the Closing Date and ending on the six year anniversary thereof, which amount shall be treated as a Transaction Expense to the extent paid by the Company. Such insurance will be on terms and provide the coverage equal to or greater than the insurance policy or policies currently in effect for the directors and officers of the Company. The Buyer and the Company agree not to amend or modify the director and officer indemnification provisions contained in the Company’s organizational documents (in particular Section 6.4 of the Company’s Limited Liability Agreement).

7.12. Non-Competition; Non-Solicitation.

(a) Irreparable Harm. Seller acknowledges and agrees that the Buyer would be irreparably harmed if the Seller or any Person controlled by Seller were to (i) engage in Competition with the Company within the restricted time periods and geographical areas set forth herein, (ii) solicit employees of the Buyer or the Company, or (iii) otherwise induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company to cease doing business with, or materially alter its business relationship with, the Company. The Seller further acknowledges and agrees that the covenants set forth in this Section 7.12 represent reasonable measures to protect the business interests of the Company and the Buyer.

(b) Non-Competition; Non-Solicitation.

(1) The Seller agrees that:

(i) during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period, the “Non-Competition Period”), the Seller shall not, directly or indirectly, engage in, and shall cause any Person controlled by the Seller not to engage in, Competition. Notwithstanding anything to the contrary contained herein, the Seller shall not be prohibited from (x) owning up to two percent (2%) of the outstanding equity of any Person that is engaged in Competition and that is publicly traded on a national securities exchange or in the over the counter market so long as the Seller has no active participation in the business of such Person, (y) being a passive investor in any private equity fund which directly or indirectly is engaged in Competition or (z) owns any outstanding equity of any Person that is engaged in Competition (a “Competitor”) as long as Competition is not a substantial or a material portion of the business of the Competitor as of the date hereof; and

(ii) during the Non-Competition Period, subject to the restrictions of any applicable Law, the Seller shall not, directly or indirectly, and shall cause any Person controlled by the Seller not to: (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) hire or offer to hire any Person who is, or within the preceding twelve (12)-month period was, an employee of or consultant to the Company; or (iii) induce or attempt to induce any supplier, vendor, licensee, distributor, contractor or other business relation of the Company to cease doing business with, or materially alter its business relationship with, such Person; provided, however, that notwithstanding anything contained herein to the contrary, no such Person shall be prohibited from any general solicitation if such general solicitation is not specifically directed towards employees of the Company.

(2) High Street represents and warrants that it has no present intention to engage in, manage, operate, hold, acquire, have a financial interest in or provide consulting or other services, whether on its own account or jointly with another Person, any business or Person that manufactures engineered packaged control house systems; provided, however, for the avoidance of doubt, that nothing in this Section 7.12(b)(2) or this Agreement shall prohibit High Street, whether on its own account or jointly with another Person, from so engaging in such activity in the future should its intention change after the date of this Agreement. In addition, during the Non-Competition Period, subject to the restrictions of any applicable Law, High Street shall not, directly or indirectly, and shall cause any Person controlled by High Street not to: (i) induce or attempt to induce any Key Employee to leave the employ of the Company or (ii) hire or offer to hire any Key Employee; provided, however, that notwithstanding anything contained herein to the contrary, no such Person shall be prohibited from (A) any general solicitation if such general solicitation is not specifically directed towards employees of the Company or (B) hiring, after the expiration of any restrictive covenant period to which any relevant Key Employee is subject, any Key Employee who has been terminated by the Company.

(c) Enforcement; Partial Invalidity. Each of the Seller and High Street hereby acknowledges and agrees that the enforcement of the provisions of this Section 7.12 may potentially interfere with each of Seller’s and High Street’s ability to engage in a similar business during the Non-Competition Period. Each of the Seller and High Street acknowledges and agrees that the Buyer entered into this Agreement in reliance on the provisions of this Section 7.12 and the enforcement of this Section 7.12 is necessary to ensure the preservation, protection and continuity of the Company, the Company’s business, trade secrets and other confidential information and goodwill of the Company to the extent and for the periods of time expressly agreed to herein. Each of the Seller and High Street agrees that, due to the nature of Company’s business, the restrictions set forth in this Agreement (including in this Section 7.12) are reasonable as to time and scope.

(1) Notwithstanding any provision to the contrary herein, (i) the Buyer or the Company may pursue, at its discretion, enforcement of this Section 7.12 in any court of competent jurisdiction (each, a “Court”) as set forth in Section 11.9 hereof, and (ii) in no event shall High Street, the Seller, Buyer or the Company be held liable for any of the other parties’ legal fees or costs in pursuit of the enforcement of this Section 7.12, unless there is a final determination by such Court requiring that High Street, the Seller, Buyer or the Company pay such legal fees or costs.

(2) Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In the case that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in this Section 7.12 are overbroad under applicable Law in time, geographical scope or otherwise, the parties specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable.

7.13. Remedies. The parties agree that money damages would not be an adequate remedy for any breach of the covenants and agreements contained in this Article 7 and that any breach of the terms of the covenants or agreements contained in this Article 7 would result in irreparable injury and damage to the parties and their respective Affiliates for which there is not an adequate remedy at law. Therefore, in the event of a breach or threatened breach of any of the covenants or agreements contained in this Article 7, the parties, their respective Affiliates and their respective successors and assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of the covenants or agreements contained in this Article 7 (without posting a bond or other security), without having to prove damages. The terms of this Section 7.13 shall not prevent the parties and their respective Affiliates from pursuing any other available remedies for any breach or threatened breach of this Section 7.13.

7.14. Employee Matters.

(a) Seller agrees to take (or in the case of clause (iii) below, take reasonable commercial efforts with respect to) all necessary steps on or before the Closing Date, to ensure that: (i) the Transferred Employees shall be transferred to, and hired by, the Company, such Transferred Employees are set forth on Schedule 7.14 of the Disclosure Schedule on substantially the same terms as their employment with Seller; (ii) all contracts of employment, agreements, non-competition agreements, non-solicitation agreements, non-disclosure agreements and all other contracts or covenants between Transferred Employees and Seller or any of its Affiliates shall be assigned to the Company, and Seller shall obtain written consent from the Transferred Employees for such assignments, and (iii) Seller shall enter into a written memorandum of understanding with the International Brotherhood of Electrical Workers, Local 1392 (“Union”), whereby the Union agrees that the Company is a new party to the Collective Bargaining Agreement effective as of the Closing Date and such other items as may be agreed upon by the Union, Seller and Buyer.

(b) Seller shall ensure that neither Buyer, the Company, nor their or their Affiliates’ respective employee benefits plans, are required to provide coverage under COBRA or any alternative coverage, nor have any liability under COBRA, arising before, on or as a result of the Closing (including, but not limited to, as a result of the transfer of the Transferred Employees pursuant to Section 7.14(a) above), with respect to any current or former employee of Seller or its qualified beneficiaries; provided, however, that it is understood that Buyer, the Company, their or their Affiliates’ respective employee benefit plans may be required to provide coverage under COBRA or any alternative coverage, or have liability under COBRA, arising after the Closing with respect to the Transferred Employees and their qualified beneficiaries in respect of events or circumstances arising after the Closing.

(c) Seller assumes responsibility for timely and properly providing all notices to all appropriate persons or entities as may be required by the Collective Bargaining Agreement or that Seller is required to provide under applicable Law prior to the Closing and will comply in all material respects with all other obligations under the Collective Bargaining Agreement or applicable Law; provided, however, that Seller shall provide Buyer with advance notice of any such notices. Seller may engage in bargaining with the Union, which represents some of the Transferred Employees, concerning Seller’s entering into this Agreement or the potential effects of this Agreement, and Seller and the Union may enter into agreements reflecting the outcome of any such bargaining; provided, however, that the Company may not enter into any agreements with the Union or relating to Transferred Employees without Buyer’s prior consent (which consent shall not be unreasonably withheld or delayed). Seller shall keep Buyer reasonably informed of all bargaining and other material communications with the Union with respect to the Company.

(d) On or prior to the Closing, Seller shall take all action to cause (i) any Transferred Employees who have outstanding balances under the Koontz-Wagner Emergency Loan Fund to repay such outstanding balances in full and (ii) the Koontz-Wagner Emergency Loan Fund to no longer apply to the Company or any of the Transferred Employees.

7.15. Certain Environmental Matters. Seller agrees to take, or to cause the Company to take, on or before the Closing Date, (a) in relation to the first item listed on Schedule 7.15 all necessary steps, and (b) in the case of the second through fourth items listed on Schedule 7.15 reasonable commercial steps, to ensure that the actions identified on Schedule 7.15 of the Disclosure Schedule are completed in a manner that is reasonably satisfactory to Buyer.

8. INDEMNIFICATION

8.1. Survival of Representations, Warranties, Covenants and Indemnities. No claim may be made or suit or other proceeding instituted seeking indemnification pursuant to this Section 8 for any breach of, or inaccuracy in, any representation, warranty or indemnity unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party and setting forth the section references of the Agreement which are breached or inaccurate is provided to the Indemnifying Party at any time on or prior to the fifteen (15) month anniversary of the Closing; provided, however, that claims arising out of, in connection with or relating to (a) breaches of the representations and warranties made pursuant to Section 2.1 (Authorization), Section 2.2 (Title to Membership Interests), Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), the first sentence of Section 3.8(c) (Title to Properties), Section 4.1 (Organization) and Section 4.2 (Authorization) shall not be subject to such time bar; (b) breaches of the representations and warranties made pursuant to Section 3.7 (Taxes) shall survive until the date that is sixty (60) days after the end of the applicable statute of limitations (including any extensions thereof), (c) Section 3.12 (Environmental) shall survive for five (5) years following the Closing (the representations and warranties identified in clauses (a), (b) and (c) are collectively referred to herein as the “Fundamental Representations”) and (d) breaches of any covenants that are to be performed, in whole or in part, after the Closing shall not be subject to such time bar.

8.2. Indemnity by the Seller. Subject to this Section 8, the Seller agrees to indemnify, defend and hold harmless the Buyer and each of its directors, officers, shareholders and Affiliates (including the Company after the Closing) (collectively, the “Buyer Indemnified Parties”) resulting from all Losses suffered by a Buyer Indemnified Party resulting from:

(a) any breach of any representation or warranty made by the Seller herein (determined, once a breach or inaccuracy has occurred, as if all references to the word “material” were deleted therefrom including without limitation in the definition of Material Adverse Effect); or

(b) any breach or non-fulfillment by the Seller of, or any non-compliance by the Seller, with any covenant, agreement or obligation contained herein (determined, once a breach or inaccuracy has occurred, as if all references to the word “material” were deleted therefrom);

(c) under WARN or under any state, local or foreign law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment on or prior to the Closing;

(d) the Specified Pre-Closing Liabilities;

(e) the Specified Product Claims;

(f) withdrawal liability under any Multi-Employer Plan relating to actions taken by Seller or any Affiliate thereof prior to, at or after the Closing; or

(g) any breach or non-fulfillment by Koontz-Wagner Indiana Real Estate Holdings LLC (the “Landlord”) by, or any non-compliance by such entity, with any material covenant, agreement or obligation contained in the Voorde Lease Agreement provided that written notice of breach containing reasonable information about such breach is first given to the Landlord, with a copy to Seller, and such breach is not remedied within 30 days (or if more than such period is required, then commercially reasonable efforts are initiated within such by the Landlord to promptly remedy such breach).

The applicable Buyer Indemnified Party will provide the Seller with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 8.2, whether or not arising out of a claim by a third party; provided, however, that no delay on the part of the Buyer Indemnified Party in notifying the Seller will relieve the Seller from any obligation hereunder unless (and then solely to the extent) the Seller is actually prejudiced thereby.

8.3. Indemnity by the Buyer. The Buyer hereby agrees to indemnify, defend and hold harmless the Seller, its Affiliates (excluding the Company) and its and their respective members, directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) against and in respect of all Losses suffered by a Seller Indemnified Party resulting from:

(a) any breach of any representation or warranty made by the Buyer herein (determined, once a breach or inaccuracy has occurred, as if all references to the word “material” were deleted therefrom);

(b) any breach or non-fulfillment by the Buyer of, or any noncompliance by the Buyer with, any covenant, agreement or obligation contained herein (determined, once a breach or inaccuracy has occurred, as if all references to the word “material” were deleted therefrom); or

(c) under WARN or under any state, local or foreign law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employees of the Company after the Closing.

The applicable Seller Indemnified Party will provide the Buyer with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 8.3 whether or not arising out of a claim by a third party; provided, however, that no delay on the part of the Seller Indemnified Party in notifying the Buyer will relieve the Buyer from any obligation hereunder unless (and then solely to the extent) the Buyer is actually prejudiced thereby.

8.4. Limitations on Indemnity.

(a) Limitations on Indemnity by the Seller.

(1) Subject to Section 8.4(a)(2), (A) the Buyer Indemnified Parties will not assert any claim for indemnification against Seller under Section 8.2(a) until such time as the aggregate of all claims that the Buyer Indemnified Parties may have against the Seller under Section 8.2(a) exceeds $487,500.00 (the “Indemnity Deductible”), and then only for the amount by which such claims exceed the Indemnity Deductible and (B) the aggregate liability of Seller for Losses from indemnification claims under Section 8.2(a) will be limited to $3,250,000.00 (the “Indemnity Cap”); provided, however, that the aggregate liability of Seller for Losses from indemnification claims based on breaches of Fundamental Representations described in Section 8.1(b) (Taxes) and Section 8.1(c) (Environmental) will be limited to an aggregate amount of $16,250,000.00 less any amounts paid by Seller under this Article 8 or otherwise received from Seller by Buyer Indemnified Parties hereunder.

(2) All claims for Losses arising out of, in connection with, or relating to, (A) fraud or willful misconduct, (B) the Specified Pre-Closing Liabilities, (C) the Specified Product Claims, (D) the Fundamental Representations (except to the extent that the proviso to Section 8.4(a)(1) imposes a sub-cap on indemnification claims based on breaches of Fundamental Representations described in Section 8.1(b) (Taxes) and Section 8.1(c) (Environmental), (E) WARN Act or (F) breaches of covenants, shall not be subject to the Indemnity Deductible or the Indemnity Cap.

(3) Except for claims in respect of the Purchase Price Adjustment pursuant to Section 1.4, all claims for Losses by Buyer must be made first against the Escrow Funds until such amounts are exhausted or claimed and then against Seller.

(4) No claims for indemnification may be asserted by Buyer Indemnified Parties against Seller with respect to Losses suffered by Buyer Indemnified Parties that are not related to the Company, its assets, liabilities, business, operations or financial condition or directly related to the Buyer’s investment in the Company.

(b) Calculation of Losses. For purposes of determining the extent of and limitations on indemnification under this Section 8.4, the amount of any Losses that may be subject to indemnification hereunder will be determined net of (i) the sum of any amounts actually received by the Indemnified Party under insurance policies with respect to such Loss (it being understood that neither the Buyer nor the Company shall be under any obligation to file any insurance claim relating to such Losses; provided, however, that if the Company has occurrence based insurance coverage in place with respect to pre-Closing periods the premium for which was paid by Seller or the Company, and the Company or Buyer does not wish to file any such insurance claim with respect to such policy, Buyer will promptly notify Seller of such determination and shall, to the extent consistent with the terms of the underlying policies, assign to Seller any rights of the Company to pursue any claim under such policy relating to such Losses; provided, further that Seller shall have no right to access the insurance coverage of the Company or the Buyer with respect to any insurance coverage (occurrence based or claims-made) that is in effect on or after the Closing), and (ii) the amount of any Tax benefit (after first taking into account all other items of income, gain, loss, deduction or credit of such Indemnified Party or group) actually realized by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) attributable to the accrual or payment of such Loss to the extent that such Loss is deductible; such Tax benefit shall be based on the post-Closing Tax position of the Company and shall be certified by a senior manager or partner of an accounting firm representing the Company. In the event that any Tax benefit that has actually reduced Losses under this Section 8.4(b) is disallowed, the Seller shall promptly (i) repay to the Buyer an amount equal to the sum of (ii) the Tax benefit disallowed and (iii) the amount of interest actually paid by the Buyer to a Taxing Authority on account of the disallowance of such Tax benefit. Buyer will not be entitled to any indemnification for any Loss to the extent that the Buyer has recovered such Loss (or has otherwise received an equivalent economic benefit) through the Net Working Capital purchase price adjustment provided for in Section 1.4 above.

8.5. Matters Involving Third Parties. If any third party should notify any party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification under this Section 8, then the Indemnified Party will promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(a) Any Indemnifying Party will have the right to select counsel of its choice reasonably satisfactory to the Indemnified Party to handle the Third Party Claim except when the relevant Third Party Claim (i) does not primarily involve money damages or (ii) is asserted directly by or on behalf of a Person who is a customer of, or supplier to, the Company. In circumstances when it has the right to select counsel, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and shall have the duty to indemnify and defend the Indemnified Party and shall pay costs of defense, including reasonable attorney’s fees, to defend such Third Party Claim.

(b) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(a) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expenses and participate in the defense of the Third Party Claim, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement from the party bringing the Third Party Claim is obtained releasing the Indemnified Party from all liability thereunder.

(c) In the event that the Indemnifying Party does not (or otherwise ceases to) conduct the defense of the Third Party Claim under Section 8.5(a) above, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate and may consent to the entry of judgment or enter into a settlement of the Third Party Claim only with the prior written consent of the Indemnifying Party provided that it is understood that (i) the Indemnified Party may retain separate co-counsel at its sole cost and expenses and participate in the defense of the Third Party Claim and (ii) any such entry of any judgment or entering into of any settlement with respect to the Third Party Claim shall also release the Indemnifying Party from all liability thereunder.

(d) Notwithstanding this Section 8.5, the procedure with respect to Tax Contests shall be determined pursuant to Section 7.10(a)(4).

8.6. Certain Other Indemnity Matters. Notwithstanding anything to the contrary contained in this Agreement:

(a) Other than (i) the equitable remedies available to the Buyer and (ii) with respect to claims arising out of, in connection with or relating to fraud or willful misconduct, from and after the Closing, the sole and exclusive remedy of the Buyer Indemnified Parties (including the Company and its Affiliates) with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, the Buyer on behalf of itself and all of the Buyer Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, agrees not to assert in any Action of any kind and agrees to defend and hold harmless each Seller Indemnified Party from, any and all rights, claims and causes of action any of them may now or hereafter have against any Seller Indemnified Party (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or equity) other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 8.

(b) Other than with respect to (i) the equitable remedies available to the parties and (ii) indemnification for Losses that are asserted in a Third Party Claim, no party will in any event be liable under this Section 8, and no claim for indemnification may in any event be asserted under this Section 8, for any incidental, consequential or punitive damages.

8.7. Procedure for Resolving Disputes Involving Specified Product Claims. The parties shall attempt in good faith to resolve promptly by negotiation any controversy, claim or dispute, including but not limited to Third Party Claims, whether or not involving Losses, arising out of or relating to, the Specified Product Claims. The Buyer or the Company shall be responsible for engaging in discussions with applicable third parties relating to such Specified Product Claims after the Closing Date; provided, however, that the Buyer or the Company, as applicable, shall keep the Seller reasonably informed of all such material facts and negotiations and shall timely answer all questions, make available responsible personnel for better understanding of the issues and status and furnish supporting documentation and information relating thereto. No funds may be disbursed from the Escrow Funds or be required to be paid by Seller until: (a) the Buyer and the Seller have agreed in writing to the specific amount of the Specified Product Claims; (b) a mutually agreed upon third person has so authorized and directed the disbursement after the Buyer and the Seller have had the opportunity to present their positions at binding mediation; (c) final judgment has been entered by a court as to liability and damage amount relating to the Specified Product Claims; or (d) Seller fails to object within twenty (20) business days of receipt of written notice from Buyer of the proposed settlement to resolve the Specified Product Claims. It is understood and agreed by Buyer and Seller that the resolution of any Specified Product Claims shall attempt to balance the multiple goals of the parties including the minimization of the amount of the Specified Product Claims, the maintenance of the relationship with the applicable third parties and the consistency of treatment of the resolution of Specified Product Claims with the resolution of previous claims between the Company and such applicable third parties in similar circumstances, if any. All negotiations under this Section 8.7, including documents produced and exchanged between the parties shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation. The obligations of Seller under Section 8.2(e) and this Section 8.7 shall terminate and be null and void twenty four (24) months from the Closing Date (except for claims relating to the Specified Product Claims first asserted in writing prior to such time under the procedures set forth in Section 8.5, this 8.7, and under the Escrow Agreement).

8.8. Miscellaneous. The Seller and the Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Section 8 or under any other indemnity provisions of this Agreement as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction require otherwise.

9. TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1. Termination. The parties may not terminate this Agreement other than as follows:

(a) The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Buyer or the Seller may terminate this Agreement if the Closing has not occurred on or before September 30, 2012 (the “Expiration Date”), by reason of the failure of any condition precedent under Section 5 or Section 6 hereof (unless the failure results primarily from a breach of any representation, warranty or covenant by the party seeking to terminate this Agreement).

(c) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller or the Company have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach in writing, and the Seller or Company has not cured or, if the breach is not capable of being cured within such time frame, taken reasonable steps to cure such breach within 30 days of notice.

(d) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach in writing, and the Buyer has not cured or, if the breach is not capable of being cured within such time frame, taken reasonable steps to cure such breach within 30 days of notice.

9.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except that (a) the rights and obligations of the parties under Sections 7.5, 11.1 through 11.2, inclusive, and 11.8 through 11.12, inclusive, will survive such termination, and (b) nothing herein will relieve any party from liability for any breach hereof occurring prior to termination. In the event of any termination of this Agreement pursuant to Section 9.1, no party will be liable under this Agreement, and no claim may be asserted for any loss of incidental, consequential or punitive damages except to the extent that this Agreement was terminated pursuant to Section 9.1(c) or 9.1(d) because of the intentional or willful breach of such party. The Confidentiality Agreement will survive the termination of this Agreement as set forth therein.

10. DEFINITIONS.

Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 10.

“Actions” means any (a) suit, action, arbitration, legal proceeding, administrative, quasi- administrative or enforcement proceeding or arbitration proceeding before any Governmental Authority, or any other formal proceeding or criminal prosecution or (b) to Seller’s Knowledge, any investigation, inquiry or review by any Governmental Authority.

“Affiliate” means (a) with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, (i) means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (ii) shall be presumed if a Person has the direct or indirect power to appoint or have elected more than fifty percent (50%) of the governing body (e.g., board of directors) of such Person or has direct or indirect ownership of more than fifty percent (50%) of the voting securities of such Person, or (b) has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.10(a)(7).

“Anti-Bribery and U.S. Export Laws” includes the U.S. Foreign Corrupt Practices Act, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, the Foreign Relations Authorization Act (Public Law 107-228), and similar U.S. export laws, and implementing regulations administered by the Department of Commerce, Bureau of Industry and Security; the Department of Commerce, Census Bureau; the Department of Homeland Security, Customs and Border Protection; the State Department Directorate of Defense Trade Controls; and the Department of Treasury, Office of Foreign Assets Control.

“Asset Sale Purchase Price” has the meaning set forth in Section 7.10(a)(7).

“Buyer” has the meaning set forth in the preamble.

“Buyer Charter Documents” has the meaning set forth in Section 4.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Net Debt” has the meaning set forth in Section 1.4.

“Closing Net Working Capital” has the meaning set forth in Section 1.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Collective Bargaining Agreement” means that Agreement between Seller, Northern Electric Co Inc., South Bend Controls, Inc. and Enyart Electric Motor Repair, Inc., as Employers, and Local Union 1392 International Brotherhood of Electrical Workers, as the Union, dated effective June 1, 2010.

“Company” has the meaning set forth in the preamble.

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company IP Rights” means Intellectual Property Rights used by the Company in the conduct of the business of the Company as presently conducted, other than commercial off-the-shelf software licensed by the Company in the Ordinary Course of Business.

“Company Plan” has the meaning set forth in Section 3.10(a).

“Competition” means to, directly or indirectly, own any interest in, manage, operate, control, invest or acquire an interest in, participate in, consult with, render services for, operate or in any manner engage in any business or enterprise (including any division, group or franchise of a larger organization), whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant, that is engaged in any business or operation that is a direct competitor of, the business of the Company as conducted as of the Closing Date in the United States of America.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(a).

“Contract” means, whether written or oral, any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking or arrangement.

“Court” has the meaning set forth in Section 7.12(c).

“Credit Agreement” means (a) that certain Loan and Security Agreement dated as of August 22, 2008 by and between Seller and The PrivateBank and Trust Company and (b) that certain Senior Subordinated Loan and Investment Agreement dated as of August 27, 2008 as amended by and between Seller and Aldine SBIC Fund, L.P.

“Disclosure Schedule” has the meaning set forth in Section 2.

“Dispute Notice” has the meaning set forth in Section 1.4.

“Environmental Laws” means all applicable federal, state, foreign or local laws or any regulation, Permit, ordinance, policy, guidance, requirement, common law, code, plan, order, decree, judgment, notice or demand letter issued relating to pollution, contamination or protection of the human health, safety or the environment, including: (a) all requirements pertaining to reporting, exposure to, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; (b) natural resources or natural resource damages and (c) all matters pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Escrow Agent” has the meaning set forth in Section 1.3(b).

“Escrow Agreement” has the meaning set forth in Section 1.3(b).

“Escrow Funds” has the meaning set forth in Section 1.3(b).

“Estimated Net Debt” has the meaning set forth in Section 1.2(b).

“Estimated Net Debt Statement” has the meaning set forth in Section 1.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.2(c).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 1.2(c).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 1.2(c).

“Exhibits” means the exhibits annexed hereto.

“Expiration Date” has the meaning set forth in Section 9.1(b).

“Federal Employment Tax” means any Tax reported on a Federal Employment Tax Return with respect to the Transferred Employees.

“Federal Employment Tax Returns” means the Forms W-2 (Wage and Tax Statement); Forms 941 (Employer’s Quarterly Federal Tax Return); Forms W-4 (Employee’s Withholding Allowance Certificate) and Forms W-5 (Earned Income Credit Advance Payment Certificate) on which wages and other compensation paid to the Transferred Employees during calendar year 2012 are reported.

“Final Net Debt” has the meaning set forth in Section 1.4(d).

“Final Net Debt Adjustment” has the meaning set forth in Section 1.4(d).

“Final Net Working Capital” has the meaning set forth in Section 1.4(e).

“Final Net Working Capital Adjustment” has the meaning set forth in Section 1.4(e).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary, solid or radioactive waste or otherwise hazardous substance, waste or material, (b) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, polychlorinated biphenyls or radon gas, (c) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “extraordinarily hazardous substances”, “solid wastes”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law, and (d) any other chemical, pollutant, waste, material or substance that is regulated by or to which liability or standards of conduct may be imposed under any Environmental Law.

“High Street” has the meaning set forth in the recitals.

“Indebtedness” means with respect to the Company, all obligations contingent or otherwise, in respect of and without double counting any items set forth on the Net Working Capital computation or a balance sheet as of the Closing: (a) borrowed money (including, with respect to the Company, under the Credit Agreement); (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable or employee compensation); (e) conditional sale or other title retention agreements; (f) purchase commitments to suppliers which are required under GAAP consistently applied to be accrued as a current liability, and (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (g); provided, however, that Indebtedness shall exclude any amount that is reflected or otherwise classified as a liability in the calculation of the Net Working Capital including without limitation any item set forth in clause (f) including the purchase of additional AC units and further provided that for purposes of the computation of the Purchase Price, item (e) shall not be included in the definition of Indebtedness.

“Indemnified Party” means the party making a claim under Article 8 of this Agreement.

“Indemnifying Party” means the party against whom a claim is asserted under Article 8 of this Agreement.

“Indemnity Cap” has the meaning set forth in Section 8.4(a).

“Indemnity Deductible” has the meaning set forth in Section 8.4(a).

“Initial Purchase Price” has the meaning set forth in Section 1.2.

“Intellectual Property License Agreement” has the meaning set forth in Section 5.8.

“Intellectual Property Rights” means all domestic or international intellectual property rights, including, patents, patent applications, invention disclosures, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithm, architecture, structure, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records.

“Inventory” means all raw materials, work-in-process, finished goods and merchandise, spare parts, packaging material and other supplies related thereto.

“IRS” means the United States Internal Revenue Service.

“Key Employees” shall mean those individuals whose names are set forth on Schedule 10(d) of the Disclosure Schedules.

“Law” means any law, statute, treaty, code, ordinance, regulation, rule or Order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Leases” has the meaning set forth in Section 3.8(b).

“Lenders” means The PrivateBank and Trust Company and Aldine SBIC Fund, L.P..

“Lien” means any mortgage, pledge, lien (statutory or other), security interest, charge, claim, equitable interest, servitude, encroachment, encumbrance, restriction on transfer (including any right of first refusal, right of first offer, purchase option, restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), conditional sale or other title retention device or arrangement (including a capital lease), lease, right-of-way, title defect, transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Local 1392 Multi-Employer Plan” has the meaning set forth in Section 7.15.

“Losses” means fines or penalties, losses, liabilities, obligations, damages, expenses, fees, costs or amounts arising out of any claim, complaint, demand, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter as well as any legal costs and expenses incurred in connection with the defense of any Third Party Claim.

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate with any other change, effect or circumstance, is materially adverse to the business, financial condition or results of operations of the Company taken as a whole; provided, however, that no change, effect or circumstance will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy, in the economy of the geographic region in which the Company principally operates or in the industry(ies) in which the Company operates, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (c) any change in accounting requirements or principles imposed upon the Company or any change in applicable Laws or the interpretation thereof, (d) the disclosure of the fact that the Buyer is the prospective acquirer of the Company, (e) the announcement or pendency of the transactions contemplated hereby or (f) compliance with the terms of, or the taking of any action required by, this Agreement; provided, further that in each of the cases of clause (a) through (c) above only to the extent that such change, effect or circumstance, either alone or in combination, does not have a disproportionate effect on the business, financial condition or results of operations of the Company taken as a whole relative to other industry participants.

“Material Customers” has the meaning set forth in Section 3.22(a).

“Material Suppliers” has the meaning set forth in Section 3.22(b).

“Membership Interests” has the meaning set forth in the recitals.

“Multi-Employer Plan” has the meaning set forth in Section 3.10(f).

“ND Statement” has the meaning set forth on Section 1.4.

“Net Debt” has the meaning set forth on Section 1.2(b).

“Net Working Capital” means, as of any date, the current assets (including income tax assets, but excluding cash) of the Company as of such date less the current liabilities (including accrued income tax liabilities, but excluding all Net Debt and accrued Transaction Expenses) of the Company as of such date, in each case as determined in accordance with GAAP, consistent with past practice and the principles applied in the preparation of Exhibit 1.2(d). It is acknowledged that (i) the Net Working Capital shall not include any deferred income tax assets or liabilities, whether current or non-current, and (ii) the treatment of working capital items related to the Siemens/KXL project shall be consistent with the treatment of such items in Exhibit 1.2(d).

“Non-Competition Period” has the meaning set forth in Section 7.12(b).

“NWC Statement” has the meaning set forth in Section 1.4.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice and custom.

“Permit” means any certificate, variance, license, permit, consent, operating authority, Order, registration, clearance, authorization or similar right issued by or obtained from, or required to be obtained from, any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for obligations not yet due and payable, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Leased Real Property owned or occupied by the Company which are not violated in any material respect by the current use and operation of the Leased Real Property owned or occupied by the Company, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record described in Schedule 2.5 of the Disclosure Schedule, affecting title to but not adversely affecting current occupancy or use of the Leased Real Property owned or occupied by the Company in any material respect, (f) Title Exceptions (as defined in Section 2.5) and (g) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business, government, Governmental Authority or political subdivision thereof.

“Post-Closing Period Taxes” means any Tax attributable to the Company for a Post-Closing Tax Period.

“Post-Closing Straddle Period Taxes” means for Taxes attributable to the Company for a Straddle Period, all such Taxes other than Pre-Closing Straddle Period Taxes. For avoidance of doubt, Post-Closing Straddle Period Taxes shall not include Transfer Taxes (as described in Section 7.10(a)(6)) and Federal Employment Taxes in respect of the Transferred Employees.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period Taxes” means any Taxes attributable to the Company for a Pre-Closing Tax Period.

“Pre-Closing Straddle Period” means that portion of a Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Straddle Period Taxes” means for those Taxes attributable to the Company for a Straddle Period: (a) with respect to Taxes imposed on or measured by sales, use, value-

added, income, receipts, profits or payment of wages, the portion of all such Taxes that would have been due had the Straddle Period ended on and included the Closing Date; and (b) with respect to all other Taxes, an amount equal to the total of all other such Taxes multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the entire Straddle Period. For avoidance of doubt, Pre-Closing Straddle Period Taxes shall not include Transfer Taxes (as described in Section 7.10(a)(6)) or Federal Employment Taxes in respect of the Transferred Employees.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) the Closing Date, or ending before the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchase Price Adjustment” has the meaning set forth in Section 1.4.

“Records” has the meaning set forth in Section 7.1.

“Referee” has the meaning set forth in Section 1.4(c).

“Reference Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Related Entity” has the meaning set forth in Section 3.10(e).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, threat of release or other releasing of Hazardous Substances into the environment, whether intentional or unintentional, and including all releases as defined under Environmental Law.

“Review Period” has the meaning set forth in Section 1.4.

“Securities Act” means the Securities Act of 1933, as amended and the regulations issued thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller’s Knowledge” means the actual knowledge of Michael Pound, Donald Eichstadt, Frank Stec, Sandy Elick, Paul Witek and Barry Winters after due and reasonable investigation (it being understood that in no circumstances shall “reasonable investigation” require more than inquiry of responsible managerial employees of Company).

“Seller” has the meaning set forth in the recitals.

“Specified Pre-Closing Liabilities” means any and all liabilities of the Company or the Seller of any kind or nature whatsoever whether or not disclosed on the Disclosure Schedules and regardless of when or by whom asserted relating to the matters set forth on Schedule 10(b) of the Disclosure Schedules.

“Specified Product Claims” means any and all liabilities of the Company of any kind or nature whatsoever, whether or not disclosed on the Disclosure Schedules, and relating to customer claims asserted in writing in respect of the subject matter described in, and under the Contracts set forth on, Schedule 10(c) of the Disclosure Schedules.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means with respect to any Person: (a) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests will at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (c) any limited partnership of which such Person or any of its Subsidiaries is a general partner; and (d) any limited liability company of which such Person or any of its Subsidiaries is a managing member. For the purposes of this definition, “voting stock” means Membership Interests, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than Membership Interests, interests, participations or other equivalents having such power only by reason of contingency.

“Tax” means all taxes, payable to any federal, state, local or foreign taxing authority, including (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, payroll, withholding, employment, social security (or similar), disability, excise, stamp, occupation, registration, alternative and add-on minimum, built-in gain, estimated, and other Taxes of any kind whatsoever (including Tax (i) for which a taxpayer is responsible by reason of Treasury Regulation Section 1.1502-6 and any comparable provision of state, local or foreign Tax law, (ii) of Seller, Koontz-Wagner Electric Company, Inc. or any Affiliate or (iii) which is, or may become, a Lien on the assets of the Company for any Tax period (or portion thereof) ending on (and including) the Closing Date, or ending before the Closing Date) or as a successor by reason of contract, indemnity or otherwise, and (b) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto, and any interest in respect of such interest, penalties, additional taxes and additions.

“Tax Contest” has the meaning set forth in Section 7.10(a)(4).

“Tax Returns” means all returns (including information returns), statements, reports, forms, declarations and other similar documents required to be filed or delivered with respect to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.5.

“Transaction Expenses” means, without duplication, the collective amount due and payable by the Company, and not paid by the Seller on behalf of the Company, for (a) all fees and expenses of Gould & Ratner LLP, Livingstone Partners LLC, High Street Capital, McGladrey & Pullen LLC and any other consultants or advisors that are incurred by the Seller or the Company in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; (b) all fees incurred by the Seller or the Company in connection with any employment arrangements, change of control, severance, bonus or transaction bonuses and not otherwise reflected as a current liability for purposes of calculating the Net Working Capital; (c) all internal expenses incurred by the Seller or the Company in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby and (d) to the extent desired to be obtained by Seller, the premium for directors and officers liability insurance covering the current and former directors and officers of the Company and covering the period commencing on the Closing Date and ending on the six year anniversary thereof pursuant to the terms of Section 7.11 hereof.

“Transaction Tax Benefits” means the tax benefits realized or expected to be realized related to or triggered by any of the transactions contemplated by this Agreement, prepayment penalties or any other deductions associated with the payoff of any Indebtedness of the Company, payment of Transaction Expenses, employee bonuses, and any other deductions triggered by or related to the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.10(a)(6).

“Transferred Employees” all individuals who are employed by Seller or any of its Affiliates immediately before Closing and who perform services or work for the benefit of, or related to the work performed by, the Company immediately before Closing, and who continue their employment with the Company as of the Closing and after the Closing Date, all as are set forth on Schedule 7.14 of the Disclosure Schedule.

“Transition Services Agreement” has the meaning set forth in Section 5.8.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Unaudited Monthly Financial Statements” has the meaning set forth in Section 3.5(a).

“Union” has the meaning set forth in Section 7.14(a).

“Update” has the meaning set forth in Section 7.9.

“Voorde Facility” has the meaning set forth in Section 2.5.

“Voorde Lease Agreement” has the meaning set forth in Section 5.8.

“Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA.

11. MISCELLANEOUS.

11.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one business day following the date sent when sent by personal delivery, overnight delivery, facsimile transmission or electronic mail or (b) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

If to the Seller and/or High Street, to:
Mr. Joseph R. Katcha High Street Capital III, Management, Inc. 11 South LaSalle Street, Floor 5 Chicago, IL 60603 Fax No.: 312-267-2861 E-Mail: Joe@HighStreetCapital.com
– with a copy (which shall not constitute notice) to –
Gould & Ratner LLP 222 North LaSalle Street, Suite 800 Chicago, IL 60601-1086 Fax No.: 312-236-3241 Attn: Fredric D. Tannenbaum, Esq. E-Mail: ftannenbaum@gouldratner.com
If to the Buyer, to it at:

Global Power Equipment Group Inc.

400 E. Las Colinas Boulevard, Suite No. 400

Irving, TX 75039

Tel.: 214-574-2709

Fax: 214-853-4744

E-Mail: tpagliara@globalpower.com

Attention: Tracy D. Pagliara, General Counsel, Secretary and Vice President of Business Development

– with a copy (which shall not constitute notice) to –
Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 Tel.: 212-908-3914 Fax: 212-344-6101 E-Mail: Stuart.Welburn@ThompsonHine.com Attention: Stuart Welburn

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using facsimile transmission or electronic mail which shall also be mailed to the addressee using regular mail. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.2. Expenses of Transaction. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby; provided that nothing in this Section 11.2 shall limit the ability of any party to recover as part of its damages any such expenses, costs and fees in connection with any claim brought with respect to this Agreement or the subject matter hereof in addition to any other legal or equitable remedies available to the Seller or the Buyer; provided further that it is understood and agreed that Seller, on the one hand, and Buyer, on the other hand, shall each bear one-half of the cost of environmental insurance policies to be obtained on the Closing Date for the Leased Real Property being approximately $73,800, such policy being identified and described on Schedule 3.12 hereto. Buyer has provided to Seller all information in its possession regarding such policy quote. In the event that Buyer obtains the policy, Buyer agrees to use reasonable efforts to cause Seller to be named as an additional insured to such policy. In no event shall Seller be responsible for any other premium or deductible with respect to such policy except as required under Article 8.4

11.3. Entire Agreement. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto sets forth the entire agreement and understanding between the parties and supersedes any prior Contract, agreement or understanding (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement.

11.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.5. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing, but only by an instrument in writing executed by each of the Buyer and the Seller; provided, however, that the provisions of Section 8.5(a) may not be amended without the consent of Seller.

11.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

11.7. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Seller and the Buyer, including any Affiliates thereof. This Agreement and any rights and obligations hereunder will not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto, which consent will not unreasonably be withheld.

11.8. Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

11.9. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of Illinois, Cook County or the United States District Court located in the Northern District of Illinois for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by Delaware Law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 hereof, will constitute good and valid service of process in any such action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.10. Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this Section 11.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

11.11. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 above constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.

11.12. Attorneys’ Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, the prevailing party will be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.13. Specific Enforcement. Each party acknowledges and agrees that the other parties would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to seek an injunction to specifically enforce the terms of this Agreement, in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

11.14. No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

11.15. Negotiation of Agreement. Each of the parties acknowledges that it has obtained independent counsel or has expressly waived representation by independent counsel. Each party and its counsel, if any, cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

11.16. Construction. The inclusion of any information in the Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Company. The headings, if any, of the individual sections of each of the Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Disclosure Schedule is arranged in sections corresponding to those contained in Sections 2, 3, 5, 7, and 10 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto.

11.17. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

11.18. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.

[The remainder of this page is intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

The Buyer:	GLOBAL POWER EQUIPMENT GROUP INC.

	By:	/s/ Luis Manuel Ramírez
Name: Luis Manuel Ramírez
Title: President and Chief Executive Officer

The Seller:	KOONTZ-WAGNER HOLDINGS, LLC

	By:	/s/ Joseph R. Katcha
Name: Joseph R. Katcha
Title: President and Managing Director

High Street:	HIGH STREET CAPITAL III SBIC, L.P.,
(Solely for purposes of Sections 7.12(b)(2) and 7.12(c)

	By:	HIGH STREET CAPITAL III PARTNERS, LLC, GP

	By:	HIGH STREET CAPITAL III MANAGEMENT, INC., Manager

	By:	/s/ Joseph R. Katcha
Joseph R. Katcha, President

Exhibit 1.2(e) - Illustrative Initial Purchase Price Calculation

1

Exhibit A – Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this      day of              , 2012 (the “Escrow Agreement”), is entered into by and among Global Power Equipment Group Inc., a Delaware corporation (the “Buyer”), Koontz-Wagner Holdings LLC, a Delaware limited liability company (“Seller”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Buyer and Seller are collectively referred to herein as the “Parties,” and each individually as a “Party”.

RECITALS

A. Buyer, Seller and, solely with respect to Section 7.12(b)(2) and 7.12(c) thereof, High Street Capital III SBIC, L.P., have entered into that certain Membership Interest Purchase and Sale Agreement, dated as of July 14, 2012 (the “MIPA”), a true and correct copy of which is attached hereto as Exhibit D.

B. The Parties intend to establish an escrow account with the Escrow Agent to hold the Escrow Property (as defined in Section 1.1 below).

C. Buyer agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as set forth below. All capitalized terms used in this Escrow Agreement but not otherwise defined herein are given the meanings set forth in the MIPA.

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Property. Upon execution hereof, Buyer shall deliver Five Million Dollars ($5,000,000.00) (the “Escrow Amount”) by wire transfer of immediately available funds to an account designated by the Escrow Agent. Upon receipt, the Escrow Agent agrees to hold the Escrow Amount, together with any and all proceeds thereof (including any and all interest, gains and other income earned with respect thereto) (collectively, the “Escrow Property”), in a separate and distinct escrow account (the “Escrow Account”) maintained by the Escrow Agent, subject to the terms and conditions of this Escrow Agreement. The Escrow Agent will not release or distribute the Escrow Property except in accordance with the express terms and conditions of this Escrow Agreement.

Section 1.2. Investments.

(a) The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by an authorized representative of both Parties. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3. Disbursements. Except as otherwise provided in this Escrow Agreement, no portion of the Escrow Property shall be disbursed until any of the following conditions shall have occurred:

(a) (i) In the event that Buyer determines that Buyer is entitled to indemnification under Section 8 of the MIPA, Buyer may give notice (a “Notice”) to Seller, with a copy to Seller’s legal counsel and the Escrow Agent, specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article 8 of the MIPA and specifically directing that the Escrow Agent release from the Escrow Account and deliver to Buyer an amount equal to the Losses claimed under Article 8 of the MIPA (the “Claimed Loss”). If the Escrow Agent shall not have received from the Seller, within twenty (20) days after the date that the Notice is received by the Escrow Agent, a counter notice (a “Counter Notice”) objecting to the claims set forth in the Notice, then the Escrow Agent shall release from the Escrow Account and deliver to Buyer funds in an equal to the Claimed Loss. The parties agree that a Notice must be given to the Seller simultaneously or promptly after delivery to the Escrow Agent and an Objection Notice must be given to Buyer simultaneously or promptly after delivery to the Escrow Agent, in each case as provided for in Section 4.3 of this Escrow Agreement. Notwithstanding anything to the contrary contained in this Escrow Agreement, in the event that an Objection Notice is delivered to the Escrow Agent in accordance with this Escrow Agreement, the Escrow Property shall not be released by the Escrow Agent except in accordance with another subsection of this Section 1.3 or as provided elsewhere in this Escrow Agreement.

(ii) If the Escrow Agent shall have received an Objection Notice from the Seller within twenty (20) days after the date that the Notice is received by the Escrow Agent, the Escrow Agent shall continue to hold the Claimed Loss in the Escrow Account until receipt of either (A) joint written instructions from Buyer and the Seller reasonably satisfactory to the Escrow Agent; or (B) a final order, writ, judgment or decree of a court of competent jurisdiction, provided the Escrow Agent received a certified copy of such order, writ, judgment or decree, and a certification to the effect that the time for appeal from such order, writ, judgment or decree has expired without an appeal having been filed.

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(b) On the date which is fifteen months from and after the Closing Date (the “Interim Release Date”), (i) the Escrow Agent shall immediately disburse to Seller an amount equal to $2,000,000 less the sum of (A) all amounts previously paid to Buyer in respect of every Claim and (B) the aggregate amount of each and every other Claim which has not been paid or otherwise settled prior to the Interim Release Date (the “First Required Escrow Balance”), if any (such amount, the “Seller’s Interim Distribution Amount”). If at the time of the Interim Release Date, the First Required Escrow Balance exceeds the then current balance of the Escrow Account, no funds shall be distributed on the Interim Release Date pursuant to this subsection of Section 1.3(b).

(c) On the date which is the second year anniversary of the Closing Date (the “Final Release Date”), (i) the Escrow Agent shall immediately disburse to Seller an amount equal to the balance of the Escrow Property (the “Seller’s Distribution Amount”) less (ii) the aggregate amount of each and every other Claim which has not been paid or otherwise settled prior to the Final Release Date.

(d) If, at any time, a written notice signed by Buyer and the Seller is delivered to the Escrow Agent specifically directing delivery of all or any portion of the Escrow Property to Buyer or the Seller, then the Escrow Agent shall release from the Escrow Account and deliver to Buyer or the Seller, as the case may be, the Escrow Property in accordance with such notice.

(e) Except for Claims in respect of the Purchase Price Adjustment pursuant to Section 1.4 of the MIPA, all Claims for Losses by Buyer must be made first against the Escrow Account until such account is exhausted or claimed and then Buyer shall be entitled to seek recovery from the Seller directly.

(f) In no event may Buyer recover Losses from the Escrow Property that exceed the Indemnity Cap in respect of claims that are subject to the Indemnity Cap.

Section 1.4. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year.

(b) Concurrent with the execution hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents as the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and

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severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5. Termination. Upon the disbursement of all of the Escrow Property, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of either Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument or document. References in this Escrow Agreement to any other agreement, instrument or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

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Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.

Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

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Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest, compounded monthly, at the rate of the Prime Rate as published in The Wall Street Journal, Eastern Edition. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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Section 3.7. Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United

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States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:

c/o Global Power Equipment Group Inc.

400 E. Las Colinas Boulevard, Suite No. 400

Irving, TX 75039

Attention: Tracy D. Pagliara, General Counsel, Secretary and Vice President of Business Development

Tel.: 214-574-2709

Fax: 214-853-4744

E-Mail: tpagliara@globalpower.com

– with a copy (which shall not constitute notice) to –

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Attention: Stuart Welburn

Tel.: 212-908-3914

Fax: 212-344-6101

E-Mail: Stuart.Welburn@ThompsonHine.com

If to Seller:

Mr. Joseph R. Katcha

High Street Capital III, Management, Inc.

11 South LaSalle Street, Floor 5

Chicago, IL 60603

Fax No.: 312-267-2861

E-Mail: Joe@HighStreetCapital.com

– with a copy to (which shall not constitute notice) to –

Gould & Ratner

222 N. LaSalle Street, Suite 800

Chicago, IL 60601

Attention: Fred Tannenbaum

Fax: (312) 236-3241

E-Mail: ftannenbaum@gouldratner.com

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If to the Escrow Agent:

Wells Fargo Bank, National Association
Corporate Municipal and Escrow Solutions
45 Broadway- 14th Floor
New York, NY 10006
Attention: Matthew Sherman
Telephone: (212) 515-1573
Facsimile: (212) 509 1716

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

Section 4.5. Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts. This Escrow Agreement may be executed in one or more counterparts and by facsimile signature, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

Buyer:

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

Seller:

KOONTZ-WAGNER HOLDINGS, LLC

By:
Name:
Title:

Escrow Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

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EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (“MMDA”)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative	Authorized Representative
Koontz-Wagner Holdings, LLC	Global Power Equipment Group Inc.

Date: , 2012	Date: , 2012

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Buyer.

Name / Title	Specimen Signature

Title:	Signature

Title:	Signature

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signature shown below is the specimen signatures of the individual who has been designated as authorized representative of Seller and is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Seller.

Name / Title	Specimen Signature

KOONTZ-WAGNER HOLDINGS, LLC Seller	, Joseph Katcha, its Chairman

EXHIBIT C

FEES OF ESCROW AGENT

Acceptance and Initial Account Set-up Fee:	WAIVED

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes examination of the document, acceptance of appointment; setting up of Account(s) and accounting records; coordination of receipt of funds for deposit to the Account(s); and due diligence performed on all parties to the agreements.

Annual Administration Fee:	$2,500

For ordinary administration services as Escrow Agent and when funded – includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. This fee also includes tax reporting for up to 15 parties.

The Annual Administration Fee is payable annually in advance, with the first installment due at the time of Agreement execution. Except in the event of the resignation of the Escrow Agent, the Annual Administration Fee will not be prorated in case of early termination.

Out-of-Pocket Expenses:	Billable at Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.

Wells Fargo’s fees are based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1) account per escrow

•	Balances will be invested in a qualified money market deposit account or money market fund for which Wells Fargo receives a fee for services provided to that deposit account or fund

•	All funds will be received from or distributed to a domestic or an approved foreign entity

EXHIBIT D

MIPA

(see attached)

Exhibit B – Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the annexes and schedules hereto, this “Agreement”), is entered into as of July     , 2012 (the “Effective Date”) by and between Koontz-Wagner Custom Controls Holdings LLC, an Indiana limited liability company (the “Company”), and Koontz-Wagner Holdings LLC, a Delaware limited liability company (“Seller”). The Company and Seller are each a “party” and collectively the “parties.”

INTRODUCTION

As set forth in the Membership Interest Purchase and Sale Agreement, dated as of July     , 2012 (the “MIPA”), by and among Global Power Equipment Group Inc. (the “Buyer”) and Seller, the Buyer is acquiring the Membership Interests of the Company (the “Acquisition”).

Prior to the Acquisition, Seller provided certain managerial and related services to the Company. To facilitate a smooth transition for a limited time following the Acquisition, the Company desires to purchase from the Seller, and the Seller is willing to provide, or to cause its Affiliates to provide, certain transition services to the Company on the terms and conditions set forth herein.

In consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the MIPA.

Transition Services.

During the Term (as defined below), the Seller shall provide, or shall cause one or more of its Affiliates to provide, the services set forth on Annex A hereto (collectively, the “Services”) to the Company, and the Company or its designated Affiliates shall use the Services for substantially the same purposes and in substantially the same manner as the Company used the Services prior to the date hereof. The Company or its Affiliates shall not resell any of the Services to any person whatsoever or permit the use of the Services by any person other than in the ordinary course consistent with past practice.

The Company acknowledges that neither the Seller nor its Affiliates are engaged in the business of providing Services of the type provided hereunder to third parties. Notwithstanding the foregoing, Seller and its Affiliates will provide such Services to the Company in a professional and workmanlike manner, with the level of skill, level of staffing and personnel, and care and with the response times that are consistent with the Seller’s past practices and standards for the provisions of such Services.

The Company acknowledges that the Seller and its Affiliates may be providing similar services, and/or services that involve the same resources as those used to provide the Services to Seller’s internal organizations and Seller’s Affiliates. The Seller reserves the right to modify the Services in connection with changes to Seller’s internal organizations and Seller’s Affiliates in the ordinary course of business; provided, however, that (i) the Company will receive at least 45 days’ prior written notice of the modifications, (ii) no such modifications materially diminish the Services without the prior written consent of the Company and (iii) no such modifications shall be made in a discriminatory manner.

The Company acknowledges that, in connection with providing the Services, the Seller and its Affiliates will not be required to use their own funds for any third party provided service or payment obligation owed specifically on behalf of the Company or its Affiliates.

During the term of this Agreement, the Seller and each of its Affiliates providing Services hereunder shall cause each of its employees (the “Personnel”) to provide the Services in accordance with the terms and conditions of this Agreement and shall provide the Company with access to the Personnel as may reasonably be necessary to furnish the Services to the Company.

Certain Third Party Licenses.

Prior to the Closing Date, certain third party software or systems applications, which are listed on Schedule 2(f) hereto, were used by the Seller under shared licensing arrangements (the “Shared Licenses”) that covered Seller and its Affiliates. To the extent that the Company or its Affiliates have not been able to obtain separate licensing arrangements with respect to any third party software or systems application described on Schedule 2(f), Seller will make available to the Company and permit the Company to use, to the fullest extent permitted under any such Shared License, in a manner consistent with past practice, all applicable Services subject to such Shared Licenses. Except as expressly set forth in this Agreement, the Company acknowledges that neither it nor any of its Affiliates will acquire hereunder any right, title or interest (including any license rights or rights of use) in any third party software or systems application or the licenses therefor, made available by Seller by reason of the provision of the Services provided in the previous sentence. The Company shall not resell any Intellectual Property covered by the Shared Licenses to any Person whatsoever, or use or permit the use of the Intellectual Property and/or applications covered by the Shared Licenses by any Person other than the Company (or its designated Affiliates) or for any purpose other than in connection with the conduct of the Business in the ordinary course.

To the extent requested by the Company, Seller shall use commercially reasonable efforts to assist the Company in its efforts to negotiate and obtain separate licenses in respect of the Intellectual Property and/or applications covered by the Shared Licenses.

(iii) Seller shall be liable to the Company for any and all Losses associated with the inability on the part of the Seller to provide the services related to the Kronos license described on Schedule 2(f).

Access; Coordination.

Subject to the terms of the MIPA and the obligations of confidentiality hereunder, the Company shall make available on a timely basis to the Seller all information and materials reasonably requested by the Seller or its Affiliates to enable it to provide the Services hereunder. The Company shall give the Seller and its Affiliates reasonable access, during regular business hours and at such other times as are reasonably required (including as required under the Voorde

Lease Agreement) to the premises of its business for the purpose of providing the Services hereunder. Failure to comply with the foregoing shall relieve the Seller of any liability in connection with its provision of the Services to the extent caused by such failure.

Promptly after the Closing Date, the Company and the Seller shall each designate an individual with authority and an alternate to act in the absence of such individual, to act as its coordinator (with respect to each party, such party’s “Coordinator”). The Coordinators appointed for each of the parties will be responsible for liaison between the Seller and the Company with respect to the coordination and performance of all Services.

Payment. For the Services rendered under this Agreement, the Company will pay the Seller fees (the “Fees”) equal to $17,500 per month at the end of each calendar month (each, a “Payment Date”) during the Term of this Agreement; provided, however, that such Fees may be adjusted, upward or downward based upon any significant change in the number of employees of the Company, number of e-mail accounts and ERP users over a period that has lasted, or is expected to last, more than thirty (30) days. Upon either Party’s written notice to the other Party of its desire to adjust the Fees, both Parties agree to negotiate in good faith to reach an agreement as to the adjusted Fees amount. If the Parties are unable to agree upon the adjusted Fees amount within thirty (30) days of the receipt of such notice, the Parties agree to appoint a mutually agreed upon third-party arbitrator to establish the appropriate adjusted Fees amount. Any such arbitration shall be conducted in Chicago, Illinois in accordance with the rules relating to commercial disputes promulgated by the American Arbitration Association. The Parties will agree to document the specific changes in Services and effective dates corresponding with any adjustment in Fees. Fees payable for any partial month shall be prorated. If any Payment Date is not a business day, the Fees shall be payable on the next business day. The Fees will be paid to an account designated by the Seller.

Taxes. Any taxes (other than payroll and income taxes) assessed on the provision of the Services hereunder shall be paid by the Company or its Affiliates subject to its right to challenge same.

Term of Agreement. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue for a period ending on the earlier of (i) one (1) year from the date first written above (the “Expiration Date”) and/or (ii) the date on which all the Services have been terminated under Section 7. The Company may extend this Agreement for a period of two (2) terms of one (1) month each by delivering a written notice of such desire to extend at least forty-five (45) days prior to the expiration of the then-existing term.

Termination. This Agreement may be terminated prior to the Expiration Date upon written notice as set forth below:

by the Company, upon written notice to the Seller, if performance by the Seller or its Affiliates under this Agreement has been rendered impossible or impracticable by reason of the occurrence of any Force Majeure Event for thirty (30) consecutive days (or the remaining days of the Term if there are less than that period remaining in the Term);

by the Seller, on the one hand, or the Company, on the other hand, if the other party commits a breach of any material provision of this Agreement and such breach continues for a period of thirty (30) days following a written request to cure such breach (or the remaining days of the Term if there are less than that period remaining in the Term);

by the Company, with respect to any Service or Services, on fifteen (15) days written notice to Seller;

by the Seller, from and after one (1) year from the date first written above, with respect to any Service or Services, on thirty (30) days written notice to the Company;

by the Seller, on the one hand, or the Company, on the other hand, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

Upon termination, all Services shall cease and Company shall have no further right to use or access any of the Services or assets previously provided by Seller under this Agreement. Not in limitation of the foregoing, upon termination of this Agreement, the information technology infrastructure and fiber optic cables presently in place at the Company may not be used by the Company.

Limitations on Damages.

Other than as results from the Seller’s or its Affiliates’ willful misconduct, gross negligence or fraud, neither the Seller nor any of its Affiliates shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, the Seller’s or any of its Affiliates’ performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder, including loss of profits, business interruptions and claims of customers or employees of the Company or its business.

Other than as results from the Seller’s or its Affiliates’ gross negligence, willful misconduct or fraud, the liability of the Seller with respect to this Agreement, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in contract, in tort (including negligence and strict liability) or otherwise, shall not exceed the aggregate amount of Fees previously paid to the Seller by the Company in respect of the Services provided hereunder.

Indemnification. The Company hereby releases the Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) and agrees to indemnify and hold harmless the Seller Indemnitees from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third-party legal fees and expenses (collectively, “Third Party Losses”), to the extent arising or resulting from third party claims arising or resulting from the Seller’s or its Affiliates’ performance of the Services hereunder, except to the extent such Third Party Losses are due to the Seller’s (i) gross negligence, fraud or willful misconduct in performing the Services hereunder or (ii) inability to provide the services relevant to the Kronos license described on Schedule 2(f) hereto. The Seller hereby releases the Company and each of its Affiliates and each of their respective officers, directors, employees, stockholders, members, partners, agents and representatives (the “Buyer Indemnitees”) and agrees to indemnify and hold harmless the Buyer Indemnitees from and against any and all Third Party Losses, to the extent arising or resulting from third party claims arising or resulting from the (i) Seller’s or its Affiliates’ gross negligence, fraud or willful misconduct in the performance of the Services hereunder or (ii) the Seller’s inability to provide the services relevant to the Kronos license described on Schedule 2(f) hereto.

Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either of the parties hereto without the prior written consent of the other party hereto, except that the Seller may assign any of its rights and obligations hereunder, upon written notice, to (i) any of its Affiliates or (ii) third parties to the extent such third parties are routinely used to provide the Services to Affiliates and businesses of the Seller, in either case, without the prior written consent of the Company. Notwithstanding the foregoing, each of the Seller and the Company shall remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 10, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 10 shall be void.

No Third Party Beneficiaries. Except as provided in Section 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given in accordance with the MIPA addressed to a party at the address set forth for such party in the MIPA.

Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Sections” shall be deemed to be references to Sections hereof unless otherwise indicated.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement delivered via facsimile or PDF shall be deemed original copies for all purposes herein.

Integrated Contract. This Agreement, including the Annex hereto, any written amendments to the foregoing satisfying the requirements of Section 21, the MIPA, the other agreements and instruments to be executed and delivered in connection with the MIPA, including in each case the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. The Annexes hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Annexes but not otherwise defined therein shall be defined as set forth in this Agreement or the MIPA, as the case may be. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement or the MIPA other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Annexes hereto), on the one hand, and the provisions of the MIPA (including the schedules and exhibits thereto), on the other hand, the MIPA shall control.

Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Jurisdiction. Except as provided in Section 4, each party irrevocably agrees that any legal action, suit or proceeding against either of them with respect to its obligations or liability under or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) may be brought only in the federal or state courts located in Chicago, Illinois, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

Service of Process. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in the MIPA shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters for which it has submitted to jurisdiction pursuant to Section 18.

Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 20.

Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

Independent Contractor. At all times during the term of this Agreement, the Seller and each of its Affiliates shall be independent contractors in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage their employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

Survival. The provisions of Sections 4, 5, 8 and 9, as well as the related provisions of Sections 10 through 25, shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

Force Majeure. The Seller shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by Governmental Entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond the Seller’s control (“Force Majeure Events”), and the Seller shall be excused from such performance to the extent such performance is prevented, restricted, interrupted or suspended as a result of such Force Majeure Event.

Confidentiality.

As used in this Agreement, the “Confidential Information” of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates that is disclosed to the other party (or to which the other party gains access pursuant to the transactions contemplated under this Agreement), regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how, if any, of such party and its Affiliates and (ii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a third party so long as, in the case of information obtained from a third party, to the knowledge of such other party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

Except as otherwise permitted by Section 25(c) below, each of Seller and the Company agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party. Except as otherwise permitted by Section 25(c) below, each party will take reasonable precautions to prevent disclosure of its Confidential Information to the other party and its agents.

Notwithstanding Section 25(b) above, each of the parties shall be permitted to: (i) disclose Confidential Information of the other party to its officers, directors, employees, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such persons maintains the confidentiality of any Confidential Information that is so disclosed; and (ii) disclose Confidential Information of the other party to the extent, but only to the extent, required by applicable law or government regulation; provided, that prior to making any such disclosure, the party required to make such disclosure shall notify the other party of the same (to the extent legally permissible), and the other party shall have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the other party, if any, which must be disclosed in order to comply with applicable law or government regulation (to the extent legally permissible).

Each party agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Section 25, then the other party shall have the right to seek and obtain, without posting any bond or security, all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the other party and that money damages would not provide an adequate remedy therefor.

Upon the termination of this Agreement, at the request of either party, the other party shall promptly (i) return, and cause to be returned all or any requested portion of the requesting party’s Confidential Information, and (ii) shall destroy, or cause to be destroyed, all copies (including electronic versions), compilations, analyses, studies or other documents in its possession, or in the possession of any of its Affiliates or representatives, containing or reflecting such Confidential Information.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed as of the date first set forth above.

KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS, LLC

By:
Its

KOONTZ-WAGNER HOLDINGS LLC

By:
Joseph R. Katcha, Manager and President

Annex A

Services

1. Seller will provide access to, and use of, the information technology hardware (including peripherals), existing internal information technology and the JD Edwards (ERP) financial suite (general accounting, accounts receivable, accounts payable, job cost, fixed assets) and the human resource management suite, inventory management suite, report writer suite and the payroll suite. The ERP system is maintained at Seller’s business address at 3801 Voorde Drive, South Bend, Indiana.

2. Seller has designated the following Coordinators (primary and secondary) for the following services:

a. Information technology – Jeff Babcock and Rick Tribble

b. Financials, general accounting, accounts receivable, accounts payable, job cost, fixed assets – Paul Witek and Kim Wagley.

c. Human resources/labor costing – Amy Ewing and Paul Witek

3. The Company has designated the following Coordinators (primary and secondary) for the services provided by the Seller:

a. Information technology – Jason Cortassa and Kevin Rhinehart

b. Accounting – William Evans and Ramon Suarez

c. Human resources/labor costing – Lori McCauley and Kim Brown

4. Seller to provide the Company with a Koontz-Wagner Custom Controls Holdings LLC email domain. Seller to provide full access to such email domain and environment in order to allow the Company to properly extract email and/or data, including archived information and email. Seller will have no Human Resources responsibilities for the Company for hiring, termination or employee reporting. To the extent that such records are not maintained at the Company, Seller will provide the Company and its employees with appropriate availability to all past employee benefit, human resources and employee benefit records.

5. Seller will provide the Company with access to its information technology employees in order to allow the Company to fully transfer all functions required for the Company to process its own payroll. The timing of electronic delivery of this information and the format is to be agreed by the parties. The Company will be responsible for payment of all payroll taxes, employee benefit withholdings and all court mandated withholdings (garnishments and child support) for its employees.

6. Seller will allow shared access to network infrastructure as needed including, but not limited to, file shares, active directory, and Kronos. For the purposes of this Agreement, “access” shall mean full access to such infrastructure and information, including reading and writing capabilities on any applications and file network infrastructure.

7. The Company will be responsible for the planning and implementation and cost (including labor) for the establishment of a dedicated internet connection after the Closing Date. Until such time as the Company has established a dedicated internet connection, Seller shall provide the Company with access to its internet connection, network and information technology infrastructure.

8. Seller will provide accounts payable services. Seller and Company will agree to procedures for adding vendors, matching invoices to purchase orders, processing invoices, approving pay edits and generating checks or ACH files.

9. Information technology services related to the conversion and migration to the Company or the Buyer of open and/or active files, books and records and historical information in the Seller’s ERP system relating to the business, assets and liabilities of the Company shall be deemed to be included as part of the Company’s books and records and within the scope of transition services to be provided by Seller to the Company under this Agreement. The parties shall mutually agree on a detailed scope plan after the Closing Date.

10. Seller will maintain and have full access to the backup recovery AS400 system, files, shares, active directory, Kronos and the work stations maintained at the Ameritech Drive facility through the duration of this Agreement.

11. Seller to provide the Company with the following information technology services:

(i) tier 1 desktop support, including printer installation and support, help desk and desktop support.

(ii) basic “break/fix” support including, but not limited to, shop floor bar coding and equipment.

(iii) support during normal business hours 8am – 5pm ET (Monday – Friday). Absent emergency, Seller will respond to all service needs communicated during normal business hours within 60 minutes. Procedures for the Company to communicate service needs and for the Seller to respond to these needs are to be determined between the designated Information Technology Coordinators prior to the date hereof.

(iv) installation of equipment, backups and maintenance after and before normal business hours or on weekends and scheduled at least 48 hours in advance. Any maintenance performed during normal business hours or on weekdays will be communicated to all of the Company’s Information Technology Coordinators listed in item #3 above.

12. Services related to data migration to the Company or the Buyer of closed or non-active files, books and records and historical information in the Seller’s ERP system relating to the business, assets and liabilities of the Company are outside the scope of the fee arrangement of this Agreement. These services will be provided at $75.00 per hour (for an agreed upon number of hours per assignment) until this Agreement is terminated.

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13. In the event that there is any other service requested by the Company to be performed by Seller which is also outside of the scope of services contemplated herein, the parties shall negotiate in good faith whether Seller is capable and willing to perform such services and if so, a fair and reasonable market rate.

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Schedule 2(f)

Third Party Licenses

1.	JD Edwards World Solutions Company – ERP software

2.	Kronos – time and attendance software

3.	Microsoft Office Applications

4.	Windows Operating Systems

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Exhibit C – Form of Voorde Lease Agreement

INDUSTRIAL BUILDING LEASE

LANDLORD:	Koontz-Wagner Indiana Real Estate Holdings LLC, an Indiana limited liability company

TENANT:	Koontz-Wagner Custom Controls Holdings LLC, an Indiana limited liability company

LEASED PREMISES:	3801 Voorde Drive, South Bend, Indiana 46628

LEASE PREPARED BY:	Stephen P. Sandler Gould & Ratner LLP 222 N. LaSalle Street Suite 800 Chicago, Illinois 60601

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TABLE OF CONTENTS

1.	GRANT, TERM, DEFINITIONS AND BASIC LEASE PROVISIONS	1
2.	POSSESSION	3
3.	PURPOSE	3
4.	RENT	5
5.	IMPOSITIONS	6
6.	INSURANCE	8
7.	DAMAGE OR DESTRUCTION	10
8.	CONDEMNATION	10
9.	MAINTENANCE AND ALTERATIONS	11
10.	LIENS AND ENCUMBRANCES	19
11.	ASSIGNMENT AND SUBLETTING	19
12.	UTILITIES	20
13.	INDEMNITY AND WAIVER	22
14.	RIGHTS RESERVED TO LANDLORD	23
15.	QUIET ENJOYMENT	24
16.	SUBORDINATION OR SUPERIORITY	24
17.	SURRENDER	25
18.	REMEDIES	26
19.	SECURITY DEPOSIT	29
20.	MISCELLANEOUS	30
21.	TERMINATION OPTION	34
22.	LIMITATION OF LIABILITY	36

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THIS LEASE is made this      day of         , 2012 (the “Effective Date”), by and between KOONTZ-WAGNER INDIANA REAL ESTATE HOLDINGS LLC, an Indiana limited liability company (hereinafter sometimes referred to as “Landlord”), and KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS LLC, an Indiana limited liability company (hereinafter sometimes referred to as “Tenant”) covenant and agree as follows:

1. GRANT, TERM, DEFINITIONS AND BASIC LEASE PROVISIONS

1.0 Grant. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby lets from Landlord, approximately 60,000 gross leaseable square feet of a 108,000 square foot industrial building (“Building”) including the first floor of the front office, approximately 70% of the back lay down/storage/parking area and office common area, all as outlined on Exhibit “A”, attached hereto, commonly known as 3801 Voorde Drive, South Bend, Indiana 46628, and located on approximately 12.13 acres of land (hereinafter sometimes referred to as the “Real Estate”), together with all improvements now located or to be located on said premises during the Lease Term (as defined below), together with all appurtenances belonging to or in any way pertaining to the said premises (such premises, improvements and appurtenances hereinafter sometimes jointly or severally, as the context requires, referred to as “Leased Premises”). Tenant shall also have the right to use the adjacent loading dock in common with Landlord and/or other tenants of the Real Estate.

Either Landlord or Tenant shall have the right to remeasure the Leased Premises to determine the actual gross leaseable area of the Leased Premises within thirty (30) days from the date Landlord Substantially Completes the Landlord Work. Any such remeasurement shall be calculated from the exterior face of any exterior walls and from the centerline of common walls, and shall be performed by a licensed architect mutually acceptable to Landlord and Tenant, at the cost and expense of the requesting party, and the results of such remeasurement shall be binding upon Landlord and Tenant. The party obtaining the remeasurement shall promptly provide the results of such remeasurement to the other party. If such remeasurement results in a gross leaseable area different from the leaseable area set forth in the preceding paragraph, then Landlord and Tenant will execute an amendment to the Lease reflecting the actual gross leasable area of the Leased Premises, adjusting the Rent (as defined below) and Tenant’s Pro Rata Share (as defined below). In the event the remeasurement discloses that the actual gross leasable area of the Leased Premises is either more or less than the gross leasable area of the Leased Premises as set forth in the preceding paragraph, all charges accruing under this Lease paid to Landlord by Tenant prior to the remeasurement shall be adjusted in the manner provided below. If, as a result of the remeasurement, it is determined that the actual gross leasable area of the Leased Premises is more than the gross leasable area of the Leased Premises as set forth above, Tenant shall pay to Landlord the difference between the charges actually due and the charges actually paid within fifteen (15) days after receipt of a statement therefor. If, as a result of the remeasurement, it is determined that the actual gross leasable area of the Leased Premises is less than the gross leasable area of the Leased Premises as set forth above, Landlord shall credit the excess of each charge accruing under this Lease against the amount of each such charge next becoming due.

1.1 Term. The term of this Lease (the “Lease Term”) shall commence on the Effective Date (hereinafter sometimes referred to as “Commencement Date”) and shall end on the last day of Lease Year 7 (the “Expiration Date”), unless sooner terminated as herein set forth.

1.2 Tenant’s Pro Rata Share. As used in this Lease, the term “Tenant’s Pro Rata Share” shall mean: (i) fifty-five and 56/100 percent (55.56%) as to Impositions, Landlord’s Insurance premiums (as described in Section 6.3), water and sewer charges (as described in Section 12.0(a)) and Common Area Maintenance Charges (as described in Section 9.0(b); (ii) seventy-five percent and 00/100 (75.00%) for snow removal as described in Section 9.0(e); and (iii) and fifty percent and 00/100 (50.00%) for electricity supplied to the first floor office portion of the Leased Premises. The calculations of Tenant’s Pro Rata Share in this Section 1.2 shall be subject to adjustment, if any, resulting from any remeasurement of the Leased Premises in accordance with Section 1.0 above.

1.3 Basic Lease Provisions.

(a)	Permitted Use (See Section 3.0): The Premises may be used for manufacturing (including manufacturing of packaged control rooms for integrated electrical systems and other manufacturing uses that are part of Tenant’s business from time to time), warehousing, storage, shipping, with appurtenant office uses relating to the operation of Tenant’s business.

(b)	Rent (See Section 4.0):

Period	Rent PSF	Annual Rent	Monthly Installments
Lease Year 1	$3.50	$210,000.00	$17,500.00
Lease Year 2	$3.54	$212,100.00	$17,675.00
Lease Year 3	$3.57	$214,221.00	$17,851.75
Lease Year 4	$3.61	$216,363.21	$18,030.27
Lease Year 5	$3.64	$218,526.84	$18,210.57
Lease Year 6	$3.68	$220,712.11	$18,392.68
Lease Year 7	$3.72	$222,919.23	$18,576.60

(c)	Payee (See Section 4.0): Koontz-Wagner Indiana Real Estate Holdings LLC

(d)	Payee’s Address (See Section 4.0): 3801 Voorde Drive, South Bend, Indiana 46628.

(e)	Form of Insurance (See Section 6.1): The insurance specified in subsections 6.0(a) and 6.0(c) of this Lease shall insure Landlord and Landlord’s respective agents in addition to Tenant.

(f)	Base Insurance Premium (See Section 6.3): $-0-.

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(g)	Base Impositions (See Section 5.0: $-0-

(h)	Water and Sewerage Charge (See Section 12.0): ☒ YES ☐ NO

(i)	Security Deposit (See Section 19.0): $17,500.00

(j)	Tenant’s Address (for notices) (See Section 20.5): 3801 Voorde Drive, South Bend, Indiana 46628; with a copy to Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, Texas 75039, Attention: Tracy D. Pagliara, General Counsel, Secretary and Vice President of Business Development.

(k)	Landlord’s Address (for notices) (See Section 20.5): 3801 Voorde Drive, South Bend, Indiana 46628.

(l)	Number of Parking Spaces: Tenant shall have the exclusive right throughout the Lease Term to use the 62 parking spaces in the area identified as “Tenant Parking Area” on Exhibit “A”, which spaces shall be clearly marked for use by Tenant, its employees and invitees only (using a different color striping).

(m)	Lease Year: As used herein, the term “Lease Year” means each twelve (12) month period during the Term beginning on the Commencement Date and each subsequent anniversary thereof; provided, that (i) if the Commencement Date is not the first day of a calendar month, the first Lease Year shall include the partial month in which the Commencement Date occurs and succeeding Lease Years shall commence on the anniversary of the first day of the full calendar month after the Commencement Date and (ii) the last Lease Year shall end on the Expiration Date.

(n)	Landlord Contribution: $250,000.00

2. POSSESSION

2.0 Possession. Landlord shall deliver possession of the Leased Premises to Tenant on or before the Commencement Date in their condition as of the execution and delivery hereof, reasonable wear and tear excepted, but subject to the subsequent completion of the Landlord Work (as defined below). If Landlord gives possession prior to the Commencement Date, such occupancy shall be subject to all the terms and conditions of this Lease (except that Tenant shall not be required to pay Rent, under Section 4.0 hereof, during such occupancy).

3. PURPOSE

3.0 Purpose. The Leased Premises shall be used and occupied only for the Permitted Use set forth in Section 1.3(a), or for other purposes as may be approved by Landlord in writing, in its sole discretion.

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3.1 Uses Prohibited. Tenant will not permit the Leased Premises to be used in any manner which would render the insurance thereon void or the insurance risk more hazardous. Tenant shall not use or occupy the Leased Premises, or permit the Leased Premises to be used or occupied, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto (“Applicable Laws”); or in any manner which would violate any certificate of occupancy affecting the same or the recorded declarations of protective covenants, if any (as of the Effective Date), or which would cause structural injury to the improvements; or which would constitute a public or private nuisance or waste. Landlord hereby acknowledges and agrees that if Tenant uses the Leased Premises for the Permitted Use and in accordance with Applicable Laws, then Tenant’s use shall not be deemed to violate this Section 3.1.

3.2 Prohibition of Use. If the Permitted Use should at any time during the Lease Term be prohibited by Applicable Laws, or prevented by injunction, and as a result Tenant is permanently or indefinitely not able to use the Leased Premises for the Permitted Use, provided that such prohibition or injunction is not caused by the gross negligence or willful misconduct of Tenant, then this Lease shall automatically be terminated as of the date on which the Permitted Use is no longer allowed, in which event neither Landlord or Tenant shall have any further rights or obligations hereunder, except for matters that expressly survive the termination or expiration of this Lease.

3.3 Environmental Matters. In the event Tenant shall conduct or authorize the generation, transportation, storage, treatment, or disposal at the Leased Premises of any substance regulated under the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act and all other federal, state, and local laws relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of industrial, toxic, or hazardous substances or wastes of other pollutants, contaminants, petroleum products or chemicals (collectively “Hazardous Substances”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances (the “Environmental Laws”):

(a)	Tenant shall, at its own cost, comply with all applicable Environmental Laws relating to Tenant’s use of the Leased Premises.

(b)	Tenant shall promptly provide Landlord with copies of all communications, permits, or agreements with any governmental authority or agency (federal, state, or local) or any private entity relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment, or disposal at the Leased Premises, of any Hazardous Substance by Tenant in violation of applicable Environmental Laws.

(c)	In the event that Tenant causes a release of Hazardous Substances into the soil or groundwater of the Leased Premises in violation of applicable

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Environmental Laws, Tenant shall promptly notify Landlord of the same, and Landlord shall have the right to cause Tenant to conduct appropriate tests, at Tenant’s sole cost and expense, for the purposes of ascertaining that Tenant complies with all Environmental Laws relating to the specific release of Hazardous Substances on the Leased Premises.

If, as a result of Tenant’s action or the actions of Tenant’s agents, employees, guests, invitees, or independent contractors, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment, or disposal at the Leased Premises of any Hazardous Substance by Tenant or by Tenant’s agents, employees, guests, invitees, or independent contractors: (i) gives rise to liability (including, but not limited to, a response action, remedial action, or removal action) under applicable Environmental Law or any common law theory based on nuisance or strict liability, (ii) causes a significant public health effect, or (iii) pollutes or threatens to pollute the environment, Tenant shall promptly take any and all remedial and removal action necessary to clean up the Leased Premises and mitigate exposure to liability arising from the Hazardous Substance, as required by applicable Environmental Law, except to the extent relating to the actions of Landlord or any other third party.

Tenant hereby represents that the intended operation of Tenant’s business on the Leased Premises is not currently subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986, and federal regulations promulgated thereunder, and in the event Tenant’s business at any time becomes subject to the afore-described Act and regulations Tenant shall fully comply therewith and shall promptly provide Landlord with copies of all reporting materials filed or submitted under such Act and regulations.

Subject to Section 6.2, Tenant shall indemnify, defend, and hold Landlord harmless from all damages, costs, losses, expenses (including, but not limited to, actual attorneys’ fees and engineering fees) arising from or attributable to any breach by Tenant of any of the provisions of this Section. Tenant’s obligations hereunder shall survive the termination of this Lease.

If, during the Lease Term, there are Hazardous Substances at the Leased Premises in violation of Environmental Laws, then Landlord shall, at Landlord’s sole cost and expense, cure such violation and remediate and/or encapsulate such Hazardous Substances, to the extent required by Environmental Laws, except to the extent that such violation existed or such Hazardous Substances were the same are present as a result of the act or omission of Tenant, Tenant’s agents, employees, guests, invitees, or independent contractors. Subject to Sections 6.2 and 13.2, Landlord shall indemnify, defend, and hold Tenant harmless from all damages, costs, losses, expenses (including, but not limited to, actual attorneys’ fees and engineering fees) arising from or attributable to any breach by Landlord of any of the provisions of this Section. Landlord’s obligations hereunder shall survive the termination of this Lease.

4. RENT

4.0 Rent. Beginning with the Commencement Date, Tenant shall pay to, or upon the order of Payee at Payee’s Address, until otherwise notified in writing by Landlord, as rent for the Leased Premises, the annual rental set forth in Section 1.3(b) (“Rent”) payable monthly in

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advance in installments as set forth in Section 1.3(b). All payments of Rent shall be made without deduction, set off, discount or abatement in lawful money of the United States, except as otherwise set forth herein.

4.1 Interest on Late Payments. Each and every installment of Rent and, each and every payment of other charges hereunder which shall not be paid when due, shall bear interest from the date when the same is payable under the terms of this Lease until the same shall be paid at an annual rate equal to twelve percent (12%) per annum unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged (as applicable, the “Interest Rate”).

4.2 Returned Checks. Tenant shall pay to Landlord, as additional rent, the sum of Twenty-Five Dollars ($25.00) for each check returned to Landlord for any reason including, but not limited to, insufficient funds, nonexistent or closed account, or nonnegotiability.

5. IMPOSITIONS

5.0 Payment by Tenant. Tenant shall pay to Landlord, as additional rent hereunder, for each calendar year all or any part of which falls within the term of the Lease (“Adjustment Year”), Tenant’s Pro Rata Share of the amount by which the Impositions (as defined below) for such Adjustment Year exceeds the Base Impositions (“Imposition Adjustment”). Tenant shall make payments (“Estimated Payments”) on account of the Imposition Adjustment effective as of the first day of the term of this Lease and of the first day of each subsequent Adjustment Year as follows:

(a)	Landlord may, prior to each Adjustment Year or from time to time during the Adjustment Year, deliver to Tenant a written notice or notices (“Projection Notice”) setting forth Landlord’s reasonable estimate of the Impositions for such Adjustment Year and Tenant’s Estimated Payments for such Adjustment Year.

(b)	Until such time as Landlord notifies Tenant of the Estimated Payments for an Adjustment Year, Tenant shall, at the time of each payment of monthly installment of Rent, pay to Landlord a monthly installment of Estimated Payments equal to the greater of the latest monthly installment of Estimated Payments or one-twelfth (1/12) of Tenant’s latest determined Imposition Adjustment. On or before the first day of the next calendar month following Landlord’s notice, and on or before the first day of each month thereafter, Tenant shall pay to Landlord one-twelfth (1/12) of the Estimated Payment shown in Landlord’s Projection Notice. Within fifteen (15) days following receipt of Landlord’s Projection Notice, Tenant shall also pay Landlord a lump sum equal to the Estimated Payment shown in the Projection Notice less (1) any previous payments on account of Estimated Payments made during such Adjustment Year and (2) monthly installments on account of Estimated Payments due for the remainder of such Adjustment Year.

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(c)	After Landlord shall have determined the actual amount of Impositions for such Adjustment Year, Landlord shall notify Tenant in writing (“Landlord’s Statement”) of such Impositions for such Adjustment Year. If the Imposition Adjustment owed for such Adjustment Year exceeds the Estimated Payments paid by Tenant for such Adjustment Year, then within thirty (30) days after receipt of Landlord’s Statement, Tenant shall pay to Landlord an amount equal to the excess of the Imposition Adjustment over the Estimated Payments paid by Tenant for such Adjustment Year. If such Estimated Payments exceed the Imposition Adjustment owed for such Adjustment Year, then Landlord shall refund the difference to Tenant within fifteen (15) days after delivery of Landlord’s Statement.

(d)	If the Lease Term commences on any day other than the first day of an Adjustment Year or ends on any day other than the last day of an Adjustment Year, as the case may be, the Imposition Adjustment for such year payable by Tenant shall be prorated based on the number of days in such Adjustment Year included in the Lease Term.

(e)	No interest shall accrue or be payable with respect to Estimated Payments.

5.1 Definition of Impositions. As used herein the term “Impositions” shall mean all ad valorem real estate taxes and assessments, general and special, water rates and all other impositions, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed or imposed upon the Real Estate, or any part thereof, or upon any improvements at any time situated thereon, including, without limitation, any assessment by the association of owners of property, if any. Impositions shall also include reasonable out-of-pocket fees and costs incurred by Landlord for the purpose of contesting or protesting tax assessments or rates. Impositions shall be reduced by any deferral, abatement, or other tax-lowering adjustment received by Landlord from the taxing authorities. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new tax, assessment, levy, imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease, the Real Estate or Leased Premises, or the Rent, additional rent or other income therefrom and shall be imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof, to the extent that such Impositions would be payable if the Real Estate were the only property of Landlord subject to such Impositions, except as provided above. There shall be excluded from Impositions all federal income taxes, federal excess profit taxes, franchise, capital stock and federal or state estate or inheritance taxes of Landlord, as well as any fine, penalty, cost or interest for any tax or assessment, or part thereof, which Landlord or its lender failed to timely pay. All references herein to Impositions “for” a particular year shall be deemed to refer to the Impositions levied, assessed or otherwise imposed for such year without regard to when such Impositions are payable, it being further acknowledged and agreed that in no event shall Tenant have any responsibility for any Impositions relating to a period of time that is not during the Lease Term. Landlord shall be responsible for the payment of all real estate taxes as may be imposed or become a lien on any portion of the Leased Premises and/or the Real Estate, and

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Landlord will pay all such Impositions in a timely manner. If the taxing authority levying any Impositions provides a for a discount for early payment of such Impositions, Landlord will make the applicable payments in the time period required to obtain the largest discount available provided that Tenant has timely paid to Landlord its Estimated Payments. Landlord represents and warrants that to the best of its knowledge, as of the Effective Date, there are no special assessments that are levied, assessed, imposed or due on the Leased Premises.

6. INSURANCE

6.0 Kinds and Amounts. Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:

(a)	Landlord and Tenant from all claims, demands or actions for injury to or death of any person in an amount of not less than $1,000,000.00, for injury to or death of more than one person in any one occurrence in an amount of not less than $2,000,000.00, and for damage to property in amount of not less than $500,000.00 made by, or on behalf of, any person or persons, firm or corporation arising from, related to or connected with the Leased Premises. Said insurance shall comprehend full coverage of the indemnity set forth in Section 13.0 hereto;

(b)	Tenant from all workmen’s compensation claims;

(c)	Landlord and Tenant against breakage of all plate glass utilized in the improvements on the Leased Premises;

(d)	All Alterations (but excluding the Landlord Work) and contents and Tenant’s trade fixtures, machinery, equipment, furniture and furnishings in the Leased Premises to the extent of at least ninety percent (90%) of their replacement cost under standard fire and extended coverage insurance, including, without limitation, vandalism and malicious mischief and sprinkler leakage endorsements; and

(e)	Property of others including finished goods and consigned equipment under Tenant care, custody and control.

6.1 Form of Insurance. The aforesaid insurance shall be in companies and in form, substance and amount (where not stated above) satisfactory to Landlord and any mortgagee of Landlord (“Lender”), shall contain standard mortgage clauses satisfactory to Lender and shall have a maximum deductible of $50,000.00. The aforesaid insurance may be furnished under a blanket policy, if, and only if, said blanket policy contains an endorsement that references the Leased Premises and guarantees a minimum limit available for the Leased Premises equal to the amounts required under Section 6.0 above. Certificates of insurance evidencing the policies to be carried by Tenant hereunder, shall be furnished by Tenant to Landlord, at the Commencement Date and upon any renewals. Tenant shall promptly notify Landlord if any policy which Tenant is required to carry by this Article 6 is terminated.

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6.2 Mutual Waiver of Subrogation Rights. Notwithstanding any provision of this Lease to the contrary, whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through or under it, in connection with the Leased Premises (even if such loss or damage shall be brought about by the fault or negligence of the other party or its employees, agents, or contractors, other than due to gross negligence or willful misconduct), and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, or is required under this Lease to be so insured, then the party so insured (or so required) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage or expense. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this Article 6 and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.

6.3 Landlord’s Insurance Premiums. Landlord shall, during the Lease Term, procure and maintain “all risk” property insurance covering the Building (including without limitation the Landlord Work) in an amount not less than the full replacement value (less commercially reasonable deductibles) excluding foundation, footings and other below grade structural elements, rent loss insurance and commercial general liability insurance with limits not less than required to be carried by Tenant under this Lease (“Landlord’s Insurance”). Tenant shall pay to Landlord, as additional rent for the Leased Premises, Tenant’s Pro Rata Share of Landlord’s Insurance premiums paid annually by Landlord with respect to the Real Estate during the Lease term over the Base Insurance Premium. Tenant shall be obligated to pay its Pro Rata Share of only those annual premiums which relate to insurance coverage during the Lease Term. Tenant’s Pro Rata Share of such Landlord’s Insurance premiums shall be paid by Tenant to Landlord in monthly installments in amounts estimated by Landlord. The amount payable by Tenant shall be adjusted when the actual premium amount is determined. Landlord shall furnish a certificate evidencing such insurance on the Commencement Date, and, if so requested by Tenant, upon any renewal of the initial Term of this Lease.

6.4 Fire Protection. Tenant shall conform with all applicable fire codes of any governmental authority, and with the rules and regulations of Landlord’s fire underwriters and their fire protection engineers, including, without limitation, the installation of adequate fire extinguishers. Landlord shall at all times during the Lease Term maintain, or cause to be maintained, a functioning sprinkler system with respect to the Building in which the Leased Premises are located, including the use of a monitoring system with direct connection to the local fire department. Costs of maintaining the sprinkler system may be included in Common Area Maintenance Charges in accordance with Section 9.0(b). Landlord shall not be required to separate the sprinkler system serving the Leased Premises from the system serving the remainder of the Building, as part of the Landlord Work, unless required by any Applicable Laws in effect as of the date of this Lease.

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7. DAMAGE OR DESTRUCTION

7.0 In the event the Leased Premises or any structures or improvements thereon are damaged or destroyed during the Lease Term, Landlord shall, subject to receipt of adequate insurance proceeds (provided that no repair obligation shall be limited as a result of any deductible or self-insured retention under Landlord’s insurance policies) cause the Leased Premises to be restored to a condition substantially equivalent to the existing condition immediately preceding the occurrence. Such repair and restoration shall be at Landlord’s expense, excepting the cost of replacing or repairing Tenant’s fixtures or personal property and Alterations. Notwithstanding the foregoing, if (a) (i) the cost to repair such damage exceeds fifty percent (50%) of the replacement cost of the Building, or (ii) such casualty event occurs during the last two (2) years of the Lease Term and the cost to repair such damage exceeds twenty-five percent (25%) of the replacement cost of the Building; then Landlord shall have the right to terminate this Lease, effective as of the date of the casualty, or (b) if such damage cannot be reasonably repaired within one hundred eighty (180) days following the date of the casualty (as determined by a reasonable commercial contractor selected by Landlord in its reasonable discretion), then each of Landlord or Tenant shall have the right to terminate this Lease effective as of the date of the casualty.

7.1 Within thirty (30) days following any damage to the Leased Premises or the Building, Landlord will provide to Tenant an estimate from a reputable commercial contractor which sets forth the estimated time and cost of completion of repairs as well as the estimated replacement cost of the Building (the “Repair Estimate”). If the Repair Estimate indicates that the condition in (b) of Section 7.0 is met, then Tenant and Landlord shall each have thirty (30) days following the date on which Landlord delivers the Repair Estimate to Tenant to elect to terminate this Lease. If neither party delivers notice to the other of its election to terminate this Lease on or before the thirtieth (30th) day following Landlord’s delivery of the Repair Estimate to Tenant, then both parties will be deemed to have elected not to terminate this Lease, and Landlord will promptly proceed to complete the repairs. All insurance proceeds from Landlord’s property insurance which relate to the Building and improvements and not to Tenant’s contents shall be the property of Landlord. Landlord shall abate the Rent and all other charges payable from the date of the casualty event and during the period in which repairs and restoration are taking place. If Landlord or Tenant shall elect to terminate this Lease, the Lease shall terminate on the 30th day following notice from the other party and all amounts payable by Tenant under this Lease shall be pro rated to the last date that the Tenant shall have had use and occupancy of the Premises.

8. CONDEMNATION

8.0 Taking of Whole. If Landlord receives notice of the intention of any authority to appropriate, take or condemn any portion of the Leased Premises or the Real Estate for public or quasi-public use under any right of eminent domain, condemnation or other law (collectively, “Taking”), Landlord shall promptly notify Tenant thereof. If the whole of the Leased Premises shall be subject to a Taking, or if such Taking relates to a portion of the Leased Premises that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such Taking, then in either of such events, this Lease shall terminate upon delivery of possession to the condemning authority, and any award,

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compensation or damages (hereinafter sometimes called the “award”) shall be paid to and be the sole property of Landlord whether the award shall be made as compensation for diminution of the value of the leasehold estate or the fee of the Real Estate or otherwise and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such award. Notwithstanding the foregoing, Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant, including the right to file a claim for and receive compensation for moving expenses and costs or loss to which Tenant might be put in removing Tenant’s equipment and inventory, provided that such claim does not have the effect of reducing Landlord’s award. Tenant shall continue to pay Rent and other charges hereunder until the Lease Term is terminated and any excess Impositions and excess premiums or other charges prepaid by Tenant, or which accrue prior to the termination, shall be adjusted between the parties (based upon a daily proration).

8.1 Partial Taking. If only a part of the Leased Premises shall be subject to a Taking, but the balance of the Leased Premises can still be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such Taking, then this Lease shall not terminate and Landlord shall repair and restore the Leased Premises and all improvements thereon, except that Landlord shall not hereby be required to expend for repair and restoration any sum in excess of the award. Any portion of the award which has not been expended by Landlord for such repairing or restoration shall be retained by Landlord as Landlord’s sole property. Rent shall be equitably abated following delivery of possession to the condemning body. In addition, Rent shall be abated during any period in which the business operations in the Premises are ceased for Landlord’s restoration. Notwithstanding the foregoing: (x) if fifty percent (50%) or more of the Building shall be so taken or condemned, then Landlord shall have the right to terminate this Lease by giving written notice to Tenant within sixty (60) days after such taking; and (y) if fifty percent (50%) or more of the Building shall be so taken or condemned and the portion of the Leased Premises subject to such a taking or condemnation prevents Tenant from using the balance of the Leased Premises the same purpose and with substantially the same utility to Tenant as immediately prior to such Taking, then Tenant may terminate this Lease by giving written notice to Landlord within sixty (60) days after such taking. In such event, the award shall be paid to or be the sole property of Landlord.

9. MAINTENANCE AND ALTERATIONS

9.0 Landlord’s Maintenance.

(a)	Landlord shall, at its sole cost and expense, keep and maintain the structural elements of the Leased Premises, which shall be deemed to include the roof, joists, columns, footings, foundation, exterior walls (but not exterior windows and doors and their frames), the structural elements of the loading dock and receiving area, and the structural elements the Building of which the Leased Premises are a part, in good order and repair, except for loss by fire or other casualty, which loss is covered by Article 7 of this Lease.

(b)	Landlord shall perform all exterior painting (at such intervals as Landlord deems appropriate) and landscaping, and shall perform necessary

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maintenance, repairs and replacements to the sprinkler system serving the Building, and the common elements of the Real Estate and the improvements and mechanical equipment thereon, including exterior windows and doors and their frames, vehicle parking and other exterior common areas, common areas within the Building (e.g. corridors, stairways, common rest room facilities, entrances, etc.), common roadways, service areas, driveways, areas of ingress and egress, sidewalks and other pedestrian ways, landscaped areas, utility systems serving the common areas and the like, but shall not include the Premises (but shall include utility lines serving the Premises to the point of connection to the Leased Premises), and the HVAC systems serving the Building (including the Leased Premises). Except as provided in subsection 9.0(a) and in Article 7 hereof, Tenant shall pay to Landlord Tenant’s Pro Rata Share of the cost and expense incurred by Landlord in fulfilling its obligations under this subsection 9.0(b) (“Common Area Maintenance Charges”). Such payment shall be additional Rent hereunder and shall be paid to Landlord within thirty (30) days after Landlord bills Tenant therefor or, at Landlord’s election, in monthly installments in amounts estimated by Landlord. If Landlord elects that Tenant shall pay in estimated monthly installments, Landlord shall reasonably estimate in advance the amount of the Common Area Maintenance Charges for any full or partial calendar year, and Tenant shall pay Landlord one twelfth (1/12th) of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord from time to time during the Term whenever it obtains information relevant to making such estimate more accurate and the monthly amount due from Tenant shall be adjusted accordingly in order to provide for the full payment by Tenant during the relevant calendar year of Landlord’s estimate of the Common Area Maintenance Charges applicable to such calendar year. On or before the date which is sixty (60) days after the end of each calendar year (all or a part of which occurred during the Term), Landlord shall deliver to Tenant a report setting forth the actual Common Area Maintenance Charges for such calendar year, the amount that Tenant has actually paid, and Landlord’s estimate of the Common Area Maintenance Charges for the then current calendar year. If the report shows that Tenant’s estimated payments of the Common Area Maintenance Charges were less than Tenant’s actual obligations for same, then within thirty (30) days after receipt of such report, Tenant shall pay to Landlord such difference. If the report shows an increase in Tenant’s estimated payments of Common Area Maintenance Charges for the then current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the report is sent, within thirty (30) days after Tenant’s receipt of the report. If Tenant’s estimated payments of the Common Area Maintenance Charges exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Rent next becoming due under

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this Lease or, if the Term has already expired and provided Tenant is not then in default hereunder, promptly refund such excess to Tenant, in either case without interest to Tenant. Common Area Maintenance Charges shall not include: (i) any management fee or an administrative fee in excess of three percent (3%) of the of gross rents received from the operation of the Building during any calendar year; (ii) costs and expenses of a capital nature, including original or new construction or installation or any capital investments or improvements (provided, however, that notwithstanding the foregoing, capital expenditures: (a) for the resurfacing of parking areas; (b) made or installed for the purpose of reducing the Common Area Maintenance Charges; or (c) made or installed pursuant to any Applicable Law or insurance requirement not applicable to the Real Estate as of the Effective Date, amortized on a straight line basis over their useful life, may be included within Common Area Maintenance Charges); (iii) any cost or expense for which Landlord is reimbursed by other parties; (iv) costs and expenses incurred to the extent that the same are attributable to Landlord’s gross negligence or willful misconduct; (v) costs in the nature of fines or penalties; (vi) wages of Landlord’s employees (except to the extent they are reasonably attributable to Landlord’s fulfillment of its obligations hereunder but specifically excluding any general accounting or overhead costs incurred by Landlord in connection the fulfillment of its obligations hereunder) or any leased or contracted employees of any outside administrative or management company for persons above the grade of Building Manger; (vii) any costs which would have been reimbursed or paid for by insurance proceeds had Landlord maintained the insurance required under this Lease; (viii) damage awards (or settlement payments) or other costs paid by landlord arising form Landlord’s breach of contract or tortious acts and penalties; (ix) reserves for anticipated future expenses; or (x) any cost or expense paid for services, supplies or repairs, to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs. The term “capital expenditure” as used herein shall mean an capital expenditures as defined in accordance with generally accepted accounting principals.

(c)	Landlord shall repair or replace any damage to the Real Estate, including, without limitation, damage to the roof, landscaping, or exterior of the building of which the Leased Premises are a part, and to truck dock doors caused by or resulting from any negligent act or omission of Tenant, its agents, employees, contractors, customers and invitees. Tenant shall reimburse Landlord for Landlord’s costs and expenses incurred for repairs or replacements made pursuant to this subsection 9.0(c), within thirty (30) days after Landlord bills Tenant therefor; provided, however, this Section 9.0(c) shall be subject to Section 6.2 (Mutual Waiver of Subrogation Rights).

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(d)	Any such maintenance, repair or replacement by Landlord shall be performed in such manner as will minimize interference with Tenant’s business operations

(e)	Landlord shall remove snow accumulations from the roof (if deemed necessary by Landlord) and from the parking lot. Tenant shall pay Tenant’s Pro Rata share of Landlord’s cost of such snow removal.

9.1 Tenant’s Maintenance.

(a)	Tenant shall keep and maintain the entire interior of the Leased Premises (with the exception of items to be maintained, repaired and replaced by Landlord pursuant to Section 9.0), the paved area on which KXL Pipeline is stored as outlined on Exhibit “A” attached hereto (“Tenant Storage Area”) and the portion of the exterior not to be maintained by Landlord pursuant to Section 9.0, roof-mounted mechanical equipment used exclusively in connection with the Leased Premises, pipes and conduits below the floor of the Leased Premises, and windows on the interior and exterior of the Leased Premises clean and sanitary and in good condition and repair, including, without limitation, any necessary replacements, and further including, without limitation, carpet cleaning at least once each year, necessary interior painting, and maintaining and repairing of exterior doors in conformity with other exterior doors of the building or buildings on the Real Estate. Tenant shall, to the extent possible, keep the Leased Premises from falling temporarily out of repair or deteriorating. Tenant shall fully comply with all health, safety and police regulations in force. Tenant shall promptly remove any debris left by Tenant, its employees, agents, contractors, or invitees in the parking area or other exterior areas of the Real Estate.

(b)	At all times during the Lease Term, Tenant shall be responsible for the expense of that portion of Landlord’s maintenance cost, or the portion of any maintenance contract allocable to the heating, air conditioning and ventilating equipment serving the Leased Premises (“HVAC Units”), and provides for necessary repairs thereto.

(c)	In addition, and notwithstanding anything in Sections 9.0 and 9.1 to the contrary, if at any time after the Commencement Date and during the Term Landlord determines any HVAC Unit, or the compressor of such HVAC Unit, requires replacement, Landlord shall replace such Unit, and the costs of such replacement will be amortized over Landlord’s reasonable estimate of the useful life of such replacement, and Tenant will pay as additional rent the portion of such amortized costs allocable to the remainder of the Term.

9.2 Alterations. Tenant shall make all additions, improvements and alterations (hereinafter “Alterations”) on the Leased Premises, and on and to the appurtenances and

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equipment thereof, required by any governmental authority specifically as a result of Tenant’s business operations, provided however, that notwithstanding the foregoing any Alterations required to be made to the Leased Premises by any governmental authorities as a result of the Landlord Work shall be made by Landlord, at its sole cost and expense. Except as provided in the immediately preceding sentence, Tenant shall not create any openings in the roof or exterior walls, or make any other structural Alterations to the Leased Premises without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent to perform non-structural Alterations to the Leased Premises provided that Tenant complies with all Applicable Laws. As to any Alterations which Tenant is required hereunder to perform or to which Landlord consents, such work shall be performed strictly in accordance with plans and specifications therefor first approved in writing by Landlord, which Landlord shall provide in writing from Landlord to Tenant given within ten (10) days after Landlord receives Tenant’s plans and specifications). Upon completion of any Alterations by Tenant, Tenant shall provide Landlord with such documents as Landlord may reasonably require (including, without limitation, sworn contractors’ statements and supporting lien waivers) evidencing payment in full for such work. In the event Tenant makes any Alterations not in compliance with the provisions of this Section 9.2, Tenant shall, upon written notice from Landlord, promptly remove such Alterations and restore the Leased Premises to their condition immediately prior to the making thereof. If Tenant fails so to remove such Alterations and restore the Leased Premises as aforesaid, Landlord may, at its option, and in addition to all other rights or remedies of Landlord under this Lease, at law or in equity, enter the Leased Premises and perform said obligation of Tenant and Tenant shall reimburse Landlord for the cost to Landlord thereof, immediately upon being billed therefor by Landlord. Such entry by Landlord shall not be deemed an eviction or disturbance of Tenant’s use or possession of the Leased Premises nor render Landlord liable in any manner to Tenant, except to the extent of Landlord’s negligence or willful misconduct.

9.3 Landlord Work. As a material inducement for Tenant to enter into this Lease, Landlord agrees to perform, at Landlord’s sole cost and expense, the work described on Exhibit “B” as the same is depicted on plans and specifications approved by Tenant in accordance with this Section 9.3 (the “Landlord Work”). Landlord shall pay for the cost of the Landlord Work up to a maximum of the Landlord Contribution. Tenant shall be responsible for the payment of the costs of the Landlord Work in excess of the Landlord Contribution. If Landlord estimates that the cost of the Landlord Work will exceed the Landlord Contribution, then Tenant shall deposit with Landlord the amount of such estimated excess prior to Landlord’s commencement of the Landlord Work (such deposit, the “Construction Cost Deposit”). Tenant shall deliver the Construction Cost Deposit to Landlord within ten (10) days of Landlord’s delivery of the a writing setting forth the estimated excess costs and such documentation as Tenant shall reasonably require supporting such estimate. Any portion of the Construction Cost Deposit not applied by Landlord to the performance of the Landlord Work shall be refunded to Tenant within fifteen (15) days of Landlord’s completion of punch list items pursuant to Section 9.3 (c) provided no Event of Default has occurred which is then continuing. If the costs of the Landlord Work exceed the sum of the Landlord Contribution and the Construction Deposit, then Tenant shall pay such additional costs to Landlord within ten (10) days of Landlord’s written request. All such work shall be performed in a good workmanlike manner in accordance with all Applicable Laws

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(a)	Within ten (10) business days from the Effective Date, Landlord shall prepare and deliver to Tenant plans and specifications depicting and describing the improvements to the Leased Premises and Real Estate described on Exhibit B, in such detail as Landlord and Tenant shall mutually agree to be necessary. Within ten (10) days following Tenant’s receipt of Landlord’s plans and specifications Tenant will notify Landlord whether Landlord’s plans and specifications are acceptable to Tenant. Tenant shall not unreasonably withhold or conditions its consent to such plans. If Landlord’s plans and specifications are not acceptable to Tenant, Tenant will advise Landlord of the required modifications to Landlord’s plans and specifications. Landlord will modify and deliver to Tenant its revised plans and specifications within five (5) days from receipt of Tenant’s required modifications. Tenant and Landlord will continue this process until Tenant has approved Landlord’s plans and specifications for the Landlord Work. Within ten (10) days from receipt of Tenant’s approval of Landlord’s plans and specifications, Landlord will apply for any and all permits and other governmental approvals necessary to perform the Landlord Work and Landlord will diligently pursue such application until approved. Landlord shall not modify Landlord’s plans and specifications approved by Tenant without Tenant’s prior written consent, provided however, that Tenant hereby consents to any modifications to such plans and specifications which are required by Applicable Laws to obtain necessary permits to the extent such modifications do not materially and adversely affect Tenant use of the Leased Premises for the Permitted Use.

(b)

Promptly following the issuance of any building permit(s) required to complete the Landlord Work, Landlord will commence construction of the improvements to the Leased Premises and Real Estate in accordance with the plans and specifications approved by Tenant. Landlord shall use commercially reasonable efforts to complete the Landlord Work within one hundred twenty (120) days after the later of (i) Tenant’s approval of the applicable plans and specifications pursuant to Section 9.3(a), or (ii) the issuance of any applicable building permits relating to the Landlord Work (such date, the “Target Completion Date”). Landlord agrees to perform such work in a manner that will cause minimal interference with Tenant’s operations, provided, however that the foregoing shall not require Landlord to perform the Landlord Work at times other than normal business hours. Landlord’s failure to complete the Landlord Work on or before any particular date shall not subject Landlord to any liabilty hereunder, except to the extent such failure arises from Landlord’s failure to use commercially reasonable efforts to complete the Landlord’s Work or from Landlord’s failure to pay for costs incurred by Landlord in connection with the Landlord Work (excluding, however, a failure to pay as a result of a bona fide dispute with any contractor, subcontractor, consultant or supplier retained in connection with the Landlord Work), and this Lease shall remain in full force and effect despite such failure.

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Notwithstanding the foregoing if Landlord has not completed the Landlord Work by the Target Completion Date, and such delay is not caused by force majeure or Tenant delay, then Tenant shall have the right to defer the payment of Rent first accruing on the date immediately following the Target Completion Date until the date on which the Landlord Work is Substantially Completed (the deferred during such period the “Deferred Rent”). Tenant shall pay the Deferred Rent to Landlord within ten (10) days of the date on which the Landlord Work is Substantially Completed.

(c)	Landlord will notify Tenant in writing when Landlord considers the Landlord Work “Substantially Complete” (defined below), which notice will be referred to as the “Notice of Punch List Inspection.” Landlord and Tenant will promptly thereafter arrange to meet at the Premises to inspect the Landlord Work together and to produce an initial punch list of remaining items to be completed or corrected by Landlord. If the initial punch list reflects that the Landlord Work is not Substantially Complete, Landlord will pursue completion of the punch list items, and Landlord and Tenant will again inspect the Landlord Work together and produce a final punch list of remaining construction items. Landlord will use reasonable diligence to complete all final punch list items within fifteen (15) days after the Landlord Work is determined to be Substantially Complete, but in the event such punch list items cannot reasonably be completed within fifteen (15) days, Landlord may have up to an additional thirty (30) days to complete all final punch list items. As used in this Lease, “Substantially Complete” means that (i) all of the Landlord Work has been completed in accordance with the plans and specifications approved by Tenant pursuant to this Section 9.3, to the point that only minor details remain to be completed or corrected, all of which work remaining to be completed or corrected would be considered minor by industry standards and none of which work would in any way restrict Tenant from operating from within the Leased Premises, and (ii) Landlord has obtained and delivered to Tenant a certificate of occupancy (or its equivalent, such as a final “sign off”) issued by the governmental authority that issued the building permit for the Landlord Work, if such a governmental authority issues such a certificate or building permit, indicating that the Landlord Work has been completed to the satisfaction of such authority.

(d)

Notwithstanding any provision of this of this Section 9.3 to the contrary, during the first forty-five days after the completion of Landlord’s Work (as measured from the date Landlord completes the punch list items identified during the Punch List Inspection), Tenant will be entitled to deliver to Landlord a written list of items which Tenant may discover were not completed in accordance with the approved plans and specifications, whether or not Tenant has previously delivered a list of other deficiencies to be corrected by Landlord. Landlord will commence correction of such deficiencies within fifteen (15) days after Landlord’s receipt of such list and will complete the correction of such deficiencies within thirty (30)

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days of Tenant’s notice but in the event such items cannot reasonably be completed within thirty (30) days, then Landlord may have up to an additional fifteen (15) days to complete all final punch list items (such period the “Target Punchlist Completion Date”). If Landlord has not completed the correction of such items by the Target Punchlist Completion Date, then Tenant shall have the right to defer the payment of Rent first accruing on the date immediately following the Target Punchlist Completion Date until the date on which the Landlord Work is Substantially Completed (the deferred during such period the “Punch List Deferred Rent”). Tenant shall pay the Punch List Deferred Rent to Landlord within ten (10) days of the date on which the Landlord Work is Substantially Completed.

(e)	To the extent applicable, Landlord shall obtain from Landlord’s contractors customary warranties and guaranties on all construction work performed by Landlord in or on the Leased Premises, and Landlord shall, upon completion of the Landlord Work, transfer to Tenant all of such warranties and guaranties which relate to those items for which Tenant is responsible to repair and maintain during the Lease Term.

(f)	If the Landlord Work has not been completed on or before the Commencement Date, then, prior to the Commencement Date, Landlord will (at Landlord’s sole cost and expense) erect a temporary barrier (such as an 8’ chain link fence) separating the Leased Premises from the remainder of the building, the location and material of such barrier shall be subject to the prior written approval of Tenant, such approval shall not be unreasonably withheld.

(g)	Tenant acknowledges and agrees that the Landlord Work shall be performed during normal business hours while Tenant is occupying the Leased Premises. Landlord shall take commercially reasonable efforts to minimize any interference with Tenant’s use of the Leased Premises but shall not be required to schedule work at times other than normal business hours. Tenant shall not be entitled to any abatement of Rent if Tenant’s use of the Leased Premises is disrupted as a result of the performance of the Landlord Work, except in connection with a casualty pursuant to Section 7.0.

(h)	Subject to the Section 6.2, Landlord will indemnify and hold Tenant harmless from all claims, demands, losses, damages and expenses for injuries to persons or property arising directly from the performance of the Landlord Work.

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10. LIENS AND ENCUMBRANCES

10.0 Encumbering Title. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises or the Real Estate, nor shall the interest or estate of Landlord in the Leased Premises or the Real Estate be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises or Real Estate arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises and the Real Estate.

10.1 Liens and Right to Contest. Tenant shall not permit the Leased Premises or the Real Estate to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of, Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord such security as may be deemed satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Leased Premises or the Real Estate by reason of non-payment thereof; provided further, however, that on final determination of the lien or claim for lien, Tenant shall promptly pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

11. ASSIGNMENT AND SUBLETTING

11.0 Assignment and Subletting. Tenant may not assign this Lease or sublet the Leased Premises without the written permission of Landlord, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Article 11 to the contrary, Tenant may conduct a transfer, whether by assignment, operation of law or otherwise, (a) in connection with the sale of a majority of the voting equity of Tenant or (b) in connection with the sale of all or substantially all of the business and assets of Tenant, whether by sale of equity, sale of assets, merger, consolidation or otherwise (each a “Permitted Transfer”), in each case without the consent of Landlord provided that an Event of Default is not then occurring and the assignee or transferee assumes all liabilities and obligations of Tenant hereunder.

11.1 Tenant’s Financing. Tenant shall have the right, at any time and from time to time, without the consent of Landlord, to encumber its interest in any personal property located on or within the Leased Premises, (to the extent such personal property is not owned by Landlord), through equipment or other financing provided that Tenant shall not grant any right to remove permanent fixtures that have become part of the Real Estate. Landlord shall reasonably cooperate with Tenant, at Tenant’s expense, in order to assist Tenant in obtaining such financing.

11.2 Waiver of Distraint. Landlord hereby waives, releases and relinquishes any and all liens upon and rights of distraint, levy, attachment or recourse to (whether arising by virtue of statute, common law or otherwise) the trade fixtures, furnishings, signs, equipment, machinery, inventory and personal property in the Leased Premises. Although the foregoing waiver, release

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and relinquishment shall be self-operative without the necessity for any further instrument or document, Landlord hereby agrees to furnish Tenant or any of Tenant’s mortgagees, vendors or other suppliers under any conditional sale, chattel mortgage or other security arrangement, any consignor, any holder of reserved title or any holder of a security interest, upon written request from time to time, waivers of Landlord’s liens upon and right to distraint, levy, attachment or recourse with respect thereto and exempting the same from distraint, levy, attachment or recourse.

12. UTILITIES

12.0 Utilities.

(a)	Following the completion of the Landlord Work, Tenant shall purchase electricity for the non-office portion of the Leased Premises from the utility or municipality providing such service, and shall pay for such services when such payments are due. Tenant shall also pay to Landlord fifty percent (50%) percent of the cost of electrical service supplied to the office portion of the Leased Premises until Landlord, in its sole discretion, elects to install a separate meter for such portion of the Leased Premises. If subsection 1.3(i) provides for a water and sewerage charge, then Tenant shall pay to Landlord within thirty (30) days after receipt of a bill therefore, as additional rent hereunder, Tenant’s Pro Rata Share of Landlord’s payments to the utility or municipality for water or sewerage services.

(b)

Tenant shall pay to Landlord, as additional rent for the Leased Premises, for each calendar year during the term an amount equal to 55.56% of: (x) the total natural gas charges paid by Landlord with respect to the Building during such calendar year; less (y) (i) the sum of natural gas charges paid by Landlord with respect to the Building during the months of June, July, August and September in such calendar year times (ii) three (3) (the “Annual Gas Charge”). The foregoing amount shall be prorated for any partial calendar year occurring during the Term. Landlord shall estimate in advance the amount of the Annual Gas Charge due for any full or partial calendar year, and Tenant shall pay Landlord one twelfth (1/12th) of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord from time to time during the Term whenever it obtains information relevant to making such estimate more accurate and the monthly amount due from Tenant shall be adjusted accordingly in order to provide for the full payment by Tenant during the relevant calendar year of Landlord’s estimate of the Annual Gas Charge applicable to such calendar year. On or before the date which is sixty (60) days after the end of each calendar year (all or a part of which occurred during the Term), Landlord shall deliver to Tenant a report setting forth the actual Annual Gas Charge for such calendar year, the amount that

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Tenant has actually paid, and Landlord’s estimate of the Annual Gas Charge for the then current calendar year. If the report shows that Tenant’s estimated payments of the Annual Gas Charge were less than Tenant’s actual obligations for same, then within thirty (30) days after receipt of such report, Tenant shall pay to Landlord such difference. If the report shows an increase in Tenant’s estimated payments of the Annual Gas Charge for the then current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the report is sent, within thirty (30) days after Tenant’s receipt of the report. If Tenant’s estimated payments of the Annual Gas Charge exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Rent next becoming due under this Lease or, if the Term has already expired and provided Tenant is not then in default hereunder, promptly refund such excess to Tenant, in either case without interest to Tenant.

(c)	Tenant shall pay to Landlord, as additional rent for the Leased Premises, Tenant’s Pro Rata Share of the charges, if any, for utilities used for areas of common use by the tenants on the Real Estate. Such charges shall be paid by Tenant to Landlord within thirty (30) days after Landlord bills Tenant therefor, or, at Landlord’s election, in monthly installments in amounts estimated by Landlord. If Landlord elects to have Tenant make such estimated monthly payments, then such estimated amounts shall be adjusted to reflect the actual amounts of such charges in the manner set forth with respect to the Annual Gas Charge.

(d)

Landlord shall not interrupt any utility services to the Leased Premises. Notwithstanding anything to the contrary contained in this Lease, except for the abatement of Rent in the event of a fire or other casualty set forth in Section 7.1, and except as provided below, Tenant agrees that neither Landlord nor any property manager hired by Landlord nor any of their respective agents, members, or employees shall be liable for damage or injury to persons, property or business or for loss or interruption of business, or for any other matter, in the event there is any interruption of or diminution in the utility services supplied to the Leased Premises, and such interruption or diminution shall be deemed or constitute an eviction or disturbance of Tenant’s use or occupancy of the Leased Premises, or entitle Tenant to any claim for set-off, abatement or reduction of Rent, or otherwise render Landlord liable for damages or relive Tenant from its obligations hereunder, provided however that notwithstanding the foregoing, (i) if any failure, delay, interruption, diminution or discontinuance of services renders all or a substantial portion of the Leased Premises untenantable (an “Interruption Event”), (ii) such Interruption Event was not caused by fire, casualty, condemnation or the negligence of Tenant, its employees or contractors and was within the reasonable control of Landlord to prevent, and (iii) such Interruption

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Event continues for three (3) consecutive business days after written notice to Landlord, then, commencing on the fourth (4th) consecutive business day of the Interruption Event, Base Rent and Tenant’s obligation to Tenant’s Pro Rat Share of Impositions, Common Area Charges, and Excess Insurance Premiums shall abate proportionately for the period thereafter that the Leased Premises are untenantable.

13. INDEMNITY AND WAIVER

13.0 Indemnity by Tenant. Subject to the terms of Section 6.2, Tenant will protect, indemnify and save harmless Landlord and Landlord’s agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) to the extent imposed upon or incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Premises resulting from any act or omission of Tenant or anyone claiming by, through or under Tenant, other than Landlord; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof. If any action, suit or proceeding is brought against Landlord and/or Landlord’s agents by reason of any such occurrence, Tenant will, at Tenant’s expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel reasonably approved by Landlord. Tenant’s obligations under this Section 13.0 shall survive the termination of this Lease.

13.1 Indemnity by Landlord. Subject to the terms of Section 6.2 and Section 13.2, Landlord will protect, indemnify and save harmless Tenant and Tenant’s agents from and against Losses to the extent imposed upon or incurred by or asserted against Tenant by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Real Estate resulting from any negligent act or omission of Landlord or anyone claiming by, through or under Landlord other than Tenant; or (b) any failure on the part of Landlord to perform or comply with any of the terms of this Lease. If any action, suit or proceeding is brought against Tenant and/or Tenant’s agents by reason of any such occurrence, Landlord will, at Landlord’s expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel reasonably approved by Tenant. Landlord’s obligations under this Section 13.1 shall survive the termination of this Lease.

13.2 Waiver of Certain Claims. Tenant waives all claims it may have against Landlord and Landlord’s agents for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Leased Premises, or by any other person, resulting from any part of the Real Estate or any of its improvements, equipment or appurtenances becoming out of repair, or resulting from any accident on or about the Real Estate or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Real Estate or of any other person, excluding Landlord. This Section 13.2 shall include, but not by way of limitation, damage caused by water, snow, frost, steam, excessive heat or cold sewage, gas, odors, or noise, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or of other tenants, or occupants or any part of the Real Estate or of any other person, excluding Landlord,

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and whether such damage be caused by or result from any thing or circumstance above-mentioned or referred to, or to any other thing or circumstance whether of a like nature or of a wholly different nature. All personal property belonging to Tenant or any occupant of the Leased Premises that is in or on any part of the Real Estate shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof. Notwithstanding the foregoing, but subject to the terms of Section 6.2 (Mutual Waiver of Subrogation Rights), nothing contained herein shall be deemed to excuse Landlord from liability to the extent caused by or arising out of the negligent acts or omissions or willful misconduct of Landlord, its employees, agents or contractors.

14. RIGHTS RESERVED TO LANDLORD

14.0 Rights Reserved to Landlord. Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord, on behalf of itself and its agent, reserves the following rights to be exercised at Landlord’s election:

(a)	To inspect the Leased Premises, and to conduct such audits, tests and assessments as Landlord in the future may determine to be reasonably necessary, and to make repairs, additions or alterations to the Leased Premises or the Building, which Tenant may neglect or refuse to make in accordance with the covenants and agreements of this Lease, and, specifically including, but without limiting the generality of the foregoing, to make repairs, additions or alterations within the Leased Premises to mechanical, electrical, and other facilities serving other premises in the Building or other parts of the Real Estate;

(b)	To show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time within one (1) year prior to the expiration of the Lease Term, to persons wishing to rent the Leased Premises;

(c)	During the last year of the Lease Term, to place and maintain the usual “For Rent” sign on the exterior of the Building or elsewhere on the Real Estate;

(d)	During the last ninety (90) days of the Lease Term, if during or prior to that time Tenant vacates the Leased Premises, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for new occupancy; and

(e)	To place and maintain “For Sale” signs on the Real Estate and on the exterior of the Building.

In exercising its rights above, Landlord may enter upon the Leased Premises for any and all of said purposes and may exercise any and all of the foregoing rights hereby reserved, during normal business hours upon not less than twenty-four (24) hours’ advance notice (unless an emergency exists in which event advance notice shall not be required), without being deemed guilty of any eviction or disturbance of Tenant’s use or possession of the Leased Premises, and

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without being liable in any manner to Tenant. In all instances of Landlord’s entry upon the Leased Premises, Landlord will use commercially reasonable efforts to minimize interference with Tenant’s business operations.

15. QUIET ENJOYMENT

15.0 Quiet Enjoyment. So long as Tenant is not in default under the covenants and agreements of this Lease, Tenant’s quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

16. SUBORDINATION OR SUPERIORITY

16.0 Subordination or Superiority.

(a)	The rights and interest of Tenant under this Lease are and shall be subject and subordinate to that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of August 22, 2008 in favor of The Private Bank (the “Existing Mortgagee”), recorded against the Leased Premises, as amended to date (the “Existing Mortgage”), and to all renewals, replacements, and extensions thereof. Landlord shall use commercially reasonable efforts to cause the Existing Mortgagee to execute and deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) substantially in the form attached hereto as Exhibit “C” (or on such other commercially reasonable form as the Existing Mortgagee shall require), provided that Landlord shall have no liability to Tenant in the event it is unable to obtain any such agreement. Tenant shall execute and deliver any such subordination, non-disturbance and attornment agreement within ten (10) days after receipt thereof.

(b)	As a condition to any subordination of the rights and interest of Tenant under this Lease to any future mortgage or deed of trust or ground lease which may be recorded against the Leased Premises (any of the foregoing a “Future Mortgage”, and the mortgagee, deed of trust beneficiary or ground lessor, as applicable, the “Future Mortgagee”), and to all renewals, replacements, and extensions thereof, Landlord shall deliver to Tenant for execution a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit “C”(or on such other commercially reasonable form as a Future Mortgagee shall require which is reasonably acceptable to Tenant). Tenant shall execute and deliver any such subordination, non-disturbance and attornment agreement within ten (10) days after receipt thereof.

(c)	Any Existing Mortgagee or Future Mortgagee may elect to give the rights and interest of Tenant under this Lease priority over the Existing Mortgage or any Future Mortgage.

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16.1 Attornment. If the Existing Mortgagee or any Future Mortgagee or any assignee or successor thereof shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a deed in lieu of foreclosure, then at the request of such successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 16.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request evidencing such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be responsible for the following (provided such successor landlord assumes in writing all obligations of Landlord to the extent accruing from and after the date upon which such successor landlord succeeds to the rights of Landlord hereunder), except to the extent the following is modified by any subordination and non-disturbance agreement entered into by and between such Existing or Future Mortgagee and Tenant:

(a)	liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(b)	subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord (as opposed to such successor landlord);

(c)	bound by any prepayment of more than 1 month’s Rent to any prior landlord;

(d)	liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.

17. SURRENDER

17.0 Surrender. Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Leased Premises, Tenant will at once surrender and deliver up the Leased Premises, together with all improvements thereon, to Landlord in ordinary condition and repair (taking into consideration the age and nature of the use of the Building), reasonable wear and tear excepted and damage by casualty or condemnation excepted. Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment used in the operation of the

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Leased Premises (as distinguished from operations incident to the business of Tenant), together with all duct work. All Alterations, including without limitation, additions, hardware, non-trade fixtures and all improvements, temporary or permanent, in or upon the Leased Premises placed there by Tenant shall, at Landlord’s election become Landlord’s property and shall remain upon the Leased Premises upon such termination of this Lease by lapse of time or otherwise, without compensation, allowance or credit to Tenant, or, Tenant shall remove the same provided Landlord notified Tenant that such Alterations would be required to be removed upon termination of the Lease when Landlord approved the same in accordance with Section 9.2 (or would have notified Tenant that such removal would be required if Tenant had complied with Section 9.2). In addition, Tenant shall reimburse Landlord for 33.33% of the actual out-of-pocket cost incurred by Landlord to repair and resurface Tenant’s Storage Area, within thirty (30) days following the date on which Landlord delivers to Tenant evidence, reasonably satisfactory to Tenant, documenting such costs and Landlord’s payment thereof.

17.1 Removal of Tenant’s Property. Upon the expiration or earlier termination of this Lease, Tenant may remove Tenant’s trade fixtures and all of Tenant’s personal property and equipment; provided, however, that Tenant shall repair any injury or damage to the Leased Premises which may result from such removals. If Tenant does not remove Tenant’s furniture, machinery, trade fixtures and all other items of personal property of every kind and description from the Leased Premises within five (5) days following the date Tenant vacates the Leased Premises, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Leased Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat such property as having been conveyed to Landlord with the Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

17.2 Holding Over. Any holding over by Tenant of the Leased Premises after the expiration of this Lease shall operate and be construed to be tenancy from month to month only, at a monthly rental of one hundred fifty percent (150%) of the rate of Rent payable hereunder at the expiration of the Lease Term for the first thirty (30) days and double the Rent payable hereunder at the expiration of the Lease Term thereafter, unless Landlord and Tenant are in active negotiations to extend the Lease Term, in which event Rent shall be the same as the Rent payable at the expiration of the Lease Term during such negotiations. Nothing contained in this Section 17.2 shall be construed to give Tenant the right to hold over after the expiration of this Lease, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Leased Premises if Tenant remains in possession of the Leased Premises for more than thirty (30) days following Landlord’s notice terminating any month to month tenancy created pursuant to this Section 17.2.

18. REMEDIES

18.0 Defaults. Tenant further agrees that any one or more of the following events shall be considered an event of default (“Event of Default”) as said term is used herein, that is to say, if

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(a)	Tenant shall be adjudged as involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

(b)	Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Tenant shall institute any proceedings or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

(c)	Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or

(d)	The Leased Premises are levied upon by any revenue officer or similar officer as a result Tenant’s acts or omissions; or

(e)	A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

(f)	Tenant shall abandon the Leased Premises during the Lease Term; provided, however, that Tenant shall have no obligation to physically occupy the Premises and Tenant shall not be deemed to have abandoned the Premises so long as Tenant (i) continues to satisfy the insurance requirements set forth in Article 6 above, and (ii) adequately heats the Premises in the winter months to avoid frozen pipes or other weather related damage that may result from failure to heat the Premises.

(g)	Tenant shall default in any payment of Rent or other charge required to be paid by Tenant hereunder when due as herein provided and such default shall continue for five (5) business days after notice thereof in writing to Tenant; or

(h)	If Tenant shall fail to contest the validity of any lien or claimed lien and give security to Landlord to insure payment thereof, or having commenced to contest the same and having given such security, shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, and such default continues for thirty (30) days after notice thereof in writing to Tenant; or

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(i)	Tenant shall default in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such defaults shall continue to thirty (30) days after notice thereof in writing to Tenant.

during any period of a continuing Event of Default, Landlord may terminate this Lease. Upon termination of this Lease, Landlord may re-enter the Leased Premises with or without process of law using such force as may be necessary, and remove all persons, fixtures and chattels therefrom, and Landlord shall not be liable for any damages resulting therefrom. Such re-entry and repossession shall not work a forfeiture of the rents or other charges to be paid and covenants to be performed by Tenant during the Lease Term. Upon such repossession of the Leased Premises, Landlord shall be entitled to recover as liquidated damages, and not as a penalty, a sum of money equal to the Rent to be paid by Tenant to Landlord for the remainder of the Lease Term, less the fair rental value of the Leased Premises for said period. Upon the happening of any one or more of the above-mentioned Events of Default, Landlord may repossess the Leased Premises by forcible entry or detainer suit, or otherwise, without demand or notice of any kind to Tenant (except as hereinabove provided for) and without terminating this Lease, in which event Landlord shall have the right but not the obligation to, relet all or any part of the Leased Premises for such Rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Leased Premises for a term greater or lesser than that remaining under the Lease Term, and the right to relet the Leased Premises as a part of a larger area, and the right to change the character or use made of the Leased Premises). Notwithstanding the foregoing, in connection with any Event of Default, Landlord shall use commercially reasonable efforts to mitigate its damages, provided that Landlord shall have no obligation to lease the Leased Premises prior to leasing any other space in the Building. For the purpose of such reletting, Landlord may make any repairs, changes, alterations or additions in or to the Leased Premises that may be necessary to restore the Leased Premises to the condition that would have been required upon the natural expiration of this Lease. If, notwithstanding Landlord’s commercially reasonable efforts to mitigate its damages, Landlord does not relet the Leased Premises, Tenant shall pay to Landlord on demand as liquidated damages and not as a penalty a sum equal to the amount of the Rent paid by Tenant for the remainder of the Lease Term. If the Leased Premises are relet and sufficient sum shall not be realized from such reletting after paying all of the expenses of such repairs, changes, alterations, additions, reletting and the collection of the Rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent and other charges herein provided to be paid for the remainder of the Lease Term, Tenant shall pay to Landlord on demand any deficiency and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section from time to time. If an Event of Default occur as a result of Tenant’s failure to comply with any covenant, agreement, condition or undertaking herein contained to be kept, observed and performed by Tenant, other than the making of any payments as herein provided, which cannot with due diligence be cured within a period of thirty (30) days, and if notice thereof in writing shall have been given to Tenant, and if Tenant, prior to the expiration of thirty (30) days from and after the giving of such notice, commences to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and do all work required to cure such default and does so cure such default, then Landlord shall not have the right to declare an Event of Default while Tenant is attempting to cure. Notwithstanding the foregoing, Landlord shall not be entitled to an acceleration of the Rent and/or any other sums due hereunder for the

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balance of the Lease Term unless such sum is discounted to its present value (using a discount rate of six percent (6.00%) (“Discount Rate”)) and there is offset against such accelerated amount the present value (using the Discount Rate) of the fair market rental value of the Leased Premises for the same period. In no event shall Tenant be liable to Landlord for any indirect or consequential damages.

18.1 Remedies Cumulative. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

18.2 No Waiver. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by Landlord of any payment of Rent or other charges hereunder after the termination by Landlord of this Lease or of Tenant’s right to possession hereunder shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.

19. SECURITY DEPOSIT

19.0 Security Deposit. To secure the faithful performance by Tenant of all the covenants, conditions and agreements in this Lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed and performed, including, but without limiting the generality of the foregoing, such covenants, conditions and agreements in this Lease which become applicable upon the expiration or termination of the same or upon termination of Tenant’s right to possession pursuant to Section 18.0 of the Lease, Tenant has deposited herewith the Security Deposit with Landlord on the understanding: (a) that the Security Deposit or any portion thereof not previously applied, or from time to time such other portions thereof, may be applied to the curing of any default that may then exist, without prejudice to any other remedy or remedies which the Landlord may have on account thereof, and upon such application Tenant shall pay Agent on demand the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; (b) that should the Leased Premises be conveyed by Landlord, the Security Deposit or any portion thereof not previously applied may be turned over to Landlord’s grantee, as the case may be, and if the same be turned over as aforesaid (and acknowledged in a written notice to Tenant from such grantee), the Tenant hereby releases the transferring Landlord from any and all liability with respect to the Security Deposit and/or its application or return, and the Tenant agrees to look to such grantee, as the case may be, for such application or return; (c) that Landlord or its successor shall not be obligated to hold said Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (e) that if an Event of Default is not then occurring, the sum deposited or the part or portion thereof not previously applied shall be returned to the Tenant without interest no later

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than the date which is thirty (30) following: (1) the date Tenant has vacated the Leased Premises and surrendered possession thereof to the Landlord; and (2) Tenant has fulfilled its obligations under Sections 17.0 and 17.1 (provided, however that Landlord may retain such unapplied portion of the Security Deposit as Landlord deems reasonably necessary to secure Tenant’s payment of any post-Term adjustments to Impositions, Common Area Maintenance Charges or other similar estimated payments made during the Term); (f) in the event that Landlord terminates the Lease or Tenant’s right to possession pursuant to Section 18.0 of this Lease, Agent may apply the Security Deposit against all damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default, and notwithstanding the foregoing, if Tenant fails to reimburse Landlord for repair and resurfacing of the Tenant’s Storage Area in accordance with Section 17.0 then Landlord may apply the Security Deposit towards such costs; and (g) subject to Applicable Laws, in the event any bankruptcy, insolvency, reorganization or other credit-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, the Security Deposit shall be deemed to be applied first to the payment of any rents and/or other charges due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Landlord in partial liquidation of Landlord’s damages.

20. MISCELLANEOUS

20.0 Interpretation.

(a)	Within fifteen (15) days following Landlord’s request (and not more than once in any calendar year), Tenant shall furnish to Landlord a copy of Tenant’s most recent unaudited financial statements and then most recently completed audited financial statements. Landlord covenants that the financial information provided by Tenant shall be treated as confidential, except that Landlord may disclose such information to any prospective purchaser, prospective or existing lender or prospective or existing ground or underlying lessor or any prospective or existing joint venture partner upon the condition that the prospective purchaser, prospective or existing lender or underlying lessor, or prospective or existing joint venture partner shall also covenant to treat such information as confidential.

(b)	Wherever in this Lease the singular number is used, the same shall include the plural and words of any gender shall include each other gender wherever the context requires. The term “includes” or “including” or any variation thereof shall be deemed to mean “includes, without limitation,” or “including, without limitation,” and shall be construed as terms of illustration rather than terms of limitation.

(c)	Whenever the time for performance of an obligation occurs or expires on a day other than a “business day,” the time for performance thereof shall be extended to the next business day. As used herein, the term “business day” shall mean all days, excluding (i) Saturday and Sunday, and (ii) any day that is a national holiday in the United States or a state holiday in the State in which the Leased Premises is located.

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(d)	Landlord, Tenant, and their respective advisors acknowledge that this Lease is the product of their mutual efforts, and that this Lease expresses their mutual agreements and agree that this Lease shall not be interpreted in favor of or against either party merely because of its efforts in preparing this Lease.

20.1 Estoppel Certificates. Tenant shall at any time and from time to time (but not more than twice in any calendar year) upon not less than fifteen (15) business days prior written request from Landlord execute, acknowledge and deliver to Landlord, a written statement certifying that Tenant has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that Landlord is not in default hereunder, that Landlord has performed any improvements and/or provided any improvement allowances Landlord is required to provide hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other accurate certification as may reasonably be required by Landlord, a current or prospective Lender or prospective purchaser, and agreeing to give copies to such Lender or prospective purchaser all notices sent by Tenant to Landlord. It is intended that any such statement delivered pursuant to this Section may be relied upon only by the parties to whom the statement is specifically addressed.

20.2 Landlord’s Right to Cure. Landlord may, but shall not be obligated to, cure any default by Tenant (beyond any applicable notice and cure period) specifically including, but not only by way of limitation, Tenant’s failure to pay Impositions, obtain insurance, make repairs, or satisfy lien claims, after complying with the notice provisions established in Article 18; and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including reasonable attorneys’ fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorneys’ fees) at the Interest Rate from the date of advancement to the date of repayment by Tenant to Landlord.

20.3 Intentionally Deleted.

20.4 Amendments Must Be in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party; and no act or acts, omission or omissions or series of acts or omissions, or waiver, acquiescence or forgiveness by Landlord as to any default in or failure of performance, either in whole or in part, by Tenant, of any of the covenants, terms and conditions to this Lease, shall be deemed or construed to be a waiver by Landlord of the right at all times thereafter to insist upon the prompt, full and complete performance by Tenant of each and all the covenants, terms and conditions hereon thereafter to be performed in the same manner and to the same extent as the same as herein covenanted to be performed by Tenant.

20.5 Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized

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overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) business day following the date sent when sent by personal delivery, overnight delivery, facsimile transmission or electronic mail or (b) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the addresses for Landlord and Tenant set forth in Sections 1.3(k) and 1.3(l), respectively. Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using facsimile transmission or electronic mail shall also be mailed to the addressee using regular mail. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

20.6 Short Form Lease. This Lease shall not be recorded, but the parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the name of the parties, the legal description and the term of the Lease.

20.7 Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

20.8 Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

20.9 Captions. The captions to this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

20.10 Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.11 Law Applicable. This Lease shall be construed and enforced in accordance with the laws of the state where the Leased Premises are located, without regard to conflicts of laws principles

20.12 Covenants Binding on Successors. All of the covenants, agreements, conditions and undertakings contained in the Lease shall extend, inure to and be binding upon the heirs, executors, administrators, successors and assigns or the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

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20.13 Brokerage. Landlord and Tenant each warrant and represent that it has had no dealings with any broker or agent in connection with this Lease. Landlord and Tenant each covenant to pay, hold harmless and indemnify the other party from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or other agent with respect to this Lease or the negotiation thereof arising out of a breach of the foregoing warranty and representation.

20.14 Landlord Means Owner. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to and include only the owner or owners at the time in question of the fee of the Real Estate, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provision of this Lease, shall be paid to Tenant.

20.15 Intentionally Deleted.

20.16 Signs. Tenant shall install no additional exterior signage on the Leased Premises or the Real Estate (in addition to the signage that exists as of the Effective Date), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to have an identity sign included on the general directory sign for the building, Tenant shall advise Landlord of the name and logo it desires to have on its sign, and Landlord shall install a sign showing such name and logo, which shall be the standard sign used by Landlord for tenants on the Real Estate. Tenant shall reimburse Landlord for Landlord’s costs of producing and installing said sign within thirty (30) days after being billed therefor by Landlord.

20.17 Intentionally Deleted.

20.18 Expenses. Landlord and Tenant each agrees to pay on demand the other party’s expenses, including reasonable attorney’s fees, expenses and administrative hearing and court costs incurred either directly or indirectly in successfully enforcing any obligations of a non-performing party under this Lease, in curing any default by such non-performing party, in connection with appearing, defending or otherwise participating in any action or proceeding arising from the filing, imposition, contesting, discharging or satisfaction of any lien or claim for lien, in defending or otherwise participating in any legal proceedings initiated by or on behalf of such non-performing party.

20.19 Intentionally Deleted.

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20.20 Waiver of Trial By Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.

20.21 OFAC Representation. Tenant warrants, represents and covenants to Landlord that neither Tenant nor any person or entity holding any legal or beneficial interest whatsoever in Tenant (provided, however, that this Section 20.21 shall not apply to the shareholders of any publicly traded corporation with a legal or beneficial interest in Tenant) is or will become a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental actions, and Tenant further represents, warrants and covenants that it shall not engage in any dealings or transactions or be otherwise associated with such persons or entities. If the foregoing representations or warranties are untrue at any time during the Term or if Tenant breaches the foregoing covenants at any time during the Term, a Default will deemed to have occurred, without the necessity of notice to Tenant.

20.22 Waiver of Certain Damages. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable for any special, punitive, indirect, consequential damages under this Lease, except that Landlord may pursue Tenant for consequential damages actually incurred by Landlord in connection with Tenant’s failure to surrender possession of this Leased Premises when required by the terms of this Lease.

21. TERMINATION RIGHT

21.0 From and after the second (2nd) anniversary of the Commencement Date, provided (x) no Event of Default has occurred which is then continuing; (y) Tenant has delivered a Termination Notice on or before the applicable Termination Notice Deadline; and (z) Tenant shall have paid the applicable Termination Fee when required by this Section 21, then Tenant shall have the right to terminate this Lease (the “Termination Right”) on each of the dates set forth in the chart below (each such date, an “Effective Early Termination Date”). In the event that the Termination Right is validly exercised, Landlord shall be entitled to, as consideration for the early termination of this Lease, a cash payment (the “Termination Fee”) as set forth in the chart below.

[NOTE: ACTUAL DATES TO BE COMPLETED PRIOR TO LEASE EXECUTION WHEN COMMENCEMENT DATE IS KNOWN.]

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Termination Notice Deadline [i.e. last date by which Tenant may deliver a Termination Notice for the termination to be effective on the date set forth in the column to immediately to the right]	Effective Early Termination Date:	Termination Fee:

2nd Anniversary of Commencement Date	180 days following 2nd Anniversary of Commencement Date	$214,221.00

180 days following 2nd Anniversary of Commencement Date	Third Anniversary of Commencement Date	$214,221.00

3rd Anniversary of Commencement Date	180 days following 3rd Anniversary of Commencement Date	$216,363.21

180 days following 3rd Anniversary of Commencement Date	4th Anniversary of Commencement Date	$216,363.21

4th Anniversary of Commencement Date	180 days following 4th Anniversary of Commencement Date	$109,263.40

180 days following 4th Anniversary of Commencement Date	5th Anniversary of Commencement Date	$109,263.40

5th Anniversary of Commencement Date	180 days following 5th Anniversary of Commencement Date	$110,356.10

180 days following 5th Anniversary of Commencement Date	6th Anniversary of Commencement Date	$110,356.10

6th Anniversary of Commencement Date	180 days following 6th Anniversary of Commencement Date	None.

180 days following 6th Anniversary of Commencement Date	7th Anniversary of Commencement Date	None.

The Termination Fee shall be due and payable to Landlord not later than thirty (30) days prior to the Termination Date.

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21.1 In addition to becoming obligated to pay the applicable Termination Fee, the terms of this Lease shall continue to apply to Tenant and Tenant shall continue to pay Base Rent, additional rent and all other amounts due under the Lease first accruing prior to the applicable Early Effective Termination Date. Tenant’s obligation to so pay Rent, additional rent and all other amounts due under the Lease through the Early Effective Termination Date shall survive the termination of this Lease pursuant to this Section 21. In addition, Tenant’s exercise of its right to terminate this Lease pursuant to this Section 21 shall not relieve Tenant of liability for: (i) post-Term adjustments to additional rent applicable to the period prior to the Effective Termination Date; (ii) unperformed obligations which accrued prior to Effective Termination; and (iii) obligations which by their terms survive the expiration of the Term of this Lease.

22. LIMITATION OF LIABILITY

22.0 Limitation of Liability. The liability of Landlord for Landlord’s obligations under the Lease shall be limited to Landlord’s interest in the Real Estate, the rents payable to Landlord with respect to the Real Estate and/or the proceeds from the sale of the Real Estate) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any partner, shareholder, manager, director, officer, principal, employee, or agent, directly and indirectly, of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under the Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under the Lease.

[Signature Page to follow]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

KOONTZ-WAGNER INDIANA REAL ESTATE HOLDINGS, LLC, an Indiana limited liability company

By:
Name:
Title:

TENANT:

KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS LLC, an Indiana limited liability company

By:
Name:
Title:

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STATE OF	)
	)	SS:
COUNTY OF	)

BEFORE ME, a Notary Public in and for such County and State, personally appeared                     , known to me to be the                     of KOONTZ-WAGNER INDIANA REAL ESTATE HOLDINGS, LLC, an Indiana limited liability company, which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of such national banking association being thereunto duly authorized, and that the same is his/her free act and deed as such officer and the free at and deed of such national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                     this      day of             , 20    .

NOTARY PUBLIC

STATE OF	)
	)	SS:
COUNTY OF	)

BEFORE ME, a Notary Public in and for such County and State, personally appeared                     , known to me to be the                     of KOONTZ-WAGNER CONTROLS CUSTOM HOLDINGS LLC, an Indiana limited liability company, which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of such national banking association being thereunto duly authorized, and that the same is his/her free act and deed as such officer and the free at and deed of such national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                     this      day of             , 20    .

Notary Public

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EXHIBIT “A”

LEASED PREMISES

[NOTE TO DRAFT: FOLLOWING IS AN APPROXIMATE DEPICTION TO BE

CONFIRMED REVISED PRIOR TO EXECUTION AS NECESSARY]

Exhibit A - 1

Diagonal Jog in demising wall to accommodate access to loading doc
KWCC

Exhibit A - 2

PLAT MAP

OUTDOOR STORAGE AND PARKING
Access Drive Design for Truck Traffic
Parking 36 Total
Gate in fence
Parking 30 spaces
Fence Change
Future Driveway onto Sheridan
KWCC
OTHER TENANTS

Exhibit A - 3

EXHIBIT “B”

LANDLORD WORK

Landlord will complete the following work in accordance with plans and specifications approved by Tenant in accordance with Section 9.3 of the Lease. Landlord and Tenant acknowledge and agree that this Exhibit “B” is intended to serve as a checklist of the items to be completed as a part of the Landlord Work, but such work is to be more specifically addressed in Landlord’s plans and specifications:

1. Demising Wall: Construct a steel framed demising wall (“Demising Wall”) from floor to roof on the west side of Leased Premises in the approximate location depicted on Exhibit “A”. Said wall will cut diagonally at back of facility to include dock number 3. Landlord will construct a roll up door in diagonal wall area to allow access (with badge controlled security access) to loading dock number 3.

2. Exterior Fence; New Driveway Access Drive: Construct an eight (8) foot high fence outside the back of the Building and construct an access drive between rear storage/parking area and main employee parking area all as shown on Exhibit “A”, if not currently in existence. In addition, Landlord will install additional concrete pavement to facilitate access to the rear of the Building from the Voorde Drive entrance to the Real Estate and truck access to the loading docks.

3. New Entrance from N. Sheridan Street: In addition, following the removal of the KXL Pipeline from Tenant’s Storage Area, Landlord shall construct a new access point from N. Sheridan Street (at the location identified on Exhibit “A”, and repair Tenant’s Storage Area allow for vehicular access to and from the Leased Premises and the loading dock area serving the Leased Premises. Landlord and Tenant acknowledge and agree that this work may be scheduled later than the other components of the Landlord Work, and such work shall be completed as soon as reasonably possible following the removal of the KXL Pipeline.

3. Utilities/Systems Split:

•

Electric service to the non-office portion of Leased Premises to be separated to provide completely independent service. Electric system on Leased Premises side of Demising Wall needs local disconnect. If breaker panel is now on Landlord’s side, must have access to the disconnect for electrical service to comply with OSHA and NEC requirements. Such work shall include the installation of separate meters for the non-office portion of the Leased Premises and any and all related costs and expenses if such meters do not exist at the Premises on the date possession of the Premises is made available to Tenant.

•

Addition of electric service to Demising Wall including outlets and wiring as set forth in the plans and specifications for the Landlord Work, but such outlets shall not be required to provide more than the watts per rentable square foot supplied to the Leased Premises as of the Commencement Date.

Exhibit B-1

•	HVAC system reconfigured for proper services following installation of Demising Wall.

•

Sprinkler System reconfigured to the extent necessary following installation of Demising Wall. Sprinkler System is not required to be separated for Demised Premises from the remainder of the Building, unless required by Applicable Laws.

4. Security/Access Control: Landlord to install access control system via badge reader, in order to meet CTPAT requirements, including:

•	Equipment manufactured by Lenel or equal;

•	All exterior doors to have panic bars and closers installed;

•	All exterior doors to have card reader installed and special latch;

•	All card readers wired back to Computer closet;

•	Computer closet contains Power Distribution Center and Intelligent Access Controller;

•	Intelligent controller connects with Tenant’s servers via Ethernet access;

•	Additional doors may have to be installed to eliminate access to Tenant’s office areas by Landlords personnel; and

•	All overhead doors need to be equipped with a telescoping gate that can be locked so access is controlled when doors are left open for ventilation, etc.

5. Computer Closet: Landlord to construct computer closet approximately 10’x10’, closet to contain 4 dedicated 120V 20Amp circuits, dedicated ductless split AC system with approximately 18,000 BRU cooling.

Exhibit B-2

EXHIBIT “C”

[NOTE TO DRAFT—FORM ATTACHED HERETO SUBJECT TO REVIEW BY EXISTING MORTGAGEE]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into this             day of             , 20    , by and between KOONTZ-WAGNER INDIANA REAL ESTATE HOLDINGS LLC, an Indiana limited liability company (“Landlord”), THE PRIVATE BANK (“Lender”), and KOONTZ-WAGNER CUSTOM HOLDINGS LLC, an Indiana limited liability company (“Tenant”).

RECITALS

WHEREAS, Tenant entered into that certain Industrial Building Lease dated             , 20     with Landlord for a portion a of a 108,000 square foot industrial building (“Premises”) located at 3801 Voorde Drive, South Bend, Indiana 46629 (the “Real Estate”), more particularly described in Exhibit A attached to this Agreement and incorporated herein by reference, which such Industrial Building Lease and all amendments and modifications thereto are hereinafter referred to as the “Lease”; and

WHEREAS, Landlord has assigned or will assign to Lender and Lender’s successors and assigns, Landlord’s interest in, to and under the Lease as a portion of the collateral security for a loan made or to be made by Lender to Landlord and secured or to be secured by a mortgage or deed of trust (“Mortgage”) and an assignment of leases and rents (“ALR”).

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the undersigned parties hereby agree as follows:

1. The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender’s rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior consent.

2. This Agreement constitutes notice to Tenant of the Mortgage and the ALR and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease. Landlord irrevocably releases Tenant of any liability to Landlord for all payments made to Lender pursuant to this Paragraph 2.

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3. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the ALR and if Tenant is not then in default under this Agreement and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease as would entitle Landlord under the Lease to seek to terminate the Lease, or would entitle Landlord to seek to dispossess Tenant thereunder:

(a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant’s possession of the Leased Space will not be disturbed;

(b) If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Leased Premises will not be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

(c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

4. Successor Landlord will not be:

(a) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(b) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord (as opposed to such successor landlord);

(c) bound by any prepayment of more than 1 month’s Rent to any prior landlord;

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(e) bound by any obligation to perform any work or to make improvements to the Leased Premises except for (x) the Landlord Work (as defined in the Lease), (y) repairs and maintenance required to be made by Landlord under the Lease, and (z) repairs

Exhibit D-2

to the Leased Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord (provided, however, that such limitation shall not apply unless the such successor landlord maintains the level of insurance coverage required to be carried by Landlord under the Lease);

(f) bound by any amendment of this Lease, which changes the term of the Lease, changes the size or location of the Leased Premises or changes the Rent, which amendment is made without the written consent of Lender, such consent not to be unreasonably withheld;

(g) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(h) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

5. Lender will have the right, but not the obligation, to cure any default by Landlord, as landlord, under the Lease. Tenant will notify Lender of any default that would entitle Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default and Lender has had a 30-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within 30 days) following the date on which Lender receives the notice required by this paragraph.

6. Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord’s interest in the Property (and the rents and/or other proceeds relating thereto) and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.

7. Tenant certifies that: the Lease represents the entire agreement between the landlord under the Lease and Tenant regarding the Leased Premises; the Lease is in full force and effect; neither party is in default under the Lease beyond any applicable grace and cure periods and no event has occurred which with the giving of notice or passage of time would constitute a default under the Lease.

8. The provisions of Section 20.5 of the Lease will govern the giving of any notice required or permitted to be given under this Agreement. Unless otherwise provided below or changed by notice, the addresses for notices to Landlord and Tenant will be as set forth in the Lease. Unless changed by notice, the address for notices to Lender will be as follows:

Exhibit D-3

9. If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

10. This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

11. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

12. This Agreement will be governed by and construed in accordance with the laws of the State of the location of the Premises.

13. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement.

14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.

15. The effective date of this Agreement will be the date of execution by the last party to sign this Agreement provided an executed copy of this Agreement is thereafter delivered to all other parties to this Agreement.

16. IN THE EVENT THIS AGREEMENT IS NOT FULLY EXECUTED BY ALL PARTIES HERETO WITHIN 45 DAYS OF THE EARLIEST DATE OF EXECUTION BY ANY PARTY HERETO AS SHOWN BELOW, THIS AGREEMENT WILL SELF-OPERATIVELY BECOME NULL AND VOID.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the day and year first above written.

ADDRESS OF MORTGAGEE:	LENDER:

By:

Attention:	Name:
Title:

ADDRESS OF TENANT:	TENANT:

KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS LLC, an Indiana limited liability company

By:
Attention:	Name:
Title:

Exhibit D-4

ADDRESS OF LANDLORD:	LANDLORD:

KOONTZ-WAGNER INDIANA REAL ESTATE HOLDINGS LLC, an Indiana limited liability company

By:
Attention:	Name:
Title:

Exhibit D-5

STATE OF                 )

                                     )SS:

COUNTY OF             )

BEFORE ME, a Notary Public in and for such County and State, personally appeared                     , known to me to be the                      of                     , a                     , which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of such national banking association being thereunto duly authorized, and that the same is his/her free act and deed as such officer and the free at and deed of such national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                      this      day of             , 20    .

Notary Public

STATE OF                 )

                                     )SS:

COUNTY OF             )

BEFORE ME, a Notary Public in and for such County and State, personally appeared                     , known to me to be the                      of                     , a                     , which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of such national banking association being thereunto duly authorized, and that the same is his/her free act and deed as such officer and the free at and deed of such national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                      this      day of             , 20    .

Notary Public

Exhibit D-6

STATE OF                 )

                                     )SS:

COUNTY OF             )

BEFORE ME, a Notary Public in and for such County and State, personally appeared                     , known to me to be the                     of                     , a                     , which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of such national banking association being thereunto duly authorized, and that the same is his/her free act and deed as such officer and the free at and deed of such national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     ,                      this      day of             , 20    .

Notary Public

Exhibit D-7

EXHIBIT “A”

DESCRIPTION OF THE REAL ESTATE

Exhibit D-8

Exhibit D – Intentionally Deleted

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Exhibit E – Form of Intellectual Property License Agreement

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is entered into as of July             , 2012 (the “Effective Date”) by and between Koontz-Wagner Custom Controls Holdings LLC, an Indiana limited liability company (the “Licensor”), and Koontz-Wagner Holdings LLC, a Delaware limited liability company (the “Licensee”), with each of Licensor and Licensee being sometimes referred to herein as a “Party” and collectively as the “Parties.”

INTRODUCTION

A. As set forth in the Membership Interest Purchase and Sale Agreement, dated as of July             , 2012 (the “MIPA”), by and between Global Power Equipment Group Inc. (“Global Power”) and Licensee, Global Power is acquiring the Membership Interests of Licensor as set forth in the MIPA (the “Acquisition”).

B. In connection with the Acquisition, Licensee is transferring certain Intellectual Property (as defined in the MIPA) to Licensor on the condition that this Agreement is entered into contemporaneously with the closing of the Acquisition.

C. Licensor desires to license to Licensee, and Licensee desires to license back from Licensor, certain of the trademarks, tradenames and logos constituting that portion of the Intellectual Property set forth on Exhibit A attached hereto and made a part hereof (such Intellectual Property, the “Licensed IP”), for use in the manufacturing, subcontracting, marketing, advertising, sale, import, export, and provision of Licensee’s products and services as such activities were constituted prior to the Acquisition, but exclusive of any such activities conducted principally by the Licensor prior to the Acquisition, (as recited and subsequently limited, the “Non-Acquired Business”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including that stated in the MIPA, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee, intending to be legally bound hereby, agree as follows:

1. Grant of Licenses.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee:

(i) a non-exclusive, transferable (except as provided in Section 16 below), royalty-free and perpetual right and license for Licensee and its Affiliates (as defined in the MIPA) to use the Licensed IP set forth in Exhibit A, Group I and Group I-A on and in connection with Licensee’s and its Affiliates’ conduct of the Non-Acquired Business in the Territory (as defined below).

(ii) a non-exclusive, non-transferable, and royalty-free right and license for Licensee to use the Licensed IP set forth in Exhibit A, Group II on and in connection with Licensee’s and its Affiliates’ conduct of the Non-Acquired Business for a period of one (1) year subsequent to the Acquisition. Licensor and Licensee shall cooperate in administering and, where applicable, operating the resources hosting the subject matter of this part (ii) so as to update content provided thereunder in accordance with Section 3 hereof and to transition away content applying to the Non-Acquired Business.

(iii) “Territory” shall mean (a) with respect to the Licensed IP set forth in Exhibit A, Group I, the States where such Intellectual Property is now being or in the past 36 months has been used by Licensee and its Affiliates in the conduct of the Non-Acquired Business, and (b) with respect to the Licensed IP set forth in Exhibit A, Group I-A, the States of Illinois, Indiana, Michigan and Ohio.

(iv) The license set forth in this Agreement shall also grant Licensee and its Affiliates the right to use the Licensed IP in connection with any security promotional materials, track records of financial performance, tax returns and other legal and financial documentation or reports.

(b) Licensee shall have the right to grant sublicenses of its rights with respect to the Licensed IP set forth in Exhibit A, Groups I and I-A to resellers, agents, distributors, dealers and similar persons and entities solely in connection with the conduct of the Non-Acquired Business in the Territory.

2. Quality Standards. Licensee agrees that the nature and quality of all goods and services provided by Licensee, its Affiliates, and any sublicensees under or in association with the Licensed IP shall conform to such reasonable guidelines and standards as are provided from time to time by Licensor in writing and with reasonable prior notice.

3. Form of Use of Licensed IP. Licensee agrees that the Licensed IP shall be displayed only (i) in such form and manner as was used in the Non-Acquired Business immediately prior to the Effective Date or as shall be specifically approved by Licensor, such approval not to be unreasonably withheld or delayed, and (ii) according to reasonable specifications provided from time to time by Licensor in writing and with reasonable prior notice. Licensee also agrees that, to the extent reasonably practicable, Licensee shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensed IP is used such legends, markings and notices as Licensor may reasonably require in order to give appropriate notice of any trademark rights therein. Licensee agrees to submit to Licensor, on a periodic basis as reasonably requested by Licensor, representative samples of any advertisements, promotions and other displays bearing the Licensed IP.

4. Ownership and Goodwill. Licensee acknowledges that, as between Licensor and Licensee, Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed IP, and Licensee undertakes not to challenge the validity of the Licensed IP or ownership of the Licensed IP, and agrees that it will do nothing inconsistent with such ownership except as expressly set forth in this Agreement. Licensee agrees that nothing in this Agreement

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shall give Licensee any right, title or interest in or to the Licensed IP other than the right to use the Licensed IP in the manner contemplated by this Agreement. Licensee agrees that all use of the Licensed IP by Licensee, its Affiliates, and any sublicensees shall inure to the benefit of the Licensor for the purposes of ownership, registration, and maintenance of the Licensed IP.

5. Infringement.

(a) In the event that Licensee becomes aware of any unauthorized use of the Licensed IP, or of any uses of confusingly or substantially similar trademarks, service marks, or trade names on or in connection with the marketing, advertising or provision of similar goods or services in the Territory (each, an “Unauthorized Use”), Licensee shall promptly provide Licensor with written notice thereof. Licensee shall be deemed to be aware of an Unauthorized Use requiring notice to Licensor under this Section 5(a) only if (i) one of its headquarters senior executives or (ii) its general manager of the Territory (or one of his/her direct reports) has or acquires actual knowledge thereof.

(b) Licensor shall have the right, but not the obligation, to challenge and attempt to eliminate each Unauthorized Use. Licensee, at Licensor’s expense, shall reasonably cooperate with Licensor in investigating, prosecuting and settling any infringement action instituted by Licensor against any person or entity engaging in an Unauthorized Use. Licensee shall have the right to approve the settlement of any infringement action instituted by Licensor, or any other agreement between Licensor and a third party, concerning an Unauthorized Use only to the extent such settlement or other agreement is inconsistent with, or otherwise imposes additional limitations or restrictions upon, the license rights granted to Licensee under this Agreement. In the event that Licensor chooses not to timely defend or prosecute any Unauthorized Use, Licensee may do so at its own expense.

(c) Except to the extent provided in Section 5(b) above, Licensee shall not have the right to prosecute or settle an infringement action against any person or entity who engages in an Unauthorized Use.

6. Indemnification.

(a) Licensee shall indemnify and hold harmless Licensor and its officers, directors, stockholders, members, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party (“Losses”), caused by, relating to, based upon, arising out of or in connection with: (i) any claim that any goods or services of Licensee or any Affiliate thereof violate, infringe or misappropriate any trademark, copyright, or other intellectual property or proprietary rights of any third party, except (x) as provided in Section 6(b) of this Agreement, or (y) to the extent such claim arises out of Licensee’s or any of its Affiliate’s use of the Licensed IP in the conduct of the Non-Acquired Business; or (ii) the use of any Licensed IP outside of the license rights granted herein.

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(b) Licensor shall indemnify and hold harmless Licensee and its officers, directors, stockholders, members, employees and agents from and against any and all Losses caused by, relating to, based upon, arising out of or in connection with: (i) claims by third parties that Licensee’s use of the Licensed IP in accordance with this Agreement constitutes trademark, service mark or trade dress infringement (or infringement of any other intellectual property or other proprietary right owned by a third party), dilution, unfair competition, misappropriation or false/misleading advertising, except in each case to the extent relating to a matter for which Licensee is obligated to provide indemnification under Section 6(a) hereof; (ii) any third party claims as to the lack of validity or enforceability of (A) the registrations of the Licensed IP, or (B) Licensor’s ownership rights in the Licensed IP; or (iii) any lack of validity or enforceability of this Agreement caused by Licensor or any of its respective Affiliates.

7. Filing, Prosecution and Maintenance. Licensor shall be responsible for and shall use commercially reasonable efforts to file, prosecute and maintain all trademark and related registrations and registration applications for the Licensed IP in the Territory.

8. Assignment. Licensee hereby assigns to Licensor any and all goodwill Licensee may have accrued through any use it may have made of the Licensed IP to date.

9. Term and Termination. This Agreement shall commence as of the Effective Date and shall continue in perpetuity. Notwithstanding the foregoing:

(a) This Agreement may be terminated at any time by mutual written agreement of the Parties.

(b) Licensee may terminate this Agreement at any time upon delivering written notice to Licensor.

(c) Licensor shall have the right to terminate this Agreement by written notice to Licensee if Licensee breaches any of its obligations under this Agreement with respect to any specific item of Licensed IP and fails to cure such breach within thirty (30) days of the giving of notice of such breach by Licensor to Licensee.

10. Effect of Termination. Upon proper termination of this Agreement, all rights of Licensee and any sublicensee or assignee to use the Licensed IP in the manner provided for in this Agreement shall revert automatically to Licensor, and Licensee and all sublicensees and assignees shall immediately discontinue all use of the Licensed IP and shall destroy all materials bearing the Licensed IP. Notwithstanding the foregoing, neither Licensee nor its Affiliates shall be required to destroy any inventory in stock or on order at the time of termination bearing the Licensed IP, provided that such inventory is relabeled or otherwise modified to conceal the Licensed IP thereon prior to the offering of such inventory for sale.

11. Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each Party hereto will be entitled to seek an injunction to specifically enforce the terms of this Agreement, in addition to any other remedy to which such Party may be entitled hereunder, at law or in equity.

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12. Governing Law; Forum. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

13. Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of Illinois, Cook County or the United States District Court located in the Northern District of Illinois for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (i) consents to service of process in any such action in any manner permitted by Delaware Law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 18 hereof, will constitute good and valid service of process in any such action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

14. Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each Party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party hereto may file an original counterpart or a copy of this Section 14 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is

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invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Licensor and the Licensee, including any Affiliates thereof. This Agreement and the rights and obligations hereunder will not be assigned, hypothecated or otherwise transferred by any Party hereto (by operation of law or otherwise) or pledged by such Party without the prior written consent of the other Party hereto, which consent will not unreasonably be withheld provided that no consent shall be required for any assignment or transfer of the rights under this Agreement by Licensee to Koontz-Wagner Construction Services LLC, Koontz-Wagner Maintenance Services LLC or Tennessee Associated Electric Holdings, LLC (each, a “Permitted Assignee”) or to any subsequent purchaser of all or substantially all of the assets of Licensee or such Permitted Assignee (or by any such subsequent purchaser to its affiliates and to any and all future and subsequent purchasers of all or substantially all of the assets of such businesses).

17. Further Assurances. The Parties hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the other Party may reasonably request in order to carry out the intent and purposes of this Agreement.

18. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one business day following the date sent when sent by personal delivery, overnight delivery, facsimile transmission or electronic mail or (b) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

If to the Licensee, to it at:

Mr. Joseph R. Katcha

High Street Capital III, Management, Inc.

11 South LaSalle Street, Floor 5

Chicago, IL 60603

Fax No.: 312-267-2861

E-Mail: Joe@HighStreetCapital.com

– with a copy (which shall not constitute notice) to –

Gould & Ratner LLP

222 North LaSalle Street, Suite 800

Chicago, IL 60601-1086

Fax No.: 312-236-3241

Attn: Fredric D. Tannenbaum, Esq.

E-Mail: ftannenbaum@gouldratner.com

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If to the Licensor, to it at:

Global Power Equipment Group Inc.

400 E. Las Colinas Boulevard, Suite No. 400

Irving, TX 75039

Tel.: 214-574-2709

Fax: 214-853-4744

E-Mail: tpagliara@globalpower.com

Attention: Tracy D. Pagliara, General Counsel, Secretary and Vice President of

Business Development

Notwithstanding the foregoing, any Party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using facsimile transmission or electronic mail shall also be mailed to the addressee using regular mail. Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

19. No Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

20. Entire Agreement; Construction. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements of the Parties, whether oral or written, with respect thereto. In the event that any provision contained in this Agreement (including without limitation the indemnification provisions of Section 6 hereof) conflict or are otherwise inconsistent with the provisions of the MIPA (including without limitation the indemnification provisions thereof) or the other agreements to be executed and delivered thereunder, the provisions of this Agreement shall control.

21. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

22. No Agency. Nothing herein shall be construed as creating any agency, partnership or other form of joint enterprise between Licensor and Licensee.

23. Survival. The provisions of Sections 4, 6, 10, 12-15, and 18-23 shall survive the termination or expiration of this Agreement and continue in full force and effect thereafter.

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24. Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

THE LICENSOR:	KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS, LLC

By:
Name: Title:

THE LICENSEE:	KOONTZ-WAGNER HOLDINGS LLC

By:
Name:
Title:

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EXHIBIT A

LICENSED IP

GROUP I

“Koontz-Wagner” name and stylization:

GROUP I-A

U.S. Trademark Registration Application 85/645,014 and “Cracked K” logo generally:

GROUP II

koontzwagner.com domain

koontzwagnerelectric.com domain

koontzwagnerholdings.com domain

koontzwagnerjobs.com domain

koontz-wagner.com domain

www.koontz-wagner.com website

Koontz-Wagner Holdings LLC Facebook account

http://www.facebook.com/pages/South-Bend-IN/Koontz-Wagner-Holdings-

LLC/#!/pages/Koontz-Wagner-Holdings-LLC/362968257205

Koontz-Wagner (Holdings) LinkedIn account

http://www.linkedin.com/company/koontz-wagner-holdings-llc